                                   As filed with the Securities and Exchange
                                            Commission on  June 20, 1994.
                                                        Registration No. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                ----------------

                           FIRST SECURITY CORPORATION
             (Exact name of registrant as specified in its charter)

         DELAWARE                      6711                      87-6118148
     (State or other        (Primary Standard Industrial      (I.R.S. Employer
     jurisdiction of        Classification Code Number)     Identification No.)
      incorporation
     or organization)

                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH  84111
                                 (801) 246-5706
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                           --------------------------

                                SCOTT C. ULBRICH
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           FIRST SECURITY CORPORATION
                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH  84111
                                 (801) 246-5706
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                           --------------------------

                                   Copies To:
     A. ROBERT THORUP, ESQ.                            GERALD  L. GOULDING, ESQ.
     RAY, QUINNEY & NEBEKER                            POST OFFICE BOX 8
     79 SOUTH MAIN STREET                              AFTON, WYOMING  83110
     SALT LAKE CITY, UTAH 84111
     (801) 532-1500                                    (307)          -

                           --------------------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                           --------------------------
                         CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF        AMOUNT TO BE REGISTERED   PROPOSED OFFERING PRICE PER   PROPOSED AGGREGATE     AMOUNT OF REGISTRATION
 SECURITIES TO BE REGISTERED                             SHARE                         OFFERING PRICE         FEE
- ------------------------------------------------------------------------------------------------------------------------------------
 Common Stock ($1.25              480,000 (1) shares             $29.25 (2)              $14,040,000 (2)             $4,841.41
 par value)
- ------------------------------------------------------------------------------------------------------------------------------------
 Common Stock Rights (3)          480,000 rights                  None                       None                      None
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------


 (1) Represents the maximum number of shares of the Registrant's Common Stock to be issued in connection with the Merger described herein, based on the Conversion Ratio.
 (2) Estimated pursuant to Rule 457(f)(2) solely for the purpose of calculating the registration fee based on the market value of the securities to be received by Registrant as determined on June 16, 1994.
 (3) One Right to purchase Junior Series B Preferred Stock of FSC is associated with each share of Common Stock. The Rights are not transferable separately from the Common Stock except in limited circumstances.


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
   This Registration Statement consists of _____ consecutively numbered pages.
           The Exhibit Index is on consecutively numbered page ______.

                           FIRST SECURITY CORPORATION

                              CROSS-REFERENCE SHEET

                                       FOR

        REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS/PROXY STATEMENT


1.   Forepart of Registration Statement      Facing Page and pages RS-2 and RS-3 of
     and Outside Front Cover Page of         Registration Statement; Outside Front
     Prospectus                              Cover Page of Prospectus/Proxy
                                             Statement

2.   Inside Front and Outside Back Cover     Available Information; Information About
     Pages of Prospectus                     FSC -- Incorporation of Certain
                                             Documents by Reference; Table of
                                             Contents

3.   Risk Factors, Ratio of Earnings to      Summary of Prospectus/Proxy Statement;
     Fixed Charges and Other Information     GLOSSARY; Outside Front Cover Page of
                                             Prospectus/Proxy Statement; Selected
                                             Comparative Financial Data; The Merger;
                                             Information About FSC; Federal Income
                                             Tax Consequences; Information About
                                             STAR VALLEY.
4.   Terms of the Transaction                The Merger; Appendix A

5.   PRO FORMA Financial Information         Selected Historical, PRO FORMA and
                                             Equivalent PRO FORMA per Share Data;
                                             Selected Comparative Financial Data

6.   Material Contacts with the Company      The Merger -- Background of and Reasons
     Being Acquired                          for the Merger; The Merger -- Interests of
                                             Certain Persons in the Merger

7.   Additional Information Required for     Not Applicable
     Reoffering by Persons and Parties
     Deemed to be Underwriters

8.   Interests of Named Experts and          Legal Matters; Experts
     Counsel

9.   Disclosure of Commission Position on    Comparative Rights of Shareholders --
     Indemnification for Securities Act      Directors
     Liabilities



10.  Information with Respect to S-3         Selected Comparative Financial Data;
     Registrants                             Information About FSC

11.  Incorporation of Certain Information    Information About FSC
     by Reference

12.  Information with Respect to S-2 or      Not Applicable
     S-3 Registrants

13.  Incorporation of Certain Information    Not Applicable
     by Reference

14.  Information with Respect to             Not Applicable
     Registrants Other than S-2 or S-3
     Registrants

15.  Information with Respect to S-3         Not Applicable
     Companies

16.  Information with Respect to S-2 or      Not Applicable
     S-3 Companies

17.  Information with Respect to             Information about STAR VALLEY;
     Companies Other than S-2 or S-3         Information about FSB WYOMING;
     Companies                               Selected Historical, PRO FORMA and
                                             Equivalent PRO FORMA Per Share Data;
                                             Selected Comparative Financial Data

18.  Information if Proxies, Consents or     Summary of Prospectus/Proxy Statement;
     Authorizations are to be Solicited      The Special Meetings; The Merger; Rights
                                             of Dissenting Shareholders; Information
                                             about FSC; Information About STAR
                                             VALLEY; Information about FSB
                                             WYOMING; The Merger -- Interests of
                                             Certain Persons in the Merger

19.  Information if Proxies, Consents or     Not Applicable
     Authorizations Are Not To Be
     Solicited in an Exchange Offer


                           PROSPECTUS/PROXY STATEMENT


                           FIRST SECURITY CORPORATION

FIRST SECURITY BANK OF WYOMING                            STAR VALLEY STATE BANK
- ------------------------------                            ----------------------

     This Prospectus/Proxy Statement is furnished by the Directors of Star Valley State Bank ("STAR VALLEY") and by the Directors of First Security Bank of Wyoming ("FSB WYOMING") in connection with the votes sought from the respective banks' Shareholders on the proposed merger of STAR VALLEY with and into FSB WYOMING ("the Merger"), pursuant to an Agreement of Merger dated as of March 30, 1994. The votes will be taken at Special Meetings of the two banks'
Shareholders to be held on             , 1994, and at any adjournments thereof
(the "Special Meetings"). Upon consummation of the Merger, each outstanding share of STAR VALLEY common stock, $100.00 par value per share ("STAR VALLEY Common Stock"), will be converted into 1,280 shares of First Security Corporation ("FSC") Common Stock, $1.25 par value per share ("FSC Common Stock"), as described in this Prospectus/Proxy Statement (FSC is the 99.9% owner of FSB WYOMING). STAR VALLEY Shareholders will receive cash in lieu of any fractional shares of FSC Common Stock otherwise receivable in the Merger. At present, STAR VALLEY's Directors know of no other matters to be presented at the STAR VALLEY Special Meeting, and there will be no other business at FSB WYOMING's Special Meeting.

     This Prospectus/Proxy Statement also constitutes FSC's Prospectus, filed with the Securities and Exchange Commission as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Registration Statement"), with respect to up to 480,000 shares of FSC Common Stock to be issued in connection with the Merger. STAR VALLEY has supplied all the information contained herein with respect to itself, and FSC has supplied all the information contained herein with respect to itself and FSB WYOMING.

     FSC's principal executive offices are located at 79 South Main Street, Salt Lake City, Utah 84111. FSC's information telephone number with respect to this transaction is (801) 246-5706.

     STAR VALLEY's principal executive offices are located at 485 Washington Street, Afton, Wyoming 83110. Its telephone number is (307) 886-3126.

     This Prospectus/Proxy Statement is first being mailed to Shareholders of
the two banks on or about           , 1994.

     This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby within any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

                              _____________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION AND THE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ___________________

         The date of this Prospectus/Proxy Statement is           , 1994


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

GLOSSARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SUMMARY OF PROSPECTUS/PROXY STATEMENT  . . . . . . . . . . . . . . . . . . . . 6

THE SPECIAL MEETINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

SELECTED COMPARATIVE AND PRO FORMA FINANCIAL DATA. . . . . . . . . . . . . . .31

SELECTED COMPARATIVE HISTORICAL, PRO FORMA AND
  EQUIVALENT PRO FORMA PER SHARE DATA. . . . . . . . . . . . . . . . . . . . .40

COMPARATIVE AND PRO FORMA CAPITALIZATION . . . . . . . . . . . . . . . . . . .41

INFORMATION ABOUT FSC. . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

INFORMATION ABOUT STAR VALLEY. . . . . . . . . . . . . . . . . . . . . . . . .60

STAR VALLEY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . . .67

PRINCIPAL SHAREHOLDERS OF STAR VALLEY. . . . . . . . . . . . . . . . . . . . .77

INFORMATION ABOUT FSB WYOMING. . . . . . . . . . . . . . . . . . . . . . . . .78

COMPARATIVE RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . .78

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .84

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .84

STAR VALLEY'S ANNUAL SHAREHOLDER MEETING . . . . . . . . . . . . . . . . . . .85

DEADLINE FOR FSC SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . .85


APPENDIX A -- AGREEMENT OF MERGER
APPENDIX B -- STAR VALLEY'S FINANCIAL STATEMENTS
APPENDIX C -- STATUTES GOVERNING RIGHTS OF DISSENTING STAR VALLEY
                      SHAREHOLDERS

                              AVAILABLE INFORMATION

         FSC is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the Commission's facilities referred to above and at the Commission's Regional Offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60621-2511, and Room 1228, 75 Park Place, New York, New York 10007. In addition, the FSC Common Stock is included for quotation on the National Association of Securities Dealers Automated Quotation/National Market System ("NASDAQ/NMS"), and such reports, proxy statements and other information concerning FSC should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         FSC has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the FSC Common Stock offered hereby. This Prospectus / Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the exhibits thereto.

         Statements contained in this Prospectus / Proxy Statement or in any documents incorporated in this Prospectus / Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C., and copies of all or any part of it may be obtained from the Commission upon payment of the prescribed fees.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         There are incorporated herein by reference the following documents filed with the Commission by FSC (File No. 1-6906):

         (a) FSC's Annual Report on Form 10-K for the year ended December 31, 1993; and

         (b)        FSC's  Proxy Statement dated March 15, 1994; and

         (c) FSC's Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 1994; and

         (d)        FSC's Current Report on Form 8-K dated January 24, 1994;
                    and

         (e) Description of FSC Common Stock as included in FSC's Registration Statement on Form S-3, filed with the Commission on September 13, 1991, Commission File Number 33-42784.

         All documents filed by FSC, respectively, with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus / Proxy Statement and prior to the date of the Special Meetings are incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus / Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus / Proxy Statement.

         THIS PROSPECTUS / PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS / PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST DIRECTED, IN THE CASE OF DOCUMENTS RELATING TO FSC, TO FIRST SECURITY CORPORATION, ATTENTION: SCOTT C. ULBRICH, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SUITE 200,
79 SOUTH MAIN STREET, SALT LAKE CITY, UTAH 84111; TELEPHONE NUMBER
(801) 246-5706.  IN ORDER TO ASSURE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO
THE SPECIAL MEETINGS, ANY REQUEST SHOULD BE RECEIVED BY         , 1994.  COPIES
OF SUCH DOCUMENTS WILL ALSO BE AVAILABLE UPON REQUEST THEREAFTER UNTIL THE EFFECTIVE TIME (AS DEFINED HEREINAFTER).

         No agent or officer of FSC or STAR VALLEY, nor any other person, has been authorized to give any information or to make any representations other than as contained herein; and, if given or made, such information or representations should not be relied upon as having been authorized by FSC or STAR VALLEY. Neither the delivery of this Prospectus / Proxy Statement nor any sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of FSC or STAR VALLEY since the date of this Prospectus / Proxy Statement, or that the information herein is correct as of any time subsequent to such date.

                                                              GLOSSARY

    As used in this Prospectus/Proxy Statement, the following are the meanings for the terms set forth below:

"BHC ACT"                       means the Bank Holding Company Act of 1956, as
                                amended.

"BOARD OF GOVERNORS"            means Board of Governors of the Federal Reserve
                                System.

"CLOSING"                       means the closing of the transactions
                                contemplated by the Merger Agreement.

"CLOSING DATE"                  means the date upon which Closing occurs.

"CODE" means the Internal Revenue Code of 1986, as amended.

"COMMISSIONER"                  means the Banking Commissioner in the Department
                                of Audit of the State of Wyoming.

"CONVERSION RATIO"              means the ratio of shares of FSC Common Stock to
                                be given for each share of STAR VALLEY Common
                                Stock as described in this Prospectus/Proxy
                                Statement.

"DELAWARE STATUTE"              means the Delaware General Corporation Law.

"EFFECTIVE TIME"                means the date when the required documents to
                                effect the Merger have been duly filed with the Wyoming Secretary of State, or as soon thereafter as the parties may agree.

"EXCHANGE ACT"                  means the Securities Exchange Act of 1934, as
                                amended, and the rules and regulations
                                thereunder.

"EXCHANGE AGENT"                means First Security Bank of Utah, N.A. or such
                                other national bank designated by FSC to perform the duties of exchange agent provided for in the Merger Agreement.

"FDIC"                          means the Federal Deposit Insurance Corporation.

"FEDERAL RESERVE  BOARD"        means the Board of Governors of the Federal
                                Reserve System.

"FSB WYOMING"                   means First Security Bank of Wyoming

"FSB WYOMING COMMON STOCK"      means shares of the common stock of FSB WYOMING,
                                par value $10.00 per share.  FSC currently owns
                                99.9% of the issued and outstanding FSB WYOMING common stock.

"FSB WYOMING SHAREHOLDERS"      means holders of one or more shares of the
                                common stock of FSB WYOMING.

"FSC"                           means First Security Corporation.

"FSC COMMON STOCK"              means shares of common stock, $1.25 par value
                                per share, of FSC.

"GAAP" means generally accepted accounting principles in the United States.

"IRS"                           means Internal Revenue Service.

"MERGER" means the merger of STAR VALLEY with and into FSB WYOMING pursuant to the Merger Agreement.

"MERGER AGREEMENT"              means the Agreement of Merger dated as of
                                March 30, 1994, by and among FSC, STAR VALLEY and FSB WYOMING.

"NASDAQ NATIONAL MARKET         means the National Market System of the National
 SYSTEM"                        Association of Securities Dealers Automatic
                                Quotation System.

"RECORD DATE"                   means the close of business on           , 1994.

"REGISTRATION STATEMENT"        means the registration statement of FSC on
                                Form S-4 filed with the Securities and Exchange
                                Commission under the Securities Act with respect to the FSC Common Stock issuable in connection with the Merger.

"RIGHT" means the right to acquire a new class of stock of FSC under certain circumstances involving the acquisition of certain amounts of FSC shares by a third party. (See INFORMATION ABOUT FSC-- Description to FSC's Capital Stock")

"SECURITIES ACT"                means the Securities Act of 1933, as amended,
                                and the rules and regulations thereunder.

"SPECIAL MEETINGS"              means the special meetings of STAR VALLEY
                                Shareholders and FSB WYOMING Shareholders that will be held to consider and vote upon the Merger Agreement.

"STAR VALLEY"                   means Star Valley State Bank, a Wyoming
                                state chartered bank.

"STAR VALLEY COMMON             means the duly issued and authorized common
STOCK"                          stock of STAR VALLEY, par value $100.00 per
                                share.

"STAR VALLEY                    means those persons who are identified on the
SHAREHOLDER(S)"                 stock transfer records of STAR VALLEY as being
                                holders of STAR VALLEY Common Stock as of the Record Date.

                     SUMMARY OF PROSPECTUS / PROXY STATEMENT


         The following is a summary of certain information contained in this Prospectus / Proxy Statement or in documents incorporated herein by reference. This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus / Proxy Statement, the Appendices hereto, and the documents incorporated herein by reference. STAR VALLEY Shareholders are urged to read carefully this Prospectus / Proxy Statement and the attached Appendices in their entirety.


SPECIAL MEETINGS OF SHAREHOLDERS

         Special Meetings of the shareholders of STAR VALLEY and of FSB WYOMING will be held at STAR VALLEY's headquarters, 485 Washington Street, Afton, Wyoming 83110, for STAR VALLEY Shareholders; and at 1400 Dewar Drive, Rock
Springs, Wyoming  82902 for FSB WYOMING Shareholders, on                  at
          local time.   At the Special Meetings, the shareholders of the two
banks will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, and such other matters as may properly be brought before the Special Meetings. (SEE "THE SPECIAL MEETINGS
- -- General.")


RECORD DATE

         Only shareholders of record in STAR VALLEY or FSB WYOMING at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meetings. (SEE "THE SPECIAL MEETINGS -- Shares Entitled to Vote; -- Shareholder Approval.")


VOTE REQUIRED

         STAR VALLEY AND FSB WYOMING

         The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of STAR VALLEY Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement. A similar vote is required by FSB WYOMING Shareholders. As of the Record Date, certain STAR VALLEY Shareholders beneficially owning approximately 76% of the outstanding shares of STAR VALLEY Common Stock had committed to the STAR VALLEY Board that they would vote their STAR VALLEY shares IN FAVOR of the Merger Agreement, thus assuring approval of the Merger by STAR VALLEY Shareholders.

         FSC owns 99.9% of the outstanding shares of FSB WYOMING Common Stock, and will vote those shares in favor of the Merger Agreement, thus assuring approval of the Merger by FSB WYOMING Shareholders.

                                       -7-
         FSC

         The vote of FSC's shareholders is not required to approve the Merger.


THE PARTIES

         FIRST SECURITY CORPORATION

         FSC is an interstate multi-bank holding company incorporated in Delaware. At March 31, 1994, FSC had consolidated assets of $10.7 billion and total shareholders' equity of $842 million. The principal assets of FSC are First Security Bank of Utah, N.A., First Security Bank of Idaho, N.A., and First Security Bank of New Mexico, N.A., all of which are national banks providing a broad range of banking, fiduciary, financial and other services. FSC also owns FSB WYOMING, First Security Bank of Oregon and First Security Bank of Nevada. Along with these banking organizations, FSC also owns the stock of various nonbank companies engaged in businesses related to banking and finance, including securities brokerage, equipment leasing and investment management subsidiaries. (SEE "INFORMATION ABOUT FSC")

         FSC's principal executive offices are located at 79 South Main St., Salt Lake City, Utah 84111, and its telephone number is (801) 246-6000.

         STAR VALLEY STATE BANK

         STAR VALLEY is a state chartered bank insured by the FDIC and is a member of the Federal Reserve System. It operates two (2) banking offices in Lincoln County, Wyoming, one in Afton and one soon to be opened in Thayne. At March 31, 1994, STAR VALLEY had assets of approximately $62.27 million and shareholders' equity of approximately $8.18 million. The principal business of STAR VALLEY is to obtain deposits from the public and to combine such deposits with other available sources of funding to make residential and commercial real estate loans; secured and unsecured commercial, corporate, and business loans; and installment consumer loans. (SEE "INFORMATION ABOUT STAR VALLEY.")


         STAR VALLEY's executive offices are located at 485 Washington Street, Afton, Wyoming 83110, and its telephone number is (307) 886-3126.

         FSB WYOMING

         FSB WYOMING, a 99.9% owned Wyoming state bank subsidiary of FSC, is insured and regulated by the FDIC. It is believed by FSC to be the eighth largest bank in Wyoming, with banking offices in Rock Springs, Bridger Valley, Evanston and Green River.

SHARE PRICE AND DIVIDENDS

         FSC

         The following table sets forth, for the periods indicated, the high and low closing bid prices per share of FSC Common Stock as reported on the NASDAQ / NMS. FSC Common Stock is publicly traded, and trades are reported through the NASDAQ / NMS. The information presented below with respect to FSC Common Stock NASDAQ / NMS quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions. All historical per share bid prices for the FSC Common Stock are adjusted for the 3-for-2 stock splits distributed in 1991 and 1992.


                                                              CASH DIVIDENDS
                                                               DECLARED PER
                                     HIGH           LOW            SHARE
                                     ----           ---     -------------------

         1994
           Second Quarter
           First Quarter             29.00          25.75          0.26

         1993
           Fourth Quarter           $30.00         $24.00         $0.23
           Third Quarter             28.50          26.50          0.23
           Second Quarter            30.00          25.50          0.23
           First Quarter             30.25          25.50          0.19

         1992
           Fourth Quarter           $27.50         $22.00         $0.19
           Third Quarter             26.25          21.50          0.17
           Second Quarter            25.25          20.17          0.17
           First Quarter             23.33          18.17          0.15

         1991
           Fourth Quarter           $19.00         $16.17         $0.15
           Third Quarter             17.33          13.67          0.15
           Second Quarter            16.50          12.45          0.15
           First Quarter             13.00          10.00          0.14


         On March 29, 1994, the last trading day before the announcement of the planned Merger, the last sale price of the FSC Common Stock as reported on the
NASDAQ / NMS was $28.75 per share.  On          , 1994, the closing bid price of
FSC Common Stock as reported on the NASDAQ / NMS was $      per share.

         FSC has paid cash dividends on its common and preferred stock without reduction in amount for over 58 consecutive years. Since 1983, these dividends have been paid quarterly. Currently, FSC pays a quarterly dividend of $0.26 on shares of FSC Common Stock. Dividends on FSC's $3.15 Cumulative Preferred Stock are paid semi-annually and are current.

         STAR VALLEY Shareholders are advised to obtain current market quotations for the FSC Common Stock. No assurance can be given concerning the market price of the FSC Common Stock before or after the date on which the Merger is consummated. The market price of the FSC Common Stock will fluctuate between the date of this Prospectus / Proxy Statement and the date on which the Merger is consummated and thereafter. Because the Conversion Ratio is fixed and because the market price of the FSC Common Stock is subject to fluctuation, the value of the shares of FSC Common Stock that STAR VALLEY Shareholders will receive in the Merger may increase or decrease prior to and following the Merger.

         On the Record Date, there were approximately 49.1 million shares of FSC Common Stock issued and outstanding held by approximately 8600 holders of record; and on the same day there were 375 shares of STAR VALLEY Common Stock issued and outstanding held by 45 STAR VALLEY Shareholders of record.


         STAR VALLEY

         There is no established trading market for STAR VALLEY Common Stock, and accordingly there is no published information with respect to market prices. STAR VALLEY permits fractional shares to be held and traded on its stock transfer records.

         Information concerning recent transactions in STAR VALLEY Common Stock was gathered from STAR VALLEY's stock records by STAR VALLEY management. There can be no assurance that there were no other trades or transfers during the last three years that were not known to STAR VALLEY management. To STAR VALLEY management's knowledge, there have been no sales of STAR VALLEY Common Stock in the last three years. It appears that transfers of STAR VALLEY Common Stock were without consideration and effected for estate planning and similar gift-related purposes. These transfers can be summarized, in the aggregate, as follows:


                 NO. OF SHARES       YEAR OF TRANSFER
                 -------------       ----------------
                      1.00                1989
                      1.00                1990
                      3.00                1991
                     61.11                1992
                     26.94                1993
                      0.00                1994


         STAR VALLEY has paid dividends on its common shares every year since approximately 1950, except in 1988 and 1989. In 1993, STAR VALLEY paid dividends equal to $2,000 per share. So far in 1994, STAR VALLEY has paid no dividends. STAR VALLEY is restricted by the Merger Agreement against the payment of any dividends in 1994 pending closing of the Merger. However, STAR VALLEY is allowed to pay up to $1,000.00 per share (based on 375 shares outstanding) in the event that the Merger has not closed before the regular semiannual dividend payment dates in June and/or December 1994. In the event that the Merger has not closed on or before March 30, 1995, STAR VALLEY's Board of Directors may terminate the Merger Agreement, and thereafter will not be restricted against the payment of dividends.

         (SEE "SELECTED COMPARATIVE HISTORICAL, PRO FORMA, AND EQUIVALENT PRO FORMA PER SHARE DATA" and "THE MERGER--Conversion Ratio")


EFFECT OF THE MERGER; EFFECTIVE TIME; TERMS OF THE MERGER

         Pursuant to the Merger Agreement, STAR VALLEY will be merged with and into FSB WYOMING. STAR VALLEY Shareholders will become shareholders of FSC.
SEE "THE MERGER."   In the event that the Effective Time of the Merger has not occurred on or before March 30, 1995, the respective Boards of Directors of STAR VALLEY, FSB WYOMING or FSC may terminate the Merger Agreement. SEE "THE MERGER
- -- Effective Time and Consummation of the Merger."

         Upon consummation of the Merger, each issued and outstanding share of STAR VALLEY Common Stock (other than shares held, directly or indirectly by FSC or STAR VALLEY (other than shares held in a fiduciary capacity or in respect of a debt previously contracted) and shares held by any shareholder properly exercising dissenters' rights) will, without any action on the part of the holder thereof, be canceled and converted into the right to receive 1,280 SHARES of FSC Common Stock.

         Each share of FSC Common Stock received by STAR VALLEY Shareholders will have an attached Right, which Right is part of a shareholder-rights plan adopted by FSC in 1989. The Rights give holders the opportunity to purchase additional equity interests in FSC at a significant discount under certain circumstances. (SEE "INFORMATION ABOUT FSC -- Description of FSC's Capital Stock")

         (SEE "THE MERGER--Conversion Ratio," "INFORMATION ABOUT FSC -- Description of FSC's Capital Stock -- Common Stock," and "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Authorized Capital Stock.")


         RECOMMENDATION OF THE STAR VALLEY BOARD; REASONS FOR THE MERGER

         THE STAR VALLEY BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF THE STAR VALLEY SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE STAR VALLEY SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         In reaching its determination to enter into the Merger Agreement, the STAR VALLEY Board considered a number of factors, including, without limitation, the following: the valuable consideration to be received by the STAR VALLEY Shareholders pursuant to the

Merger Agreement; the current and prospective economic environment and competitive constraints facing financial institutions like STAR VALLEY; the STAR VALLEY Board's evaluation of the risks to consummation of the Merger; the increased diversity of investment risk and liquidity that the Merger would provide to STAR VALLEY Shareholders; and the STAR VALLEY Board's review of possible alternatives to the Merger. (SEE "THE MERGER -- Background of and Reasons for the Merger.")


         INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain Executive Officers and Directors of STAR VALLEY have interests in the Merger that are in addition to their interests as STAR VALLEY Shareholders generally. These include, among others, provision in the Merger Agreement relating to the continuation of the employment of Hal R. Robinson as an employee of FSB WYOMING pursuant to an Employment Agreement, an Agreement Not To Compete with FSB WYOMING and a Supplemental Compensation Agreement. In addition, Mr. Robinson will be entitled to receive employee benefits available generally to FSB WYOMING employees of the same rank. (SEE "THE MERGER -- Interests of Certain Persons in the Merger.")


         CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including, among others, receipt of the two banks' shareholders' approval, which is being solicited by means of this Prospectus/Proxy Statement, receipt of the necessary regulatory approvals, and receipt of opinions of counsel regarding certain tax aspects of the Merger. (SEE "THE MERGER -- Conditions to the Merger.")

         The regulatory approvals and consents necessary to consummate the transactions contemplated by the Merger Agreement primarily refer to the approval of the Federal Deposit Insurance Corporation (FDIC) and the Commissioner. There can be no assurances as to when, if or with what conditions such approvals will be granted. There also can be no assurance that the U.S. Department of Justice will not challenge the Merger on antitrust grounds, or if such a challenge is made, as to the result thereof. (SEE "THE MERGER -- Regulatory Approvals.")


         CONSUMMATION OF THE MERGER


         FSC and STAR VALLEY intend to consummate the Merger as soon as practicable after approval of the Merger by the two banks' shareholders, and after all other conditions have been met or waived. At present, the parties all anticipate that all such conditions can be satisfied, and the Closing can occur before September 30, 1994. SEE "THE MERGER--Effective Time and Consummation of the Merger.")

         NO SOLICITATION

         STAR VALLEY has agreed in the Merger Agreement that neither it nor any of its agents or employees, directly or indirectly, will initiate, solicit or encourage any inquiries or the making of any proposal or offer for, furnish any confidential information relating to, or engage in any negotiations or discussions concerning, any acquisition or purchase of STAR VALLEY.


         ANTICIPATED ACCOUNTING TREATMENT

         The Merger will be treated as a "purchase" for accounting purposes. This will mean that the combination of STAR VALLEY's financial statements into FSC financial statements will require certain adjustments to reflect the fair market value of STAR VALLEY's assets, including the booking of "goodwill" amounts related to the purchase transaction. No restatement of FSC's historical financial statements will be required by the Merger. (SEE "THE MERGER -- Conditions to the Merger" and " -- Anticipated Accounting Treatment.")


         CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

         At the Effective Time, STAR VALLEY Shareholders, except shareholders who may perfect their dissenters' rights in accordance with Wyoming law, automatically will become shareholders of FSC, and their rights as shareholders of FSC will be determined by the Delaware Statute and by FSC's Certificate of Incorporation and Bylaws. The rights of STAR VALLEY Shareholders differ from rights of shareholders of FSC with respect to certain corporate governance matters, including their rights to call special meetings; the procedure for proposals to approve amendments to the Certificate of Incorporation; receipt of dividends; the required shareholder votes as to certain matters; statutory and other restrictions on certain business combinations and control share acquisitions; and the existence of the FSC Rights Plan for the benefit of the shareholders of FSC. (SEE "COMPARATIVE RIGHTS OF SHAREHOLDERS.")

SHAREHOLDERS' DISSENTERS' RIGHTS

         Shareholders of either STAR VALLEY or FSB WYOMING who dissent from the Merger have the right to demand payment for their shares of STAR VALLEY or FSB WYOMING Common Stock and to receive cash, if the Merger is consummated, equal to the fair value of their shares as determined by the procedures set out in Wyoming law. Generally, to preserve dissenter's rights, a STAR VALLEY or FSB WYOMING Shareholder must (i) before the vote at the respective Special Meeting, deliver a written notice of intent to dissent, (ii) NOT vote in favor of the Merger, and (iii) upon receiving a dissenter's notice from STAR VALLEY or FSB WYOMING, respectively following the Special Meeting, file with their bank a "payment demand" as provided in the dissenter's notice requesting the payment in cash of the fair value of his/her STAR VALLEY or FSB WYOMING Common Stock, and
(iv) deposit the certificate(s) representing the Shareholder's STAR VALLEY or FSB WYOMING Common Stock as directed in the dissenter's notice. (SEE "RIGHTS OF DISSENTING SHAREHOLDERS"; A copy of the provisions of Wyoming law dealing with dissenter's rights is attached as APPENDIX C.)


SUMMARY OF FEDERAL INCOME TAX CONSIDERATIONS

         The Merger is expected to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by FSC, FSB WYOMING or STAR VALLEY as a result of the Merger; (ii) no gain or loss will be recognized by holders of STAR VALLEY Common Stock upon the receipt of FSC Common Stock in exchange for STAR VALLEY Common Stock pursuant to the Merger, except with respect to cash received in lieu of a fractional share interest in FSC Common Stock; and (iii) the aggregate adjusted tax basis of the shares of FSC Common Stock to be received by the holders of STAR VALLEY Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the shares of STAR VALLEY Common Stock surrendered in exchange therefor (reduced by the amount allocable to fractional share interests for which cash is received). Consummation of the Merger is conditioned upon receipt by FSB WYOMING, FSC and STAR VALLEY of an opinion of Ray, Quinney & Nebeker, counsel for FSC, substantially to such effect. (SEE "THE MERGER -- Certain Federal Income Tax Considerations.")

STAR VALLEY SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR OWN TAX SITUATIONS.


                      [THIS SPACE LEFT BLANK INTENTIONALLY]

                              THE SPECIAL MEETINGS

GENERAL

         Special Meetings of the STAR VALLEY Shareholders and of the FSB WYOMING Shareholders will be held at 485 Washington Street, Afton, Wyoming 83110, for STAR VALLEY Shareholders; and at 1400 Dewar Drive, Rock Springs, Wyoming 82902
for FSB WYOMING Shareholders, on                  at       local time. At the
Special Meetings, the two groups of Shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and such other matters as may properly be brought before the meetings. This Prospectus / Proxy Statement is being furnished to the STAR VALLEY Shareholders and to the FSB WYOMING Shareholders in connection with the solicitation of proxies by the Boards of Directors of these two merging banks, for use at the Special Meetings, and at any adjournments or postponements thereof.

         At the Special Meetings, the Shareholders of the two banks will be asked to approve and adopt the Merger Agreement, a copy of which is attached as Appendix A hereto, and which is more fully described herein. The Merger Agreement provides, among other things, that STAR VALLEY will merge with and into FSB WYOMING and, except as described below, each share of STAR VALLEY Common Stock will be converted into 1,280 shares of FSC Common Stock.

          The date on which this Prospectus / Proxy Statement is first being
sent to Shareholders of STAR VALLEY and FSB WYOMING is on or about            ,
1994.


SHARES ENTITLED TO VOTE; SHAREHOLDER APPROVAL

         The Boards of Directors of STAR VALLEY and FSB WYOMING have fixed, 1994, as the Record Date for the determination of those Shareholders entitled to notice of and to vote at the Special Meetings. Only Shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meetings. As of the Record Date, there were 375 shares of STAR VALLEY Common Stock outstanding, entitled to vote and held by 45 STAR VALLEY Shareholders. Each shareholder of record of shares of STAR VALLEY Common Stock or FSB WYOMING on the Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and any other matter properly submitted for the vote of shareholders at the respective Special Meetings. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares entitled to vote at the Special Meetings is necessary to constitute a quorum at the Special Meetings. Shares which are present in person or by proxy but abstain from voting with respect to one or more proposals voted upon at the Special Meetings will be included for purposes of determining a quorum at such meeting.

         The approval and adoption of the Merger Agreement by the STAR VALLEY Shareholders will require the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of STAR VALLEY Common Stock. Becuause of the 2/3 Shareholder approval requirement approved by the parties' boards of directors in the Merger Agreement, in determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger. As described in "THE MERGER--Conditions to the Merger," approval by the STAR VALLEY Shareholders holding at least 2/3 of the outstanding STAR VALLEY Common Stock is a condition to consummation of the Merger. Certain STAR VALLEY Shareholders representing approximately 76% of the outstanding shares of STAR VALLEY Common Stock have agreed or otherwise indicated their intention to vote their shares of STAR VALLEY Common Stock FOR the Merger Agreement; and such a "yes" vote level will satisfy the STAR VALLEY Shareholder approval condition.

         99.9% of the outstanding shares of FSB WYOMING Common Stock is held by FSC and will be voted in favor of the Merger at the FSB WYOMING Special Meeting.

         Approval and adoption of the Merger Agreement by the shareholders of FSC is not required under Delaware law.


VOTING; SOLICITATION AND REVOCATION OF PROXIES

         A proxy designation and instruction sheet ("proxy") is provided to all Shareholders as part of this Prospectus/Proxy Statement package. All shares of STAR VALLEY Common Stock and FSB WYOMING Common Stock which are entitled to vote and are represented at the Special Meetings by properly executed Proxies received prior to or at the meeting, and not revoked, will be voted at such meetings in accordance with the instructions indicated on such Proxies. If no instructions are indicated, such Proxies will be voted FOR approval and adoption of the Merger Agreement.

         If any other matters are properly presented at the Special Meetings for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the relevant form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. STAR VALLEY does not have any knowledge of any matters to be presented at its Special Meetings other than the proposal to approve the Merger Agreement. There will be no other business at the FSB WYOMING Special Meeting.

         Any Proxy given pursuant to this solicitation may be revoked by the shareholder giving it at any time before it is voted. Proxies may be revoked by
(i) filing with the Secretary of STAR VALLEY or the Cashier of FSB WYOMING, respectively, at or before the taking of the vote at the respective Special Meeting, a written notice of revocation bearing a later date than the Proxy,
(ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of STAR VALLEY or the Cashier of FSB WYOMING, respectively, before the taking of the vote at the respective Special Meetings, or (iii) attending the respective Special Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a Proxy). Any written notice of revocation or subsequent Proxy should be sent so as to be delivered to the Secretary of STAR VALLEY (for STAR VALLEY Shareholders) at 485 Washington Street, Afton, Wyoming 83110; or to the Cashier of FSB WYOMING (for FSB WYOMING Shareholders) at 1400 Dewar Drive, Rock

Springs, Wyoming 82902, or hand delivered to the Secretary of STAR VALLEY or to the Cashier of FSB WYOMING, respectively, before the vote is taken at the Special Meetings.

         All expenses of this solicitation, including the cost of preparing and mailing this Prospectus / Proxy Statement, will be borne by FSC. In addition to solicitation by use of the mails, proxies may be solicited by the Directors and Executive Officers of STAR VALLEY in person or by telephone, telegram or other means of communication. Such STAR VALLEY agents will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.


                    STAR VALLEY SHAREHOLDERS SHOULD NOT SEND THEIR STAR VALLEY STOCK CERTIFICATES WITH THEIR PROXIES.



                                   THE MERGER

         Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, and the approval of the Merger Agreement by the Shareholders of STAR VALLEY and FSB WYOMING, STAR VALLEY will be merged with and into FSB WYOMING, and will cease to exist as a separate banking entity. STAR VALLEY Shareholders will become shareholders of FSC.

         The terms of and conditions to the Merger are contained in the Merger Agreement, a copy of which is attached to this Prospectus / Proxy Statement as Appendix A and incorporated herein by reference. The description in this Prospectus / Proxy Statement of the terms of the Merger Agreement is qualified in its entirety by, and made subject to, the text of the Merger Agreement.

         The STAR VALLEY Board believes that the Merger is fair to, and in the best interests of the STAR VALLEY Shareholders. Accordingly, the STAR VALLEY Board has unanimously approved the Merger Agreement and recommends that the STAR VALLEY Shareholders vote FOR the approval and adoption of the Merger Agreement.

         FSB WYOMING's Directors have also unanimously approved the Merger and recommend that the FSB WYOMING Shareholders vote in favor of the Merger. FSC owns 99.9% of the outstanding shares of FSB WYOMING Common Stock, and will vote those shares in favor of the Merger.

BACKGROUND OF AND REASONS FOR THE MERGER

         STAR VALLEY is a community bank that began operations in 1907 in Afton, Wyoming. In 1993, representatives of FSB WYOMING contacted STAR VALLEY management and expressed an interest in acquiring STAR VALLEY. Other financial institutions had also expressed an interest in merging with or acquiring STAR VALLEY from time to time. Enough interest in the FSB WYOMING contact was shown by the STAR VALLEY Board so that a

Confidentiality Agreement was signed that allowed FSB WYOMING to review financial and other information concerning STAR VALLEY. Information about FSB WYOMING and about FSC was provided to the STAR VALLEY Board. STAR VALLEY also informed the other financial institutions that had shown interest in a merger about the level of discussions with FSB WYOMING. By November 1993, FSB made a formal detailed proposal for a merger, and after further discussions and negotiations, a Letter of Intent was signed by the parties in December 1993. After further meetings and information exchanges among the parties, the definitive Merger Agreement was drafted, and was signed as of March 30, 1994.

         In reaching its determination to enter into the Merger Agreement, the STAR VALLEY Board considered a number of factors, including, without limitation, the following:

                 1. STAR VALLEY's Directors' familiarity with and review of FSC's and STAR VALLEY's business, operations, financial condition, earnings and prospects;

                 2. STAR VALLEY's Directors' belief that the approximately 1.7-for-one premium over book value was favorable given the unusually high equity ratio of STAR VALLEY.

                 3. the expectation that the Merger will generally be a tax-free transaction to STAR VALLEY and to the STAR VALLEY Shareholders (SEE "THE MERGER--Certain Federal Income Tax Considerations");

                 4. the dividend growth potential to holders of FSC Common Stock compared to the historical and prospective dividends payable on the STAR VALLEY Common Stock;

                 5. the demographics of STAR VALLEY's shareholder base and their expressed concerns regarding estate settlement, and, in that connection, desire for liquidity;

                 6. the STAR VALLEY Board's review of the business, operations, earnings and financial condition of FSC on a historical, prospective and PRO FORMA basis, and the enhanced opportunities for growth that the Merger makes possible;

                 7. a variety of factors affecting and relating to the overall strategic focus of FSC, including the geographical proximity and regional similarities of STAR VALLEY's market areas to FSB WYOMING's existing market areas;

                 8. the current and prospective economic environment and competitive constraints facing financial institutions, including STAR VALLEY;

                 9. the STAR VALLEY Board's evaluation of the risks to consummation of the Merger, including (i) the risks associated with obtaining all necessary regulatory approvals without the imposition of terms or conditions which would fail to satisfy the conditions to consummation of the Merger and (ii) the fact that the shareholder approval condition would be accomplished in large part through commitments received from certain Shareholders;

                 10. the increased liquidity that the Merger would provide to current STAR VALLEY shareholders and the large market capitalization and trading volume of FSC;

                 11. the STAR VALLEY Board's review of the possible alternatives to the Merger, the range of possible values to the STAR VALLEY Shareholders of such alternatives and the timing and likelihood of actually receiving, and risks and rewards associated with seeking to obtain, those values; and

                 12. the terms of the Merger Agreement and the other documents executed in connection with the Merger.

The STAR VALLEY Board did not assign any specific or relative weight to these factors in its consideration.

         While the STAR VALLEY Board and FSC are optimistic that the expected benefits from the Merger will accrue to the STAR VALLEY Shareholders and to FSC's shareholders, there are risks inherent in a merger transaction, including, among others, that expected cost savings through the business combination may not be fully realized or that the change in management policies and programs with respect to STAR VALLEY and its retail operations planned by FSC may not have the salutary results VIS A VIS the present and future customers of STAR VALLEY expected by the parties to the Merger. Moreover, as a result of the Merger, STAR VALLEY Shareholders will cease being investors in an exclusively Lincoln County, Wyoming banking business, and will become shareholders in FSC, a multi-state and economically diverse financial services entity with a mix of investment risks, strengths and benefits flowing from FSC's operations outside of Wyoming.


CONVERSION RATIO

         Upon consummation of the Merger, STAR VALLEY will be merged with and into FSB WYOMING, and each issued and outstanding share of STAR VALLEY Common Stock (other than shares held, directly or indirectly, by FSC or STAR VALLEY for their own accounts; and other than shares held by a STAR VALLEY Shareholder properly exercising dissenters' rights) will be converted into 1,280 shares of FSC Common Stock. Based on the market value of FSC Common Stock at the time the Merger Agreement was signed, as compared with the book value of STAR VALLEY at that time, the value of the Merger to STAR VALLEY Shareholders as of the date of the Merger Agreement (on March 30, 1994) was approximately 1.7 times the March 31, 1994 book value of STAR VALLEY. Because the Conversion Ratio is fixed, and the market value of FSC Common Stock will fluctuate before and after the Merger, there can be no assurance as to the value of the consideration to be received by STAR VALLEY Shareholders in the Merger in the future.

         Each share of FSC Common Stock issued in the Merger will have an attached Right, which Right is part of a Shareholder Rights Plan adopted by FSC in 1989. The Rights give holders the opportunity to purchase additional equity interests in FSC under certain circumstances. (SEE "INFORMATION ABOUT FSC -- Description of FSC's Capital Stock" and "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Authorized Capital Stock.")

         The Merger Agreement provides that, in the event FSC changes the number of shares of FSC Common Stock issued and outstanding between the date of the Merger Agreement and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or other similar transaction, the Conversion Ratio will be adjusted proportionately.


STOCK CERTIFICATE EXCHANGE

         The Exchange Agent will distribute the shares of FSC Common Stock and any cash payment for fractional shares, if applicable, to STAR VALLEY Shareholders. At the Effective Time, STAR VALLEY Shareholders (other than those STAR VALLEY Shareholders who have exercised their dissenters' rights) will cease to have any rights as STAR VALLEY Shareholders, and their sole right will be to receive shares of FSC Common Stock and cash in lieu of any fractional shares pursuant to the Merger Agreement. (SEE "THE MERGER -- Conversion Ratio.")

         As promptly as practicable after the Effective Time, the Exchange Agent will mail to all STAR VALLEY Shareholders the materials, including a letter of transmittal, with instructions, to use in exchanging certificates of STAR VALLEY Common Stock for certificates of FSC Common Stock. As soon as practicable after the letter of transmittal is properly completed and returned to the Exchange Agent, along with the certificates of STAR VALLEY Common Stock, FSC will cause to be issued and mailed to the STAR VALLEY Shareholder surrendering such items, a certificate or certificates for the number of whole shares of FSC Common Stock to which such person is entitled as a result of the Merger. The risk of loss of certificates mailed to the Exchange Agent will be on the tendering STAR VALLEY Shareholder, so due care should be taken in sending certificates for STAR VALLEY shares to be tendered for exchange as a result of the Merger. It is recommended that certified or registered mail be used for this purpose.

         No fractional shares of FSC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each STAR VALLEY Shareholder, who would otherwise have been entitled to receive a fraction of a share of FSC Common Stock under the Conversion Ratio will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of FSC Common Stock multiplied by the average of the closing bid and asked prices for FSC Common Stock on the NASDAQ / NMS on the day before the Effective Time. Fractional shares will not be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

         If a certificate for STAR VALLEY Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

         After the Effective Time, there will be no permitted transfers on STAR VALLEY's stock transfer books of shares of STAR VALLEY Common Stock issued and outstanding at the Effective Time. If certificates representing shares of STAR VALLEY Common Stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         If any certificate for shares of FSC Common Stock is to be issued in a name other than that in which the STAR VALLEY share certificate surrendered in exchange therefor is registered, the STAR VALLEY certificate so surrendered must be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange must pay FSC any transfer or other taxes required by reason of the issuance of a certificate for shares of FSC Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of FSC that such tax has been paid or is not payable.

         Each share of FSC Common Stock issued in connection with the Merger will be deemed to have been issued at the Effective Time. Accordingly, STAR VALLEY Shareholders who receive FSC Common Stock in the Merger will be entitled to receive any dividends or other distributions which may be payable to holders of record of FSC Common Stock as of any date after the Effective Time. However, no Shareholder will be entitled to receive shares of FSC Common Stock or cash, and no dividends or other distributions will actually be paid with respect to any shares of FSC Common Stock, until the certificate or certificates formerly representing the shares of STAR VALLEY Common Stock have been surrendered in accordance with the procedures described above. At the time such surrender has been accomplished, a certificate representing the appropriate number of whole shares of FSC Common Stock will be issued and any fractional share amount or accrued dividends and other distributions on such shares of FSC Common Stock will be paid by check, without interest and less taxes, if any, imposed thereon.


         STAR VALLEY SHAREHOLDERS, OTHER THAN SHAREHOLDERS WHO
         ELECT TO EXERCISE THEIR DISSENTERS' RIGHTS, SHOULD NOT SEND IN THEIR STAR VALLEY COMMON STOCK CERTIFICATES UNTIL THEY RECEIVE WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT.

         STAR VALLEY SHAREHOLDERS WISHING TO DISSENT SHOULD REFER
         TO "THE MERGER--RIGHTS OF DISSENTING STAR VALLEY SHAREHOLDERS" AND APPENDIX C.



INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the STAR VALLEY Board with respect to the Merger Agreement, STAR VALLEY Shareholders should be aware that certain Executive Officers and Directors of STAR VALLEY have certain interests in the Merger that are in addition to the interests of the STAR VALLEY Shareholders generally. The STAR VALLEY Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         The Merger Agreement requires as a condition to the Merger that Hal R. Robinson, currently the Chief Executive Officer of STAR VALLEY, agree with FSC that he will become an employee of FSB WYOMING for at least 3 years following the Effective Time of the Merger. Compensation of Mr. Robinson following the Merger will be pursuant to an Employment Agreement negotiated specially with FSB WYOMING. Mr. Robinson's Employment Agreement provides, in substantial part, that Mr. Robinson will be an employee and officer of FSB WYOMING with continuing responsibility over the STAR VALLEY offices' operations. FSB WYOMING will pay Mr. Robinson a base salary substantially less than his present compensation from STAR VALLEY. However, Mr. Robinson will be entitled to participate in all FSB Wyoming insurance, bonus, compensation, and retirement plans. Moreover, Mr. Robinson will execute and deliver a Non-Compete Agreement whereby he agrees not to compete with FSB WYOMING for a period of 4 years following the closing of the Merger, and he will be paid certain additional amounts as compensation for his various agreements.

         None of STAR VALLEY's Executive Officers or Directors has an agreement for additional compensation from STAR VALLEY, or rights which become effective upon a change of control, such as the Merger. Certain of the Directors and Executive Officers of STAR VALLEY own shares of STAR VALLEY Common Stock. Such shares will be converted in the Merger on the same terms and conditions as apply to all other STAR VALLEY shareholders. As of the Record Date, STAR VALLEY's Directors and Executive Officers, and their affiliates, beneficially own approximately 30% of all issued and outstanding shares of STAR VALLEY Common Stock. The Directors of STAR VALLEY, have all agreed to vote their shares of STAR VALLEY Common Stock in favor of the Merger.


CONDITIONS TO THE MERGER

         The respective obligations of the parties to effect the Merger are subject to the satisfaction of the following conditions at or prior to the
Closing: (i) approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of holders of at least two-thirds (2/3) of outstanding shares of STAR VALLEY Common Stock and of the outstanding FSB WYOMING Common Stock; (ii) the consent to or approval of the Merger Agreement and the transactions contemplated thereby by all applicable government regulatory agencies, and the expiration of any statutory waiting periods (PROVIDED, HOWEVER, that no such consent or approval shall impose any significant condition or requirement which any party reasonably believes will be materially diadvantageous or burdensome; (iii) the Registration Statement of which this Prospectus/Proxy Statement forms a part shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; (iv) FSC and STAR VALLEY shall have received an opinion from legal counsel to FSC to the effect that the Merger, and any related issues agreed among the parties, will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Code; (v) no party will be subject to any order, decree or injunction of a court or agency of competent jurisdiction or other legal restraint or prohibition which enjoins or prohibits the consummation of the Merger; (vi) no litigation can be pending or threatened challenging the Merger; and (vii) no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger.

         The obligation of FSC and FSB WYOMING to close on the Merger are further subject to the satisfaction or waiver of the following conditions:
(i) the representations and warranties of STAR VALLEY contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at the Closing Time; (ii) STAR VALLEY shall have duly performed in all material respects all obligations required to be performed by it under the Merger Agreement, and FSB WYOMING shall have received a certificate signed by the responsible executive officers of STAR VALLEY to that effect at Closing; (iii) FSB WYOMING shall have received a satisfactory legal opinion from counsel to STAR VALLEY; (iv) FSB WYOMING shall be satisfied with the financial condition of STAR VALLEY within the parameters set out in the Merger Agreement, including but not limited to the requirement that STAR VALLEY have a net worth at Closing of no less than $8 million and that the deposits of STAR VALLEY shall not be less than $50 million; (v) STAR VALLEY will satisfactorily resolve certain environmental clean-up liabilities as provided in the Merger Agreement;
(vi) Hal Robinson shall have entered into an employment agreement, a noncompete agreement and a supplemental compensation agreement, as provided in the Merger Agreement; (vii) FSC shall have received a letter from STAR VALLEY's accountants addressed to it and FSB WYOMING confirming certain matters as set out in the Merger Agreement; and (viii) FSC shall have received "affiliates' letters" from the affiliates of STAR VALLEY confirming certain matters pertaining to the ownership by these persons of FSC Common Stock as a result of the Merger, all as set forth in the Merger Agreement.

         The obligations of STAR VALLEY to effect the Merger are further subject to the satisfaction, or waiver by STAR VALLEY, of the following conditions:
(i) subject to some limitations, the representations and warranties of FSC contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at Closing; (ii) FSC and FSB WYOMING, respectively, shall have duly performed in all material respects all obligations required to be performed by it under the Merger Agreement and STAR VALLEY shall have received a certificate to this effect from responsible officers of FSC and/or FSB WYOMING, as appropriate; (iii) STAR VALLEY shall have received a satisfactory legal opinion from counsel to FSC; and (iv) FSB WYOMING shall have executed and delivered those employement and related agreements with Hal Robinson described above as a condition to FSC and FSB WYOMING.

         No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Merger will be obtained (or, if so obtained, that such consents and approvals will satisfy the conditions to the Merger) or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. (SEE "THE MERGER-- Regulatory Approvals", below.) If the Merger is not effected on or before March 30, 1995, the Merger Agreement may be terminated, and the Merger abandoned, by a vote of the Board of Directors of FSC, FSB WYOMING or STAR VALLEY, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to satisfy conditions of the Merger within the control of that party prior to Closing.

REGULATORY APPROVALS

         The Merger is subject to prior approval by the FDIC and by the Commissioner. Applications for such approvals have been filed. The FDIC may not approve the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless such regulatory authority finds that the anticompetitive effects of the Merger are clearly outweighed by the public interest and by the probable effects of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the thirtieth day following the date of the FDIC's approval of the Merger, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FDIC's approval unless a court specifically orders otherwise.

         In addition, the FDIC will take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The FDIC has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the requirements of the Community Reinvestment Act of 1977 are not satisfied.

         Pursuant to applicable Wyoming law, the Merger also must be approved by the Commissioner. An application for such approval has been filed and the Commissioner has not yet issued an order approving or disapproving the Merger.

         The Board of Governors also has jurisdiction to review and approve the Merger. Based on the primary review by the FDIC and the Commissioner, the Board of Governors has indicated that it will not review or require its approval of the Merger.

         The Merger will not be consummated unless all of the required regulatory approvals are obtained without the imposition of any significant condition which any party to the Merger Agreement reasonably believes will materially disadvantage or burden FSB WYOMING on a going forward basis. (SEE "THE MERGER-- Conditions to the Merger," above.)

         There can be no assurance that the regulatory authorities described above will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions to consummation of the Merger set forth in the Merger Agreement. There can likewise be no assurance that the Department of Justice will not challenge the Merger, or if such a challenge is made, as to the result thereof.

EFFECTIVE TIME AND CONSUMMATION OF THE MERGER

         The Effective Time of the Merger will occur upon the filing of the articles of merger and other required documents with the Secretary of State of Wyoming, or as soon thereafter as is practical. (SEE "THE MERGER -- Conditions to the Merger" and "--Regulatory Approvals.")


CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Merger Agreement, STAR VALLEY has agreed that until the Effective Time it will carry on its respective business in the usual, regular and ordinary course consistent with its historical prudent banking practices, and will keep FSB WYOMING advised of any and all important changes in its financial condition. STAR VALLEY has agreed to use its best efforts to
(i) preserve its business organization intact, (ii) keep available to itself and FSB WYOMING the present services of STAR VALLEY's employees and (iii) preserve for itself and FSC the goodwill of STAR VALLEY's customers and others with whom business relationships exist.

         The Merger Agreement also contains certain restrictions on the conduct of STAR VALLEY's business pending consummation of the Merger. In particular, the Merger Agreement provides that, without the prior written consent of FSB WYOMING, STAR VALLEY may not, among other things, (i) make, declare or pay any dividend or other distribution on any of its capital stock, except for its usual $1,000 per share semi-annual dividend in June and December 1994, payable assuming 375 shares of STAR VALLEY Common Stock outstanding. (SEE "SELECTED COMPARATIVE AND PRO FORMA FINANCIAL DATA"), (ii) issue, sell or obligate itself to issue or sell shares of STAR VALLEY Common Stock or securities convertible into shares of STAR VALLEY Common Stock, (iii) enter into or modify (except as may be required by law or the Merger Agreement) any benefit plan for its directors, officers and employees, (iv) dispose of, or discontinue any portion of its assets, business or properties, or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity, or (v) amend its Articles of Incorporation or Bylaws other than to authorize the opening of a new branch in Thayne, Wyoming.

         The Merger Agreement also provides, among other things, that FSC will cooperate fully with STAR VALLEY to obtain all necessary regulatory approvals required to consummate the transactions contemplated by the Merger Agreement.


NO SOLICITATION

         STAR VALLEY has agreed in the Merger Agreement that neither it nor any of its Directors or Shareholders will initiate, solicit or encourage, either directly or indirectly, any proposal or offer concerning any acquisition or purchase of all or any significant portion of its assets, or of any equity securities of, or any merger consolidation or any similar transaction involving STAR VALLEY.

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Time, any provision of the Merger Agreement may be waived, amended or modified by an agreement in writing approved by the Boards of Directors of all parties, provided that the Merger Agreement may not be amended to alter the Conversion Ratio.

         The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after its approval by the holders of STAR VALLEY Common Stock, as follows: (i) by the mutual consent of the parties if the Boards of Directors of each so determines; (ii) by FSC and FSB WYOMING any party if any request or application for a required regulatory approval is denied;
(iii) by any party if its Board of Directors so determines, in the event that the Merger has not been consummated by March 30, 1995, unless the failure to consummate the Merger is in the control of the party seeking to terminate the Merger Agreement, (iv) by FSC and FSB WYOMING if STAR VALLEY Shareholders owning at least 2/3 of the outstanding shares of STAR VALLEY Common Stock fail to approve the Merger Agreement; and (v) by any party in the event any representation or warranty of a party not seeking to terminate the Merger agreement was materially incorrect at the time made or has become materially incorrect through the passage of time, or if a covenant contained in the Merger Agreement is not fulfilled, at the latest, within 30 days of notice that the covenant has not been fulfilled.

         In the event of the termination of the Merger Agreement by any party, no party will have any further obligations under the Merger Agreement except
(i) with respect to certain provisions regarding, among other things, the confidentiality of certain information and the payment of certain expenses, and
(ii) that no party will be relieved from any liabilities for any default of any provisions of the Merger Agreement.


RESALES OF FSC COMMON STOCK RECEIVED IN THE MERGER

         The shares of FSC Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of STAR VALLEY for purposes of Rule 145 under the Securities Act. However, see "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" for a discussion of the aggregate restriction on resale. Affiliates may not sell their shares of FSC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of STAR VALLEY generally include individuals or entities that control, are controlled by or are under common control with STAR VALLEY, and may include certain Executive Officers and Directors of STAR VALLEY as well as other principal STAR VALLEY Shareholders.

         STAR VALLEY Shareholders who are an "affiliate" (for purposes of Rule
145) of STAR VALLEY must deliver to FSC a written agreement intended to ensure compliance with the Securities Act of 1933 as a condition to the Merger.

NASDAQ / NMS LISTING

         FSC Common Stock is quoted on the NASDAQ / NMS. FSC has represented to STAR VALLEY that FSC intends to acquire the FSC Shares to be issued to STAR VALLEY Shareholders either in the open market or to utilize shares currently held in its treasury. FSC will comply with all requirements of the National Association of Securities Dealers with respect to the shares of FSC Common Stock to be issued to the STAR VALLEY Shareholders in connection with the Merger. (SEE "THE MERGER-- Conditions to the Merger" above.)


ANTICIPATED ACCOUNTING TREATMENT

         The Merger will be treated as a "purchase" for accounting and financial reporting purposes. Under this method of accounting, the fair value of the recorded assets and liabilities of STAR VALLEY, and the resulting financial "goodwill", will be combined with the assets and liabilities of FSB WYOMING at the Effective Time. Future financial statements of FSC following the Merger will reflect the combined operations of STAR VALLEY and FSB WYOMING for the periods covered by such financial statements.

         The unaudited PRO FORMA combined financial information for STAR VALLEY and FSC contained in this Prospectus / Proxy Statement has been prepared using the purchase accounting method to account for the Merger.


OPERATIONS OF STAR VALLEY AFTER THE MERGER

         Following the Merger, STAR VALLEY will cease to exist as a separate entity, and its assets and operations will become part of FSB WYOMING. STAR VALLEY's offices will be operated under the name "First Security Bank of Wyoming" following the Merger. Although FSB WYOMING presently intends to continue STAR VALLEY's scope of business without substantial modification, FSB WYOMING will continue to evaluate the personnel, business practices and opportunities of STAR VALLEY and may make such changes as it deems appropriate following the Merger.


EFFECT OF THE MERGER ON STAR VALLEY'S EMPLOYEE BENEFIT PLANS

         Pursuant to the Merger Agreement, at the Effective Time of the Merger, all retirement and health insurance plans maintained by STAR VALLEY for the benefit of employees will be terminated. FSC will provide STAR VALLEY employees who remain employed after the Merger with employee benefits on substantially the same basis, and will apply the same eligibility standards, as apply to other employees of FSB WYOMING.

EFFECT OF THE MERGER ON FSB WYOMING SHAREHOLDERS

         FSB WYOMING Shareholders will suffer a dilution of their percentage interest in FSB WYOMING because FSB WYOMING will issue additional of its shares of FSB WYOMING Common Stock to FSC as consideration for the shares of FSC Common Stock that will be issued to the Shareholders of STAR VALLEY under the terms of the Merger Agreement. Approximately 24,662 additional shares of FSB WYOMING Common Stock will be issued to FSC as a result of the Merger, resulting in FSC owning 99.97% of the FSB WYOMING Common Stock and the other FSB WYOMING Shareholders, as a group, holding 0.03%. This compares with the pre-merger ownership of FSC at 99.93% and the minority ownership interest at 0.07%.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         This description of certain federal income tax considerations with respect to the Merger is included solely for the information of the STAR VALLEY Shareholders. No information is provided with respect to the consequences of any applicable state, local or foreign tax laws. Applicability of the alternative minimum tax and other tax consequences of the Merger to a STAR VALLEY Shareholder may depend upon the individual situation of the STAR VALLEY Shareholder. Furthermore, special tax considerations may apply to STAR VALLEY Shareholders who are insurance companies, securities dealers, financial institutions and foreign persons. Therefore, each STAR VALLEY Shareholder is urged to consult his or her own tax advisor concerning the specific tax consequences of the Merger to such STAR VALLEY Shareholder.

         It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Code and that, accordingly, for federal income tax purposes: (i) no gain or loss will be recognized by FSC, FSB WYOMING or STAR VALLEY as a result of the Merger; (ii) no gain or loss will be recognized by holders of STAR VALLEY Common Stock upon the receipt of FSC Common Stock in exchange for STAR VALLEY Common Stock pursuant to the Merger, except as discussed below with respect to cash received in lieu of a fractional share interest in FSC Common Stock; and (iii) the aggregate adjusted tax basis of the shares of FSC Common Stock received by the holders of STAR VALLEY Common Stock pursuant to the Merger will be the same as the aggregate adjusted tax basis of the shares of STAR VALLEY Common Stock surrendered in exchange therefor (reduced by the amount allocable to fractional share interests for which cash is received).

         Consummation of the Merger is conditioned upon the parties' receipt of an opinion of Ray, Quinney & Nebeker, counsel for FSC, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the principal federal income tax consequences of the Merger under current law will be as set forth above.

         The parties do not intend to apply for a ruling from the IRS with respect to the federal income tax consequences of the Merger. Instead, they intend to rely on the foregoing tax opinion of Ray, Quinney & Nebeker. An opinion of counsel is not binding upon the IRS or the courts. The tax opinion will be based upon certain factual assumptions and upon certain representations and assurances made by STAR VALLEY and FSC. The tax opinion will not address the consequences of the Merger on the STAR VALLEY Shareholders under applicable state or local income tax laws.

         One of the requirements for tax-free reorganization treatment is that shareholders of the acquired corporation acquire a substantial and continuing interest in the acquiring corporation. The tax opinion will be based on the assumption that the shareholders of STAR VALLEY have no plan or intention at the time of the Merger to sell or otherwise dispose of an amount of FSC Common Stock to be received in the Merger that would reduce their aggregate ownership of FSC Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than 50% of the total value of the STAR VALLEY Common Stock outstanding immediately prior to the Merger. For purposes of such determination, shares of STAR VALLEY Common Stock that are exchanged for cash or other property, or surrendered by dissenters, or exchanged for cash in lieu of the issuance of fractional shares of FSC Common Stock, will be treated as outstanding shares of STAR VALLEY Common Stock immediately prior to the Merger.

         Any cash received by the holders of STAR VALLEY Common Stock, whether pursuant to the exercise of dissenters' rights or in lieu of a fractional share of FSC Common Stock, will be treated as having been received in redemption of the shares or fractional share interest so cashed out, and will result in taxable gain or loss. The amount of such gain or loss will be the difference between the cash received and the basis of the shares or the fractional share interest surrendered in exchange therefor. Provided the shares or the fractional share interest was held as a capital asset at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such shares or fractional share interest was greater than one year.

         STAR VALLEY Shareholders who exchange STAR VALLEY Common Stock for FSC Common Stock pursuant to the Merger will receive certain Rights to acquire additional FSC stock under certain circumstances (SEE "INFORMATION ABOUT FSC-- Description of FSC's Capital Stock--FSC Common Stock"). Based upon the current ruling position of the IRS, such Rights will not constitute other property the receipt of which will be taxable to the STAR VALLEY Shareholders.

         STAR VALLEY Shareholders should also be aware that the IRS may examine transactions taking place before, contemporaneously with, or after a reorganization to determine whether reorganization treatment is appropriate, or in some cases to determine whether shareholders will be taxed on other economic benefits that are included as part of the overall transaction. Thus, loan transactions between parties, compensation arrangements, noncompete agreements, consulting arrangements and other transactions could be reviewed by the IRS and determined to constitute taxable income to specific parties to the Merger or could be a basis for assertion that reorganization treatment is not appropriate to the Merger. Furthermore, if the IRS were to establish as to some STAR VALLEY Shareholders that part of the FSC Common Stock received in the Merger is severable from the Merger, resulting in a proportionally increased equity interest being received in the Merger by other STAR VALLEY Shareholders, the STAR VALLEY Shareholders whose equity interests were deemed to be constructively increased by the Merger may be treated as having received a taxable stock dividend. Thus, notwithstanding the tax opinion, STAR VALLEY Shareholders should consult with their tax advisors as to the tax consequences of the Merger.

         Under Section 3406 of the Code, STAR VALLEY Shareholders may be subject to "backup withholding" at the rate of 31% on "reportable payments" to be received by them if they fail to furnish their correct taxpayer identification numbers or for certain other reasons. FSC will report to these persons and to the IRS for each calendar year the amount of any reportable payments during that year and the amount of tax withheld, if any, with respect to those reportable payments.

         The Code also imposes an alternative minimum tax and excise taxes on certain types of transactions. Applicability of such taxes is usually controlled, in whole or part, by other matters unrelated to the Merger or by the unique characteristics of the particular taxpayer. Accordingly, STAR VALLEY Shareholders are encouraged to consult their tax advisors if they are or might be subject to such taxes.


RIGHTS OF DISSENTING STAR VALLEY SHAREHOLDERS

         Under Wyoming law, a Shareholder who has perfected his or her dissenter's rights will be entitled to receive in cash the value of the shares of STAR VALLEY Common Stock or FSB WYOMING Common Stock held by the Shareholder, if and when the Merger is consummated. The Shareholder must comply with the requirements included in Section 13-4-110 of the Wyoming Bank Act to perfect his or her dissenters' rights.

         The following is a summary of steps that FSB WYOMING and STAR VALLEY believe must be taken for effective exercise of dissenters' rights. This statement is qualified in its entirety by reference to the provisions of Wyoming law, a copy of which is included as Appendix "C" to this Prospectus/Proxy Statement. Any Shareholder contemplating the exercise of dissenters' rights is urged to review Appendix "C" carefully.

         1. ACTION AT OR PRIOR TO SPECIAL MEETINGS. A Shareholder wishing to assert dissenters' rights must vote against the Merger Agreement, OR the Shareholder must send or deliver a notice of dissent to FSB WYOMING or STAR VALLEY, respectively, prior to or at the Special Meetings.

         2. WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT. Within 30 days after the Special Meetings, any Shareholder who dissented to the Merger Agreement and who desires to receive cash payment for his or her shares must make written demand upon STAR VALLEY or FSB WYOMING, respectively, accompanied by the Shareholders' stock certificates, properly endorsed.

         3. OFFER TO BE SUBMITTED BY FSB WYOMING. Within 30 days after the effective time, FSB WYOMING must give written notice to each dissenting Shareholder who made demand and must make a written offer to those Shareholders to pay for their shares at a specified price in cash. That price must be the price determined by FSB WYOMING to be the fair value of the shares as of the date of the SPECIAL MEETINGS. The offer from FSB WYOMING will be accompanied by specified financial information.

         4. ACCEPTANCE OF OFFER; PAYMENT FOR SHARES. Any Shareholder who accepts FSB WYOMING's offer within 30 days after the offer is mailed must be paid within 30 days after acceptance. Upon payment, the dissenting Shareholder ceases to have any interest in the STAR VALLEY or FSB WYOMING Common Stock.

         5. SHAREHOLDER'S REJECTION OF OFFER. If any dissenting Shareholders do not accept FSB WYOMING's offer within 30 days after the offer is mailed, a special panel of three appraisers will decide the price of the shares of such Shareholders. One appraiser will be selected by a vote of two-thirds of the shares involved. Another appraiser will be selected by the Board of Directors of FSB WYOMING, and the third will be selected by the other two appraisers. The valuation agreed upon by any two appraisers will govern, and all the dissenting Shareholders involved will be bound by the amount determined. If the appraisal is not completed within 90 days after the Merger becomes effective, the Commissioner will cause an appraisal to be made.

         The costs of the appraisal will be paid by FSB WYOMING.

         Each Shareholder who makes demand for payment retains all the rights of a Shareholder, except the right to transfer his or her shares, until the Effective Time and, after the Effective Time, has only the right to receive payment.

         If a Dissenting Shareholder votes against the Merger but otherwise fails to perfect a dissent or shall have effectively lost his or her right to appraisal of and payment for the fair value of his or her shares, such Dissenting Shareholder shall be treated identically to a nondissenting Shareholder.

         ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF DISSENTERS' RIGHTS WITH RESPECT TO HIS OR HER SHARES IS URGED TO REVIEW CAREFULLY THE PROVISIONS OF APPENDIX C INASMUCH AS DISSENTERS' RIGHTS MAY BE LOST IF THE REQUIREMENTS OF WYOMING LAW ARE NOT FULLY AND PRECISELY SATISFIED.


         For a discussion of certain tax consequences in connection with dissenting, SEE "Certain Federal Income Tax Consequences", above.

                SELECTED COMPARATIVE AND PRO FORMA FINANCIAL DATA

         The following table presents selected historical and pro forma combined financial information for FSC and STAR VALLEY which has been derived from year-end 1991, 1992 and 1993 consolidated financial statements of FSC, certain of which are incorporated herein by reference, and of STAR VALLEY, certain of which are included elsewhere in this Prospectus / Proxy Statement; and from the March 31, 1994 and 1993 results of operations of each of FSC and STAR VALLEY.

         All FSC results have been restated to reflect FSC's pooling-of-interest acquisition of First National Financial Corporation in 1993. In addition, FSC's results were restated to reflect adoption of SFAS No. 109, "Accounting for Income Taxes" retroactive to 1988.

         All FSC per share amounts have been adjusted to reflect the result of 50% stock dividends distributed by FSC in May 1992, and June 1991, which had the effect of 3-for-2 stock splits. The average balance sheet data is calculated on an average daily balance basis.

         All of this financial information should be read in conjunction with such financial statements and notes thereto, and the information hereinafter set forth under the captions "INFORMATION ABOUT FSC" and "INFORMATION ABOUT STAR VALLEY," below which discusses, among other things, first three months of 1994 financial results.



                      [THIS SPACE LEFT BLANK INTENTIONALLY}


FIRST SECURITY CORPORATION

                                                   THREE MONTHS ENDED                            YEAR ENDED
                                                        MARCH 31,                                DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in thousands, except per share amounts and ratios)
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
                                                    1994        1993       1993        1992        1991        1990        1989
- ------------------------------------------------------------------------------------------------------------------------------------
INCOME:
- ------------------------------------------------------------------------------------------------------------------------------------
Net interest income                              $110,267    $ 95,853    $403,938    $375,949    $322,809    $302,140    $282,872
Provision for loan losses                            (172)      1,976      11,684      30,277      66,393      94,899      45,949
Noninterest income                                 42,655      40,867     167,159     144,036     137,822     115,823      94,968
Noninterest expenses                              101,368      85,226     386,146     339,456     306,504     285,095     252,289
Net income                                         33,162      30,712     114,056     100,343      59,412      29,001      55,941
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA (A):
- ------------------------------------------------------------------------------------------------------------------------------------
Earnings per common share                         $  0.67     $  0.65        2.38     $  2.16       $1.36       $0.67       $1.32
Dividends paid per common share                      0.26        0.19        0.88        0.68        0.60        0.57        0.55
Book value EOP                                      17.44       16.31       17.24       15.81       14.44       13.74       13.59
Market price EOP/book value EOP                    159.12%     174.79%     149.36%     172.36%     131.58%      78.46%     103.83%
Dividend payout ratio: dividend/EPS                 38.81%      29.23%      36.92%      31.55%      41.56%      77.69%      38.69%
Price/earnings ratio: mkt price/4 qtrs earn.         11.6x       12.1x      10.80x      12.58x      13.16x      14.72x       9.91x
Common shares outstanding (EOP)                    48,216      45,792      48,437      45,642      43,937      39,629      39,182
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET (A):
- ------------------------------------------------------------------------------------------------------------------------------------
Investment securities                          $2,066,065  $1,756,738  $1,792,591  $1,708,038  $1,433,406  $1,385,158  $1,133,765
Loans, net of unearned income                   6,547,493   5,563,702   5,917,816   5,463,283   5,352,308   5,248,155   4,803,458
Reserve for loan losses                          (135,122)   (127,636)   (128,801)   (130,548)   (125,198)    (86,342)    (72,390)
Total interest-earning assets                   9,131,644   7,896,287   8,319,615   7,680,167   7,261,560   7,073,226   6,353,475
Total assets                                   10,060,915   8,725,616   9,214,260   8,490,487   8,045,754   7,896,145   7,084,695
Interest-bearing deposits                       5,859,165   5,423,080   5,527,474   5,353,698   5,163,236   4,777,451   4,315,351
Short-term borrowed funds                       1,360,105   1,035,021   1,121,250     982,448   1,013,532   1,297,477   1,086,873
Long-term debt                                    276,130     121,801     204,129     103,659     104,300     143,747     152,244
Total interest-bearing liabilities              7,495,400   6,579,902   6,852,853   6,439,805   6,281,068   6,218,675   5,554,468
Total deposits                                  7,381,661   6,677,149   6,956,114   6,567,776   6,205,821   5,751,292   5,186,499
Stockholders' equity                              854,677     739,149     784,658     686,159     578,920     551,901     517,998
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
END OF PERIOD BALANCE SHEET (A):
- ------------------------------------------------------------------------------------------------------------------------------------
Investment securities                          $2,230,114  $1,970,338  $1,762,783  $1,750,180  $1,547,088  $1,376,827  $1,308,612
Loans, net of unearned income                   6,674,067   5,596,166   6,561,021   5,616,624   5,432,951   5,423,190   5,091,075
Reserve for loan losses                          (134,216)   (127,329)   (134,848)   (127,847)   (126,887)   (117,192)    (78,694)
Total interest-earning assets                   9,816,274   8,447,960   9,329,273   8,054,059   7,452,158   7,058,609   6,816,974
Total assets                                   10,745,283   9,158,974  10,211,689   8,895,673   8,290,168   7,893,903   7,553,831
Interest-bearing deposits                       5,953,168   5,460,770   5,806,020   5,439,139   5,270,453   5,071,252   4,412,442
Short-term borrowed funds                       1,848,100   1,245,394   1,486,905     995,790     899,294     918,566   1,314,265
Long-term debt                                    297,538     119,062     224,836     127,203      87,516      98,851     147,331
Total interest-bearing liabilities              8,098,806   6,825,226   7,517,761   6,562,132   6,257,263   6,088,669   5,874,038
Total deposits                                  7,509,666   6,744,977   7,503,707   6,868,453   6,514,692   6,188,735   5,413,165
Stockholders' equity                              841,647     747,379     835,731     722,447     635,173     545,295     533,330
Total Nonperforming assets                         42,610      98,655      52,819     107,455     150,699     150,485     121,345
Accruing loans past due 90 days or more            10,318      10,309       7,155      11,766      17,200      16,643      18,611
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS (A):
- ------------------------------------------------------------------------------------------------------------------------------------
Return on average assets                             1.34%       1.43%       1.24%       1.18%       0.74%       0.37%       0.79%
Return on average stockholders' equity              15.74       16.85       14.54       14.62       10.26        5.25       10.80
Stockholders' equity to assets                       7.83        8.16        8.18        8.12        7.66        6.91        7.06
Risk-based capital ratios (B):
 Tier 1 (minimum: 4.0%)                             11.51       11.45       11.82       11.32       10.61        9.32
 Tier 1 + Tier 2                                    13.79       13.90       14.15       13.78       11.84       11.27
 (minimum: 8.0%)
 Leverage (minimum: 4.0% - 5.0%)                     7.81        7.91        8.08        7.99        7.53        6.75
Reserve for loan losses at December 31 to:
  Total loans                                        2.01        2.28        2.06        2.28        2.34        2.16        1.55
  Nonaccruing and renegotiated loans               352.40      164.04      309.93      139.37       97.92      101.13      100.51
  and accruing loans past due
  90 days or more
Nonperforming assets at December 31 to:
  Total loans and ORE                                0.64        1.75        0.80        1.90        2.75        2.75        2.35
  Total assets                                       0.40        1.08        0.52        1.21        1.82        1.91        1.61
  Total equity                                       5.06       13.20        6.32       14.87       23.73       27.60       22.75
  Total equity plus reserve for loan losses          4.37       11.28        5.44       12.64       19.78       22.72       19.83
Net loans charged off to average loans               0.04        0.18        0.20        0.60        1.09        1.11        0.80
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------


(A) Figures have been restated where applicable to reflect 3-for-2 stock splits in the form of 50% stock dividends paid in May 1992 and June 1991, and theretroactive adoption of SFAS 109 - "Accounting for Income Taxes" and the November 1993 Merger with First
National Financial Corporation.

(B) Risk-based capital ratios were not calculated prior to 1989.  Ratios shown were calculated based on 1992 requirements.



STAR VALLEY
                                       THREE MONTHS ENDED                       YEAR ENDED DECEMBER 31,
                                           MARCH 31,                      ------------------------------------

                                            1994        1993        1993        1992        1991        1990        1989
- ------------------------------------------------------------------------------------------------------------------------
                                                  Dollars in thousands, except per share amounts and ratios

- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
 INCOME:
- ------------------------------------------------------------------------------------------------------------------------

 Interest Income                         $ 1,065     $ 1,059     $ 4,386     $ 4,661     $ 5,042     $ 5,209     $ 4,954
 Interest Expense                            365         410       1,581       1,962       2,559       2,839       2,772
 Net Interest Income                         700         649       2,805       2,699       2,483       2,370       2,182

 Provision for Loan Losses                    18          17         193          78           7         175         541
 Net Interest Income after
   Provision for Loan Losses                 682         632       2,612       2,621       2,476       2,195       1,641

 Non-Interest Income                         121         181         571         363         353         365         446
 Non-Interest Expense                        364         347       1,474       1,477       1,638       1,393       1,590
 Income Before Securities
 Transactions                                439         466       1,709       1,507       1,191       1,167         497
   and Income Taxes

 Securities Gains and (Losses) - Net           0           0           0           0           0           0           0
 Income Before Taxes                         439         466       1,709       1,507       1,191       1,167         497
 Provision for Income Taxes                  162         158         573         522         373         386          14

 Net Income                                  277         308       1,136         985         818         781         483
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------

 COMMON STOCK DATA:
- ------------------------------------------------------------------------------------------------------------------------
 Net Income per common share             $739.92     $821.33   $3,029.22   $2,628.51   $2,179.40   $2,082.67   $1,288.00

 Cash Dividends Declared/Paid per                                  2,000       2,000       1,000         500           0
 Share

 Book Value at period end                 21,824      21,304      21,084      20,055      19,427      18,248      16,664

 Common Shares Outstanding                   375         375         375         375         375         375         375
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------

 YEAR END BALANCE SHEET:
- ------------------------------------------------------------------------------------------------------------------------

 Total Assets                            $62,271     $58,985     $65,107     $61,476     $58,244     $59,270     $59,367
 Earning Assets                           58,820      54,713      60,903      56,445      53,551      51,124      52,464
 Total Deposits                           53,694      50,783      56,582      53,277      50,208      51,443      52,522

 Total Shareholders' Equity                8,184       7,989       7,907       7,521       7,285       6,843       6,249
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------

 KEY RATIOS
- ------------------------------------------------------------------------------------------------------------------------
 Return on average assets                  1.74%       2.05%       1.82%       1.65%       1.39%       1.32%       0.80%

 Return on average stockholders'           13.77       15.89       14.48       13.31       11.58       11.93        7.83
 equity

 Risk-based capital ratios: (A)

  Tier 1 (1992 minimum: 4.0%)              21.99       25.20       20.58       24.29       23.96       23.55       21.91
  Tier 1 + Tier 2 (minimum: 8.0%)          23.24       26.46       21.80       25.55       25.47       25.06       23.42
  Leverage (minimum: 4.0%-5.0%)            12.89       13.22       11.97       11.92       12.21       11.02       10.87
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------


(A) Ratios are based on 1992 requirements.


           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     PRO FORMA COMBINED CONDENSED BALANCE SHEET.


     The unaudited PRO FORMA Condensed Combined Balance Sheet shown on the next page presents the combined financial position of FSC and STAR VALLEY as of March 31, 1994 assuming that the Merger had occurred as of March 31, 1994. Such PRO FORMA information is based on historical balance sheet data of FSC and STAR VALLEY as of that date. This PRO FORMA Combined Condensed Balance Sheet should be read in conjunction with the PRO FORMA Condensed Combined Statements of Income that follow, and the historical financial statements and notes thereto of FSC, which are incorporated by reference in this Prospectus / Proxy Statement, and of STAR VALLEY, which appear as Appendix B attached to this Prospectus / Proxy Statement. The PRO FORMA Combined Condensed Balance Sheet is presented for informational purposes only. This information is not necessarily indicative of the combined financial position that would have occurred if the Merger had been consummated on March 31, 1994 or at the beginning of the period indicated or which may be obtained in the future.


                      [THIS SPACE LEFT BLANK INTENTIONALLY]


                                                         FSC AND STAR VALLEY
                                             PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                                             (UNAUDITED)

                                                           MARCH 31, 1994
                                                       (DOLLARS IN THOUSANDS)


                                                                                     PRO FORMA      PRO FORMA
                                                          FSC        STAR VALLEY    ADJUSTMENTS      COMBINED
                                                          ---        -----------    -----------      --------
ASSETS:

   Cash and due from banks                            $   622,042     $    2,554                   $   624,596
   Interest-bearing deposits in other banks                 1,842                                        1,842
   Federal funds sold & securities purchased
    under resale agreements                               112,997          2,500        (6,000)        109,497
   Trading account securities                             797,254                                      797,254
   Investment securities:  available for sale           1,960,075         20,828        (6,069)      1,974,834
   Investment securities:  held to maturity               270,039             75                       270,114

   Loans, net of unearned income                        6,674,067         35,417                     6,709,484
   Reserve for loan losses                              (134,216)          (482)                     (134,698)
                                                      -----------     ----------       -------     -----------
    Total loans, net                                    6,539,851         34,935                     6,574,786

   Premises and equipment, net                            151,099            229                       151,328
   Other assets                                           290,084          1,150         3,885         295,119
                                                      -----------     ----------       -------     -----------

TOTAL ASSETS                                          $10,745,283     $   62,271       ($8,184)    $10,799,370
                                                      -----------     ----------       -------     -----------
                                                      -----------     ----------       -------     -----------


LIABILITIES:
   Deposits:  noninterest-bearing
                                                      $ 1,556,498     $    6,406                   $ 1,562,904
   Deposits:  interest-bearing                          5,953,168         47,288                     6,000,456
                                                      -----------     ----------       -------     -----------

    Total deposits                                      7,509,666         53,694                     7,563,360

   Short-term borrowings                                1,848,100                                    1,848,100
   Other liabilities                                      248,332            393                       248,725
   Long-term debt                                         297,538                                      297,538
                                                      -----------     ----------       -------     -----------

TOTAL LIABILITIES                                       9,903,636         54,087                     9,957,723
                                                      -----------     ----------       -------     -----------
Stockholders' Equity:
   Preferred stock                                            685                                          685
   Common stockholders' equity                            840,962          8,184       ($8,184)        840,962
                                                      -----------     ----------       -------     -----------

TOTAL STOCKHOLDERS' EQUITY                                841,647          8,184        (8,184)        841,647
                                                      -----------     ----------       -------     -----------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $10,745,283     $   62,271       ($8,184)    $10,799,370
                                                      -----------     ----------       -------     -----------
                                                      -----------     ----------       -------     -----------


SEE notes to PRO FORMA condensed combined financial statements.

     PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

     The PRO FORMA Condensed Combined Statements of Income on the following pages give effect to the Merger by combining the results of operations of FSC for the three months ended March 31, 1994, and the year ended December 31, 1993, with the results of operations of STAR VALLEY for the three months ended March 31, 1994, and the year ended December 31, 1993. Income per common share and weighted average common shares outstanding are based on the Conversion Ratio as specified in the Merger Agreement. These PRO FORMA Combined Condensed Statements of Income should be read in conjunction with the PRO FORMA Combined Condensed Balance Sheet, above, and the historical financial statements and notes thereto of FSC, which are incorporated by reference in this Prospectus / Proxy Statement, and of STAR VALLEY, which appear as Appendix B to this Prospectus / Proxy Statement. The PRO FORMA Combined Condensed Statement of Income is presented for informational purposes only. This information is not necessarily indicative of the combined results of operations that would have occurred if the Merger had been consummated on March 31, 1994 or at the beginning of the periods indicated or which may be obtained in the future. The Merger Agreement provides that, prior to consummation of the Merger but after all other conditions to consummation have been satisfied, STAR VALLEY will, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of FSC. In connection with the foregoing, a special review will be conducted jointly by STAR VALLEY and FSC shortly prior to the Effective Time. The data in the financial tables and statements in this Prospectus / Proxy Statement do not reflect the amounts of such accruals and reserves because such amounts will depend on the results of such special review and the financial and economic conditions and other relevant factors in existence at that time, nor does the table reflect possible adjustments for restructuring charges and other expenses related to the Merger. Accordingly, the PRO FORMA combined financial condition and results of operations of FSC as of the Effective Time may be different from that reflected in the PRO FORMA information below.


                      [THIS SPACE LEFT BLANK INTENTIONALLY]

                               FSC AND STAR VALLEY
                PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                    For the three months ended March 31, 1994
                (in thousands, except per share data, unaudited)


                                                                                              Pro Forma          Pro Forma
                                                            FSC          STAR VALLEY         Adjustments         Combined
                                                          --------       -----------         -----------         ---------
Interest Income:
  Interest and fees on loans                              $136,003             $796                              $136,799
  Interest and dividends on
    investment securities                                   26,172              254                                26,426
  Trading account interest                                   9,526                0                                 9,526
  Other interest income                                        737               15                                   752
                                                          --------           ------            ------             -------
TOTAL INTEREST INCOME                                      172,438            1,065                 0             173,503
                                                          --------           ------            ------             -------

Interest Expense:
  Interest on deposits                                      47,193              365                                47,558
  Interest on short-term borrowings                         10,666                0                                10,666
  Interest on long-term debt                                 4,312                0                                 4,312
                                                          --------           ------            ------             -------
TOTAL INTEREST EXPENSE                                      62,171              365                 0              62,536
                                                          --------           ------            ------             -------

NET INTEREST INCOME                                        110,267              700                 0             110,967
Provision for loan losses                                     (172)              18                                  (154)
                                                          --------           ------            ------             -------
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES                                                110,439              682                 0             111,121
                                                          --------           ------            ------             -------

Noninterest income                                          42,655              121                                42,776
Noninterest expenses                                       101,368              364              $ 65             101,797
                                                          --------           ------            ------             -------

INCOME BEFORE INCOME TAX PROVISION                          51,726              439               (65)             52,100
Provision for income taxes                                  18,564              162                                18,726
                                                          --------           ------            ------             -------

NET INCOME                                                  33,162              277               (65)             33,374
Dividend requirement preferred stock                            10                0                                    10
                                                          --------           ------            ------             -------

NET INCOME APPLICABLE TO COMMON STOCK                      $33,152             $277              ($65)            $33,364
                                                          --------           ------            ------             -------
                                                          --------           ------            ------             -------

Earnings per common share:
  Assuming no dilution                                       $0.67          $739.92                                 $0.67
  Assuming full dilution                                      0.67           739.92                                  0.67
                                                          --------           ------            ------             -------
                                                          --------           ------            ------             -------

Cash Dividends Paid or Accrued Per Share:
  Preferred Stock ($3.15 annual rate)                        $0.79                                                  $0.79
  Common Stock                                                0.26                                                   0.26
                                                          --------           ------            ------             -------
                                                          --------           ------            ------             -------

Average common shares outstanding:
  Assuming no dilution                                      49,316            0.375               480              49,796
  Assuming full dilution                                    49,478            0.375               480              49,958
                                                          --------           ------            ------             -------
                                                          --------           ------            ------             -------




See notes to PRO FORMA condensed combined financial statements.


                                                         FSC AND STAR VALLEY
                                          PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                            FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1993
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA, UNAUDITED)


                                                                                      PRO FORMA      PRO FORMA
                                                           FSC        STAR VALLEY    ADJUSTMENTS      COMBINED
                                                           ---        -----------    -----------      --------
Interest Income:
  Interest and fees on loans                             $513,810         $3,012                      $516,822
  Interest and dividends on
    investment securities                                 100,464          1,251                       101,715
  Trading account interest                                 20,811                                       20,811
  Other interest income                                     9,647            123                         9,770
                                                         --------      ---------         -----        --------

TOTAL INTEREST INCOME                                     644,732          4,386                       649,118
                                                         --------      ---------         -----        --------

Interest Expense:
  Interest on deposits                                    192,992          1,581                       194,573
  Interest on short-term borrowings                        33,979                                       33,979
  Interest on long-term debt                               13,823                                       13,823
                                                         --------      ---------         -----        --------

TOTAL INTEREST EXPENSE                                    240,794          1,581                       242,375
                                                         --------      ---------         -----        --------

NET INTEREST INCOME                                       403,938          2,805                       406,743
Provision for loan losses                                  11,684            193                        11,877
                                                         --------      ---------         -----        --------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
LOSSES                                                    392,254          2,612                       394,866
                                                         --------      ---------         -----        --------

Noninterest income                                        167,159            571                       167,730
Noninterest expenses                                      386,146          1,474          $259         387,879
                                                         --------      ---------         -----        --------

INCOME BEFORE INCOME TAX PROVISION                        173,267          1,709          (259)        174,717
Provision for income taxes                                 59,211            573                        59,784
                                                         --------      ---------         -----        --------
NET INCOME                                                114,056          1,136          (259)        114,933
Dividend requirement preferred stock                           43                                           43
                                                         --------      ---------         -----        --------

NET INCOME APPLICABLE TO COMMON STOCK                    $114,013         $1,136         ($259)       $114,890
                                                         --------      ---------         -----        --------
                                                         --------      ---------         -----        --------
Earnings per common share:
  Assuming no dilution                                      $2.38      $3,029.22                         $2.38
  Assuming full dilution                                     2.38       3,029.22                          2.37
                                                         --------      ---------         -----        --------
                                                         --------      ---------         -----        --------

Cash Dividends Paid or Accrued Per Share:
  Preferred Stock ($3.15 annual rate)                       $3.15                                        $3.15
  Common Stock                                               0.88                                         0.88
                                                         --------      ---------         -----        --------
                                                         --------      ---------         -----        --------

Average common shares outstanding:
  Assuming no dilution                                     47,852          0.375           480          48,332
  Assuming full dilution                                   48,020          0.375           480          48,500
                                                         --------      ---------         -----        --------
                                                         --------      ---------         -----        --------


SEE notes to PRO FORMA condensed combined financial statements.

     NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    1. The accompanying unaudited PRO FORMA Condensed Combined Financial Statements were prepared according to "purchase" accounting rules and contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position as of March 31, 1994, and the results of operations for the three months in the periods ended March 31, 1994 and 1993, and the year ended December 31, 1993.

    2. The PRO FORMA results of operations for the three (3) month periods ended March 31, 1994 are not necessarily indicative of the results to be expected for the full year, nor are they necessarily indicative of the results that will occur after the Merger is completed.

    3. Financial statements incorporate fair market valuations for balances added, as well as earnings since the acquisition, from nine other financial institutions acquired by FSC during 1993 and one during 1994.

    4. Certain reclassifications of STAR VALLEY amounts have been made to conform with FSC classifications.

    5. Information as to preferred and common shares as of March 31, 1994 (in thousands):


      FSC Preferred shares outstanding                           13
      FSC Common shares issued                               48,896
      FSC Common shares to be
        exchanged for STAR VALLEY
        shares                                                  480
      FSC Common Treasury shares                                680
      PRO FORMA FSC Common shares,
        net of treasury                                      48,696


    In May 1992 and June 1991, FSC paid 50% stock dividends having the effect of three-for two stock splits. All share-related amounts in this report have been restated for these splits.

    6. Earnings per share have been calculated based on the following average number of shares outstanding, as restated for FSC's stock splits and assuming 480,000 shares issued in the Merger for 375 outstanding STAR VALLEY shares:


                                    THREE MONTHS ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
(in thousands)                       1994           1993           1993           1992           1991
Average shares assuming:
   No dilution                      49,796         47,418         48,332         46,810         41,635
   Full dilution                    49,958         47,592         48,500         47,000         44,195


  Per share amounts assuming no dilution are computed after deducting the dividend requirement of FSC's preferred stock. Per share amounts assuming full dilution are computed assuming that all of FSC's outstanding preferred stock and 9.50% convertible subordinated debentures due 2006 (which were all converted in 1991) are converted into common shares on the basis of
  12.15 shares of FSC Common for each share of preferred and at the debenture's conversion price of $12.56 per common share, with the elimination of dividends on the preferred stock and of interest expense net of tax effect on the debentures.

  7. The PRO FORMA adjustments reflected on the PRO FORMA Condensed Combined Balance Sheet represent an estimated $12 million purchase price plus estimated decreases in STAR VALLEY assets and liabilities to reflect their fair value as of March 31, 1994. The PRO FORMA Condensed Combined Statement of Income includes adjustments to reflect the effects of amortization of the Fair Value adjustments made to the Balance Sheet as if the merger had occurred as of the beginning of the periods shown.

                   SELECTED COMPARATIVE HISTORICAL, PRO FORMA
                    AND EQUIVALENT PRO FORMA PER SHARE DATA

     The following table, which shows comparative historical per common share data for FSC and STAR VALLEY (separately and PRO FORMA combined), and equivalent PRO FORMA per share data for STAR VALLEY, should be read in conjunction with the financial information appearing elsewhere in this Prospectus / Proxy Statement, attached as Appendix B hereto, or incorporated herein by reference to other documents. The table assumes that STAR VALLEY Shareholders are to receive a total of up to 480,000 shares of FSC Common Stock. (SEE "THE MERGER -- Conversion Ratio.") The PRO FORMA data in the tables are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations of the combined companies in the future or what the combined financial position or results of operations would have been had the acquisition been consummated during the periods shown or as of the date for which the tables are presented.


                                           HISTORICAL                    PRO FORMA
                                    ---------------------   -------------------------------

                                                               FSC AND
                                                             STAR VALLEY    STAR VALLEY
                                                              PRO FORMA      EQUIVALENT
                                    FSC          STAR          COMBINED     PRO  FORMA (4)
                                    ---         VALLEY         --------    ---------------
                                                ------

NET INCOME PER SHARE:(1)

For The Year Ended
- ------------------
December 31, 1993                  $2.38       $3,029.22          $2.38      $3,046.40
December 31, 1992                   2.16        2,628.51           2.16       2,764.80
December 31, 1991                   1.36        2,179.40           1.36       1,740.80

For The Three Months Ended
- --------------------------
March 31, 1994                      0.67          739.92           0.67         857.60
March 31, 1993                      0.65          821.33           0.65         832.00

CASH DIVIDENDS PER
SHARE:(2)

For The Year Ended
- ------------------
December 31, 1993                  $0.88       $2,000.00          $0.88      $1,126.40
December 31, 1992                   0.68        2,000.00           0.68         870.40
December 31, 1991                   0.60        1,000.00           0.60         768.00

For The Three Months Ended
- --------------------------
March 31, 1994                      0.26            0.00           0.26         332.80
March 31, 1993                      0.19            0.00           0.19         243.20

BOOK VALUE PER SHARE:(3)

As Of
- ----
December 31, 1993                  $17.24     $21,084.30         $17.23      $22,054.20
December 31, 1992                   15.81      20,055.00          15.65       20,032.00
December 31, 1991                   14.44      19,427.00          14.28       18,278.40
March 31, 1994                      17.44      21,824.00          17.44       22,323.20
March 31, 1993                      16.31      21,304.00          16.14       20,659.20


       (1)        Net Income per common share is based on weighted average shares of FSC  Common
                  Stock outstanding, fully diluted.  Adjustments were made to take  into account
                  3-for-2  stock splits effected by FSC  in 1992 and 1991  and the November 1993 pooling of interests merger with FNFC.
       (2)        PRO FORMA cash dividends represent only historical cash dividends of FSC.
       (3)        Book value per common share is based on total period-end shareholders'  equity and,  for FSC,  less preferred equity  of $703,000 (at  12/31/93); $783,00 (at
                  12/31/92); $849,000  (at 12/31/91);  $685,000 (at  3/31/94); and  $733,000 (at
                  3/31/93).
       (4)        PRO FORMA equivalent amounts on this table are computed by multiplying the PRO
                  FORMA combined amounts by the Conversion Ratio of 1,280.


                    COMPARATIVE AND PRO FORMA CAPITALIZATION

    The following table presents the historical capitalization of both FSC and STAR VALLEY as of March 31, 1994. The information presented is drawn from unaudited financial reports of the companies. Also shown is the PRO FORMA capitalization of the combined companies as a result of the Merger:


                                                                 PRO FORMA         PRO FORMA
                                       FSC      STAR VALLEY     ADJUSTMENTS         COMBINED
             (IN THOUSANDS)           ----      -----------     -----------         --------

             Common Equity          $ 840,962    $  8,184      ($ 8,184)(1)       $  840,962

             Preferred Equity             685      none                                  685

             Long Term Debt           297,538      none                              297,538

             Short Term Debt        1,848,100      none                            1,848,100


            (1) Elimination of STAR VALLEY equity as of 3/31/94, as required by purchase accounting rules.


                              INFORMATION ABOUT FSC


GENERAL

         FSC is a Delaware incorporated multi-bank holding company headquartered in Salt Lake City, Utah. At March 31, 1994, FSC and its subsidiaries had total consolidated assets, deposits, and shareholders' equity of $10.75 billion, $7.51 billion and $842 million, respectively.

         FSC maintains its executive offices at 79 South Main Street, Salt Lake City, Utah 84111, telephone 801-246-6000.

         The principal assets of FSC are the capital stock of First Security Bank of Utah N.A. ("FSB UTAH") (approximately 99.9% owned), First Security Bank of Idaho, N.A. ("FSB IDAHO") (100% owned), and First Security Bank of New Mexico ("FSB NEW MEXICO") (100% owned), all of which are national banks providing a broad range of banking, fiduciary, financial and other services. (SEE "-- Competition," below.)

         FSC also owns 99.9% of the outstanding capital stock of FSB WYOMING, a Wyoming state bank, 100% of the outstanding capital stock of First Security Bank of Oregon ("FSB OREGON"), an Oregon savings bank, and 100% of the capital stock of First Security Bank of Nevada ("FSB NEVADA"), a Nevada state chartered bank.

         All of FSC's banking subsidiaries together will be referred to hereafter in this section of the Prospectus / Proxy Statement as "the Banks".

         Nonbank subsidiaries owned by FSC include a leasing company, a mortgage company, a securities broker-dealer, an investment adviser, an insurance agency, a credit life insurance company, a management and services subsidiary, and a small business investment company. The securities subsidiaries are subject to regulation and supervision by the Commission and applicable state securities authorities. The insurance agency and credit life insurance company are regulated by applicable state insurance regulators. The business investment company is licensed by the Small Business Administration.

         In addition to its equity investment in its subsidiaries, FSC directly or indirectly raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of FSC's cash flow is typically derived from dividends directly from its bank and nonbank subsidiaries, and from interest on loans to FSC's nonbank subsidiaries.


RECENT OPERATING RESULTS

         For the three months ended March 31, 1994, First Security earned net after tax income of $33.16 million, up 8.0% from the $30.71 million earned after taxes in the same period of 1993. This continued the record-setting trend of 1993, which was the most profitable year in the Corporation's 65-year history. The gain in net income from the same period last year was due primarily to a 15.6% growth in interest-earning assets, plus a significant reduction in the provision for loan losses combined with a lower overall average funding cost and higher noninterest income.

         Net income for the first three months of 1994 generated a 1.34% return on average assets (ROAA) and a 15.74% return on average stockholders' equity
(ROAE). These returns compare with a 1.43% ROAA and a 16.85% ROAE for the year-ago period.

         Net income per share for the first quarter of 1994 was $0.67, up 3.1% from one year ago.

         Management of FSC appreciates the hard work of its employee team and the loyalty of its customers in producing the improving and impressive results over the recent several years. Lower expenses and loan loss provisions associated with a decreasing level of non-performing loans, coupled with a stable or increasing customer demand for its financial products and services within its market areas, has resulted in increasing income, assets and shareholder equity. Management is aware, however, that uncertainties inherent in today's highly competitive national and international financial markets require constant vigilance by managers and a willingness by shareholders to accept the presence of investment risk.


RECENT DEVELOPMENTS

         National and global economic uncertainties lead FSC to be conservative in the management of its RESERVE FOR LOAN LOSSES. Accordingly, the reserve was maintained at $134.22 million or 2.01% of total loans at March 31, 1994, compared to $127.33 million on March 31, 1993, which was equal to 2.28% of total loans. FSC uses extensive and sophisticated credit monitoring mechanisms, and the credit quality of assets held by FSC's banking subsidiaries is subject to periodic review by federal and state bank regulatory agencies. While FSC believes that its present reserves for loan losses are at appropriate levels in light of prevailing economic conditions, there can be no assurance that FSC will not make adjustments to its reserves and charge-off policies in response to changing economic conditions or future changes in regulatory requirements.

         Total PROBLEM ASSETS, which include nonaccruing and renegotiated loans, accruing loans past due 90 days or more, and other real estate owned (ORE) were $52.93 million at March 31, 1994, down 51.4% from the level on March 31, 1993. Nonaccruing and renegotiated loans were $27.77 million at March 31, 1994, down 58.7% from one year ago. The ratio of the reserve for loan losses to the total of nonaccruing and renegotiated loans was 483.35% at March 31, 1994 compared with 189.16% one year ago. Total ORE and other foreclosed assets amounted to $14.84 million at March 31, 1994, down 52.6% from the $31.34 million on March 31, 1993. Accruing loans past due 90 days or more were $10.32 million at March 31, 1994, essentially unchanged from a year ago, but up $3.16 million from December 31, 1993. The increase over year end is largely associated with acquisitions.

         FSC's ongoing internal loan review process classifies as "potential problem loans" (under Commission definitions) those loans which cause management serious doubt as to the ability of the borrowers to comply with the present repayment terms, but which loans are currently less than 90 days delinquent, are well-secured and in the process of collection, and thus are not nonperforming assets. As of March 31, 1994, "potential problem loans" were $19.46 million. This does not compare with the $18.74 million reported at March 31, 1993 because of the intervening acquisition of FNFC, which did not account for potential problem loans. "Potential problem loans" and nonperforming assets will continue to be closely monitored and carefully managed.

         In early 1994, the United States Senate passed legislation that would allow INTERSTATE BRANCHING FOR BANKS. The House of Representatives had already passed a similar bill, and a final version wil now be worked out in a Conference Committee. The effect of this legislation will be that a bank will be able to operate in another state by means of a branch of the main bank rather than as a separate bank, as is the case today. The efficiencies allowed by branching will likely stimulate the opening of a number of branches of larger Eastern. Midwestern and California banks in FSC's market areas. Because of FSC's historical commitment to operating locally headquartered stand-alone banks, the advent of interstate branch banking could have a noticeable competitive impact on FSC.

         In August 1993, FSC announced the closing of its acquisition of DESERT SOUTHWEST COMMUNITY BANCORP and its wholly-owned subsidiary, Nevada Community Bank, a one-branch Nevada state chartered bank. Nevada Community Bank had deposits of approximately $43 million. Based on the market value of FSC Common Stock at the time as compared with the book values of the acquired entities, the value of this transaction to shareholders of Desert Southwest Community Bancorp as of the signing of the merger agreement on January 22, 1993 was approximately
1.8 times the book value of Desert Southwest Community Bancorp.

         In October 1993, FSC announced the closing of its ACQUISITION OF STATE BANK OF GREEN RIVER, a one-branch Wyoming state chartered bank. State Bank had deposits of approximately $28 million. Based on the market value of FSC Common Stock at the time as compared with the book value of the acquired entity, the value of this transaction to shareholders of State Bank as of the signing of the merger agreement on February 23, 1993 was approximately 1.2 times the book value of State Bank of Green River.

         In November 1993, FSC announced the closing of the ACQUISITION OF CONTINENTAL BANCORPORATION and its wholly-owned subsidiaries, Continental National Bank and Continental Trust Company, a Nevada trust company.
Continental had four (4) branches and deposits of approximately $198 million. Based on the market value of FSC Common Stock at the time as compared with the book values of the acquired entities, the value of this transaction to Continental Bancorporation shareholders as of the signing of the merger agreement on May 3, 1993 was approximately 2.5 times the book value of Continental Bancorporation. In February 1994, Nevada Community Bank and Continental National Bank were merged to become First Security Bank of Nevada, a state chartered bank.

         Also in November 1993, FSC ACQUIRED FIRST NATIONAL FINANCIAL CORPORATION and its wholly owned First National Bank in Albuquerque, N.A..
First National Bank in Albuquerque had 26 branches and deposits of approximately $1.15 billion at June 30, 1993. Based on the market value of FSC Common Stock at the time as compared with the book value of the acquired entity, the value of this transaction to shareholders of First National Financial Corporation as of the signing of the merger agreement on May 18, 1993 was approximately 2.3 times the book value of First National Financial Corporation. Early in 1994, First National Bank was renamed First Security Bank of New Mexico, N.A.

         Also in November 1993, FSC subsidiary First Security Bank of Utah, N.A. acquired the core banking ASSETS AND DEPOSITS OF FIRST PROFESSIONAL BANK, a subsidiary of Fiscorp, Inc., located in Salt Lake City, Utah. The acquisition involved deposits of approximately $6 million.

         In February 1994, FSC subsidiary FSB Wyoming closed its ACQUISITION OF TWO BRANCHES OF EQUALITY STATE BANK, Cheyenne, Wyoming, having total deposits of approximately $31 million.

         FSC subsidiary FSB Utah closed its ACQUISITION OF COMMUNITY FIRST BANK in Clearfield, Utah during May, 1994. Community First Bank had deposits of approximately $67 million and 5 branches at September 30, 1993. Based on the market value of FSC Common Stock at the time as compared with the book value of the acquired entity, the value of this transaction to shareholders of Community First Bank as of the signing of the merger agreement on October 22, 1993 was approximately 2 times the book value of Community First Bank.

         FSC has also announced a letter of intent for the ACQUISITION OF AMERICAN BANCORPORATION, and its subsidiary American Bank of Commerce, by First Security Bank of Idaho. American Bank of Commerce has four (4) branches with $55.4 million in deposits at September 30, 1993. This transaction is expected to close in the second half of 1994.

COMPETITION

         Based on deposits of approximately $3.36 billion at December 31, 1993, FSB UTAH was the largest bank in the State of Utah. It currently has 114 branches. Based on deposits of nearly $2.34 billion at December 31, 1993, FSB IDAHO was the second largest bank in the State of Idaho. It currently has 87 branches. FSC's new subsidiary, FSB NEW MEXICO, is the second largest bank in New Mexico, with deposits of $1.18 billion at December 31, 1993.

         In Wyoming, Nevada and Oregon, FSC's banks are smaller, more localized competitors, with competition coming from a variety of larger banks and credit unions. First Security Bank of Oregon, at the last measurement date was the 12th largest bank in Oregon. First Security Bank of Wyoming, at the most recent measurement date, was the 8th largest bank in Wyoming. FSC's new subsidiary, FSB NEVADA, has a presence in the Clark County, Nevada market of approximately 1.9% market share in deposits.

         FSC's banks compete with other banking organizations in the states in which they operate on the basis of price, service and convenience. Other types of financial institutions, such as savings banks, savings and loan associations, and credit unions offer a wide range of deposit and loan services (including commercial loans) and, in some instances, fiduciary services. The likely advent of interstate bank branching by larger banks in other parts of the country will increase competition with FSC's banks and other financial services subsidiaries. (SEE "--Recent Developments", above)

         FSC's banks and other financial services subsidiaries also compete with brokerage firms and mutual funds which provide the substantial equivalent of checking accounts, credit cards and similar devices which strongly resemble deposit products. Major retailers compete for loans by offering credit cards and retail installment contracts. It is anticipated that competition from nonbank organizations will continue to grow.


                      [THIS SPACE LEFT BLANK INTENTIONALLY]

CAPITALIZATION

         The following table sets forth the historical capitalization of FSC as of March 31, 1994 (dollars in thousands):


                    LONG-TERM DEBT
                      Floating Rate Notes Due 1999                                      $     7,687
                      Medium Term Notes Due 1994-1998                                        50,000
                      Subordinated Notes Due 2002                                            75,000

                    SUBSIDIARIES: (1)
                      Advances from Federal Home Loan Bank (2)                              162,806
                      Mortgages Payable and Other Debt                                        2,045
                                                                                        -----------

                    TOTAL LONG-TERM DEBT                                                    297,538
                                                                                        -----------

                    STOCKHOLDERS' EQUITY
                       Preferred Stock:
                        Series "A", $3.15 cumulative convertible                                685

                       FSC Common Stock (par value $1.25,                                    61,120
                        Authorized 150,000,000 shares,
                        Issued and Outstanding 40,255,000
                        shares)
                       Paid-in Surplus                                                      125,044
                       Retained Earnings                                                    677,954
                       Net unrealized loss on securities available for sale                  (8,001)
                                                                                        -----------

                    SUB-TOTAL OF COMMON STOCKHOLDERS' EQUITY                                856,117
                    (BEFORE TREASURY STOCK)

                    Common Treasury Stock at cost                                           (15,155)
                    (359,000 shares)                                                    -----------

                    TOTAL FSC COMMON STOCKHOLDERS' EQUITY                                   840,962
                                                                                        -----------
                    TOTAL STOCKHOLDERS' EQUITY                                              841,647
                                                                                        -----------

                    TOTAL LONG-TERM DEBT AND                                            $ 1,139,185
                    STOCKHOLDERS' EQUITY                                                -----------
                                                                                        -----------


                --------------------
                (1) These obligations are direct obligations of FSC
                    subsidiaries, and as such, constitute claims against such subsidiaries prior to FSC's equity therein.
                (2) These advances mature in 1994 through 1998.


                      [THIS SPACE LEFT BLANK INTENTIONALLY]

SUPERVISION AND REGULATION

     REFERENCES IN THIS SECTION TO APPLICABLE STATUTES AND REGULATIONS ARE BRIEF SUMMARIES ONLY, AND DO NOT PURPORT TO BE COMPLETE. THE READER SHOULD CONSULT SUCH STATUTES AND REGULATIONS THEMSELVES FOR A FULL UNDERSTANDING OF THE DETAILS OF THEIR OPERATION.

     FSC is a bank holding company registered under the BHC Act, and is subject to supervision and regulation by the Federal Reserve Board. Federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violation of laws and policies. In addition, Utah law authorizes the state bank regulators to supervise and regulate under limited circumstances a holding company controlling a Utah domiciled bank.

     - ACTIVITIES "CLOSELY RELATED" TO BANKING. The BHC Act prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve Board, by order or regulation, to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve Board include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals. In approving acquisitions by FSC of companies engaged in banking-related activities, the Federal Reserve Board considers a number of factors, including the expected benefits to the public, such as greater convenience and increased competition or gains in efficiency, which are weighed against the risks of possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced DE NOVO and activities commenced through acquisition of a going concern.

     - SECURITIES ACTIVITIES. The Federal Reserve Board has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer-receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In very limited situations, holding companies have been permitted to underwrite and deal in corporate debt and equity securities through such subsidiaries.

     - SAFE AND SOUND BANKING PRACTICES. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve Board may order a bank holding company to terminate an activity or control of a nonbank subsidiary if such activity or control constitutes a significant risk to the financial safety, soundness or stability of a subsidiary bank and is inconsistent with sound banking principles. Regulation Y also requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") expanded the Federal Reserve Board's authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. Notably, FIRREA increased the amount of civil money penalties which the Federal Reserve Board can assess for such practices or violations. The penalties can be as high as $1 million per day. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

     - ANTI-TYING RESTRICTIONS. Bank holding companies and their bank and nonbank affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

     - ANNUAL REPORTING; EXAMINATIONS. FSC is required to file an annual report with the Federal Reserve Board, and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may examine a bank holding company or any of its subsidiaries, and charge the company for the cost of such an examination. FSC also will be subject to reporting and disclosure requirements under the state and federal securities laws subsequent to the offering contemplated by these materials.

     - BANK HOLDING COMPANY CAPITAL ADEQUACY REQUIREMENTS. The Federal Reserve Board monitors the capital adequacy of bank holding companies. The Federal Reserve Board uses a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy. The Federal Reserve Board has adopted a system using internationally consistent risk-based capital adequacy guidelines to evaluate the capital adequacy of bank holding companies. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. Certain off-balance sheet items, which previously were not expressly considered in capital adequacy computations, are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight. Total capital is defined as the sum of "Tier 1" and "Tier 2" capital elements, with "Tier 2" being limited to 100% of "Tier 1." For bank holding companies, "Tier 1" capital includes, with certain restrictions, common stockholders' equity, perpetual preferred stock and minority interests in consolidated subsidiaries less certain intangibles. "Tier 2" capital includes, with certain limitations, certain forms of perpetual preferred stock, as well as maturing capital instruments and the reserve for possible loan losses and specified levels of certain intangibles.

     In addition to the risk-based capital guidelines, the Federal Reserve Board has adopted the use of a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio is defined to be a company's "Tier 1" capital divided by its adjusted total assets. The leverage ratio adopted by the federal banking agencies requires a 3.0% "Tier 1" capital to adjusted total assets ratio for institutions with a CAMEL rating of 1. Institutions which are not CAMEL 1 rated will be expected to maintain a 100 to 200 basis point cushion; i.e., these institutions will be expected to maintain a leverage ratio of 4.0% to 5.0%, and institutions planning acquisitions are expected to maintain higher ratios.

  The following table sets forth the current regulatory requirements for capital ratios of bank holding companies as compared with FSC's capital ratios at March 31, 1994:


                                      -------------------------------------------------
                                                          TIER 1              TOTAL
                                                        CAPITAL TO         CAPITAL TO
                                         LEVERAGE     RISK-WEIGHTED      RISK-WEIGHTED
                                          RATIO(1)       ASSETS(2)          ASSETS(3)
             --------------------------------------------------------------------------
                REGULATORY MINIMUM      4.00-5.00%        4.00%              8.00%
             --------------------------------------------------------------------------
                FSC ACTUAL                 7.81%         11.51%             13.90%
             --------------------------------------------------------------------------


               (1) THE LEVERAGE RATIO IS DEFINED AS THE RATIO OF TIER 1 CAPITAL (USING FINAL 1992 RISK-BASED CAPITAL GUIDELINES TO DEFINE TIER 1 CAPITAL) TO AVERAGE ASSETS, NET OF GOODWILL. FEDERAL RESERVE BOARD GUIDELINES PROVIDE THAT ALL BANK HOLDING COMPANIES (OTHER THAN THOSE THAT MEET CERTAIN CRITERIA) MAINTAIN A MINIMUM LEVERAGE RATIO OF 3%, PLUS AN ADDITIONAL CUSHION OF 100 TO 200 BASIS POINTS. THE GUIDELINES ALSO STATE THAT BANKING ORGANIZATIONS EXPERIENCING INTERNAL GROWTH OR MAKING ACQUISITIONS WILL BE EXPECTED TO MAINTAIN "STRONG CAPITAL POSITIONS" SUBSTANTIALLY ABOVE THE MINIMUM SUPERVISORY LEVELS WITHOUT SIGNIFICANT RELIANCE ON INTANGIBLE ASSETS.

               (2) SHAREHOLDERS' EQUITY LESS GOODWILL (TIER 1 CAPITAL) DIVIDED BY RISK-WEIGHTED ASSETS.

               (3) TIER 1 CAPITAL PLUS RESERVE FOR POSSIBLE LOAN LOSSES (LIMITED TO 1.25% OF TOTAL RISK-WEIGHTED ASSETS) PLUS QUALIFIED SUBORDINATED AND CONVERTIBLE DEBT (TIER 2 CAPITAL) DIVIDED BY RISK-WEIGHTED ASSETS.

     Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However management is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

     - IMPOSITION OF LIABILITY FOR UNDERCAPITALIZED SUBSIDIARIES. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to revise its risk-based capital standards within eighteen months of enactment of FDICIA to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The new law also requires each federal banking agency to specify within nine months after the date of the enactment of the statute, by regulation, the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the regulations adopted by the banking agencies, all of FSC's subsidiary banks would be deemed to be "well capitalized."

     FDICIA requires bank regulators to take "prompt corrective action" to resolve problems associated with insured depository institutions. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. If an institution becomes "significantly undercapitalized" or "critically undercapitalized," additional and significant limitations are placed on the institution. The capital restoration plan of an undercapitalized institution will not be accepted by the regulators unless each company "having control of" the undercapitalized institution "guarantees" the subsidiary's compliance with the capital restoration plan until it becomes "adequately capitalized." FSC has control of all of its subsidiaries for purposes of this statute.

     Under FDICIA, the aggregate liability of all companies controlling a particular institution is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with applicable capital standards. FDICIA grants greater powers to the bank regulators in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a merger or to divest the troubled institution or other affiliates.

     Additionally, Federal Reserve Board policy discourages the payment of dividends by a bank holding company from borrowed funds as well as payments that would adversely affect capital adequacy. Failure to meet the capital guidelines may result in institution by the Federal Reserve Board of appropriate supervisory or enforcement actions.

     The "PROMPT CORRECTIVE ACTION" provisions of FDICIA reflect the same concerns which gave rise to a position adopted by the Federal Reserve Board known as the "source of strength doctrine," which is based on the Federal Reserve Board's Regulation Y. Regulation Y directs bank holding companies to "serve as a source of financial and managerial strength" to their subsidiary banks, and bars them from engaging in unsafe and unsound practices.

     - AUDIT REPORTS. Beginning January 1, 1994, FDICIA requires insured institutions with $500 million or more in total assets to submit annual audit reports prepared by independent auditors to federal and state regulators. In most cases, the audit report of the institution's holding company can be used to satisfy this requirement. The annual audit report shall include financial statements prepared in accordance with generally accepted accounting principles, statements concerning management's responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management.
FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of institutions with assets of $3 billion or more must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

     - ACQUISITIONS BY BANK HOLDING COMPANIES. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors. The Attorney General of the United States may, within 30 days after approval of an acquisition by the Federal Reserve Board, bring an action challenging such acquisition under the federal antitrust laws, in which case the effectiveness of such approval is stayed pending a final ruling by the courts.

     - INTERSTATE ACQUISITIONS. The Federal Reserve Board will only allow the acquisition by a bank holding company of an interest in any bank located in another state if the statutory laws of the state in which the target bank is located expressly authorize such acquisition.

Utah banking laws permit, in certain circumstances, out-of-state bank holding companies to acquire certain existing banks and bank holding companies in Utah.

     - MERGERS OF BANKS AND THRIFTS. FDICIA has eased restrictions on cross-industry mergers. Members of the BIF and the Savings Association Insurance Fund are generally allowed to merge, assume each other's deposits, and transfer assets in exchange for an assumption of deposit liabilities. A formula applies to treat insurance assessments relating to acquired deposits as if they were still insured through the acquired institution's insurance fund. The transaction must be approved by the appropriate federal banking regulator. In considering such approval, the regulators take into account applicable capital requirements, certain interstate banking restrictions, and other factors.

     - BANK REGULATION. Three of FSC's bank subsidiaries are national banks, which are subject to regulation and supervision by the Comptroller. The other banks are a state-chartered bank in Wyoming, subject to regulation and supervision by the State of Wyoming and by the FDIC; a state-chartered savings bank in Oregon, which is regulated by the State of Oregon and by the FDIC; and a state-chartered bank in Nevada, subject to regulation and supervision by the State of Nevada and by the FDIC. Bank regulations on both the federal and state levels are broad in their scope and materially affect the business of FSC and its banks.

     All of FSC's subsidiary banks are subject to the requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, commercial banks are affected significantly by actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     - PERMISSIBLE ACTIVITIES FOR STATE-CHARTERED INSTITUTIONS/EQUIVALENCE TO NATIONAL BANK POWERS. FDICIA provides that, effective December 19, 1992, no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions. Many of the statutory restrictions limit the participation of such institutions in the securities and insurance product markets. Each of the state-chartered banking subsidiaries of FSC are in compliance with the restrictions imposed by FDICIA.

     - EQUITY INVESTMENTS. In general, FDICIA prohibits state banks from directly or indirectly acquiring or retaining any equity investment of a type, or in an amount, not permitted for national banks. This prohibition does not apply to (1) investments in majority-owned subsidiaries; (2) qualified lower-income housing projects; (3) certain investments in shares listed on a national exchange or shares of a registered investment company;
     (4) investments in providers of directors' and officers' liability insurance; and (5) shares of state-examined institutions engaging only in activities permissible for a national bank. Other restrictions may apply to such investments. FDICIA requires the divestiture of impermissible equity investments held prior to December 19, 1991, as quickly as is prudent, but not later than December 19, 1996. In addition, during each of the three years following the enactment of FDICIA, each state bank must reduce by at least one-third the amount of impermissible publicly traded shares owned as of December 19, 1991, that exceeds the amount of the bank's capital. Each of FSC's state-chartered subsidiary banks has implemented a plan for aligning its investment portfolio with the requirements of FDICIA, and is presently in compliance with FDICIA's equity divestiture requirements.

     - RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. One set of restrictions is found in Section 23A of the Federal Reserve Act, which affects loans to and investments in FSC and any of its subsidiaries. Section 23A imposes quantitative and qualitative limits on transactions between a bank and any affiliate, and also requires certain levels of collateral for such loans. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of FSC or its subsidiaries.

     Another set of restrictions is found in Section 23B of the Federal Reserve Act. Among other things, Section 23B requires that certain transactions between FSC's subsidiary banks and their affiliates must be on terms substantially the same, or at least as favorable to FSC or its subsidiaries, as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies. In the absence of such comparable transactions, any transaction between FSC and its affiliates must be on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies. FSC is also subject to certain prohibitions against advertising which suggests that FSC is responsible for the obligations of its affiliates.

     The restrictions on loans to insiders contained in the Federal Reserve Act and Regulation O now apply to all insured institutions and their subsidiaries and holding companies. The aggregate amount of an institution's loans to insiders is limited to the amount of its unimpaired capital and surplus, unless the FDIC determines that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions. Loans made prior to the enactment of FDICIA are not subject to the restrictions.

     - RESTRICTIONS ON SUBSIDIARY BANK DIVIDENDS. The Federal Reserve Board, the Comptroller and the FDIC have each issued policy statements to the effect that bank holding companies and member banks, national banks and state banks should generally only pay dividends out of current operating earnings. The prior approval of the Comptroller is required if the total of all dividends declared by the board of directors of a national bank in any calendar year will exceed the aggregate of the bank's net profits (as defined by regulatory authorities) for that year and its retained net profits for the preceding two years. Similar restrictions govern the other banking subsidiaries of FSC. In addition, national banks can pay dividends only to the extent that retained net profits exceed "bad debts", which are generally defined to include the principal amount of loans that are in arrears as to interest by nine months or more and that are not secured and that are not in the process of collection. As of March 31, 1994, FSC's subsidiary banks could have declared additional dividends to FSC totalling approximately $103.53 million without regulatory approval or restriction. Federal banking regulators also may prohibit federally insured banks from paying dividends if the payment of such dividend would leave the bank "undercapitalized" as defined in FDICIA and the implementing regulations, or the payment of dividends would, in light of the financial condition of such bank, constitute an unsafe or unsound practice. Applicable Nevada, Wyoming and Oregon law place similar restrictions on the payment of dividends by banks organized under the laws of those states.

     - BRANCH CLOSING REQUIREMENTS. FDICIA requires FSC's banks to notify the FDIC and branch customers 90 days prior to a branch closing, including a detailed statement regarding the reasons for the closing. Notice of the closing must be posted at the facility 30 days prior to the closing.

     - TRUTH IN SAVINGS DISCLOSURES. FDICIA subjects FSC's banks to information requirements concerning advertisements and solicitations for deposits. The FDIC requires such advertisements and solicitations to disclose the following: (1) annual percentage yield and the period for which it is in effect; (2) minimum balance and initial deposit requirements; (3) a statement that fees could reduce the yield; and (4) interest penalty for early withdrawal. Misleading advertisements are prohibited. Schedules of rates, fees, and other terms must be distributed to customers, and notice of any changes must be mailed 30 days before they go into effect. Violations of these restrictions are subject to enforcement actions by regulators, civil suits by depositors, and could result in the payment of penalties and attorneys' fees. FDICIA requires depository institutions to disclose fees, interest rates and other terms concerning deposit accounts to consumers before they open accounts. FDICIA requires depository institutions that provide periodic statements to consumers to include information about fees imposed, interest earned and the annual percentage yield on those statements. FDICIA imposes substantive limitations on the methods by which institutions determine the balance on which interest is calculated. Rules dealing with advertisements for deposit accounts are also included in the law.

     - EXAMINATIONS.   The FDIC periodically examines and evaluates insured
     banks. Based upon such an evaluation, the FDIC may revalue the assets of an insured institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. FDICIA requires that these on-site examinations be conducted every 12 months, except that certain well capitalized banks may be examined every 18 months. FDICIA authorizes the FDIC to assess the institution for its costs of conducting the examinations. The rules and regulations of the Comptroller, which regulates FSC's national banks, and the various state banking authorities regulating FSC's state-chartered banks, also provide for periodic examinations by those agencies.

     - STANDARDS FOR SAFETY AND SOUNDNESS. As part of FDICIA's efforts to promote the safety and soundness of depository institutions and their holding companies, the appropriate federal banking regulators are required to promulgate by December 1, 1993 regulations specifying operational and management standards (addressing internal controls, loan documentation, credit underwriting and interest rate risk) and asset quality, earnings and stock valuation standards (including a minimum ratio of market value to book value of the publicly traded shares of such depository institutions and holding companies). The Federal Reserve Board issued on April 19, 1993 proposed regulations on standards for safety and soundness, and is seeking public comment on this proposal. The impact of these regulations is difficult to determine until final regulations are issued. The proposed regulations did not address standards for a minimum ratio of market value to book value because the Board found that market value is affected by factors unrelated to safety and soundness.

     - REAL ESTATE LENDING EVALUATIONS. FDICIA requires uniform standards for evaluations by the regulators of loans secured by real estate or made to finance improvements to real estate that take into consideration the risk posed to the insurance funds by real estate loans, the availability of credit, and the need for safe and sound operation of insured depository institutions. FDICIA also prohibits the regulators from adversely evaluating a real estate loan or investment solely on the grounds that the investment involves commercial, residential or industrial property, unless the safety and soundness of an institution may be affected.

     In order to implement these provisions, on December 31, 1992, the agencies adopted regulations establishing loan-to-value (LTV) ratio limitations on real estate lending by insured depository institutions. The Federal Reserve Board also established loan-to-value ratio limitations on real estate lending by bank holding companies and their nonbank subsidiaries. Certain transactions are excluded from the LTV ratio limitations. Specifically, these limits do not apply to: loans guaranteed or insured by the U.S. Government or an agency thereof, or backed by the full faith and credit of a state government; loans facilitating the sale of real estate acquired by the lending institution in the ordinary course of collecting a debt previously contracted; loans where real estate is taken as additional collateral solely through an abundance of caution by the lender; loans renewed, refinanced, or restructured by the original lender(s) to the same borrower(s), without the advancement of new funds; or loans originated prior to the effective date of the regulation.

     - DEPOSIT INSURANCE ASSESSMENTS. FDICIA requires the FDIC to make effective, no later than January 1, 1994, regulations setting up a risk-based deposit insurance system. In addition, the FDIC can impose special assessments to cover the cost of borrowings from the U.S. Treasury, the Federal Financing Bank, and BIF member banks. The semiannual assessment must be based on: (1) the probability of a loss to the BIF; (2) the potential magnitude of the loss; and (3) the revenue and reserve needs of the fund.

     On October 1, 1992, the FDIC issued rules revising its assessments regulations to provide for the transition from the existing flat-rate system for deposit insurance assessments (or "premiums") to a new, risk-based assessment system. Under the transitional system for the six-month period beginning July 1, 1993, and in semiannual periods thereafter, FDIC-insured depository institutions that are members of the BIF must pay insurance premiums at rates between 23 and 31 basis points depending on the bank's capital category and bank regulators' supervisory category. Institutions assigned to higher-risk categories--that is, institutions that pose a greater risk of loss to their respective deposit insurance funds-- would pay assessments at higher rates than would institutions that pose a lower risk. The FDIC on June 25, 1993 issued final rules which make permanent, with some technical modifications, the risk based assessment system set forth in the transitional rules, commencing with the January 1, 1994 assessment period. The FDIC may consider at a later date expanding the range of the premiums assessed. As required by FDICIA, the FDIC has implemented the rules governing assessments of BIF members to enable BIF to recapitalize to the designated reserve ratio of 1.25% within fifteen years.

     - BROKERED DEPOSIT RESTRICTIONS. FIRREA and FDICIA generally bar institutions which are not well capitalized from accepting brokered deposits. The FDIC has issued rules which prohibit undercapitalized institutions from soliciting or accepting such deposits. Adequately capitalized institutions would be allowed to solicit such deposits, but could only accept them if a waiver is obtained from the FDIC.

     - REAL ESTATE APPRAISAL REQUIREMENTS. The federal banking agencies have issued final regulations requiring, after December 31, 1992, insured institutions to obtain appraisals by certified or licensed appraisers for transactions having a value over $100,000.

     - FIRREA'S IMPACT. FIRREA's primary purpose was to restructure the statutory and regulatory framework applicable to savings associations, and establish a mechanism for resolving insolvent thrift institution cases. Certain provisions of FIRREA, however, affect the bank subsidiaries of holding companies, including FSC. Among the most significant of these provisions are those which: (1) clarify the powers and duties of the FDIC as receiver or conservator of a bank; (2) enhance the enforcement powers of the federal banking regulators; (3) establish new reporting requirements under the Home Mortgage Disclosure Act designed to prevent discriminatory lending practices; (4) require the federal banking agencies to make public a rating of a bank's performance under the Community Reinvestment Act; and
     (5) prohibit banks from entering into contracts with persons providing goods, products or services if the performance of such contracts would adversely affect the bank's safety and soundness. FIRREA's primary impact on commercial banks has been to increase the enforcement authority of federal regulators and to expand the scope of potential targets of enforcement actions.

     FIRREA also contains a "cross-guarantee" provision which makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of an affiliated insured depository institution.

     - EXPANDING ENFORCEMENT AUTHORITY. One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board, Comptroller and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties of up to $1 million per day, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

     - INSTABILITY OF REGULATORY STRUCTURE. The laws and regulations affecting banks and bank holding companies are in a state of flux. The rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. It is difficult to predict the outcome of these changes.


DESCRIPTION OF FSC'S CAPITAL STOCK

     The following statements are brief summaries of the material provisions relating to FSC's Preferred Stock and FSC Common Stock and are qualified in their entirety by the provisions of FSC's Certificate of Incorporation, which has been filed with the Commission.

     - PREFERRED STOCK. The Certificate of Incorporation authorizes the issuance of 400,000 shares of preferred stock with no par value. On March 31, 1994, there were 13,050 shares of $3.15 Cumulative Convertible Preferred Stock, Series "A" (the "Series A Preferred Stock") outstanding. Holders of Series A Preferred Stock have the right to receive semi-annual dividends at the annual rate of $3.15 per share. Such right is cumulative and such dividends are payable before dividends may be paid on the FSC Common Stock. The Series A Preferred Stock is convertible into the FSC Common Stock at a ratio of 12.15 shares of FSC Common Stock for each share of Series A Preferred Stock. This conversion right is subject to adjustment in certain events to protect against dilution of the conversion rights attached to the Series A Preferred Stock. In the event of a liquidation, dissolution or winding up of FSC, the holders of Series A Preferred Stock are entitled to receive cash value of $52.50 per share plus unpaid accumulated preferred dividends before any distribution is made to holders of the FSC Common Stock. FSC may, at the option of the Board of Directors, redeem all or any part of the outstanding Series A Preferred Stock at the redemption price of $52.50 per share plus unpaid accumulated preferred dividends.

     Holders of FSC's Series A Preferred Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Voting for the election of directors is not cumulative. If at any time four or more semi-annual dividends on the Series A Preferred Stock are in default, in whole or in part, the holders of the Series A Preferred Stock as a class will be entitled to elect four directors and the holders of the FSC Common Stock will be entitled to elect the remaining directors. Holders of any additional Preferred Stock hereafter issued may have such full or limited voting rights as are provided by the Board of Directors.

     The Board of Directors of FSC is authorized by the Certificate of Incorporation to provide, without further shareholder action, for the issuance of one or more series of preferred stock. The Board of Directors has the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions. Holders of preferred stock have no pre-emptive rights. The Series A Preferred Stock is not publicly traded.

     - FSC COMMON STOCK. FSC is currently authorized to issue 150,000,000 shares of FSC Common Stock with a par value of $1.25 per share. As of March 31, 1994, there were outstanding 48,216,000 (net of Treasury Stock) shares of FSC Common Stock. At such date, there were: 19,660 shares reserved for issuance under FSC's Comprehensive Management Incentive Plan as stock bonuses and other awards (Note: at its annual meeting in April 1994, FSC stockholders increased this by 2,500,000 shares.); 334,439 shares reserved for issuance under FSC's Dividend Reinvestment Plan; 158,558 shares reserved for issuance upon the conversion of FSC's Series A Preferred Stock, and 2,446,593 shares reserved for issuance upon exercise of outstanding stock options. Payment of dividends on the FSC Common Stock is also subject to the prior rights of FSC's outstanding Preferred Stock.

     The holders of FSC Common Stock are entitled to voting rights for the election of directors and for other purposes, subject to the voting rights of the holders of Preferred Stock conferred by law and to the specific voting rights granted to each series of Preferred Stock and to voting rights which may in the future be granted to subsequently created series of Preferred Stock.

     Dividends will be determined by FSC's Board of Directors in light of circumstances existing at the time, including the earnings and financial condition of FSC, and there is no assurance that dividends will continue to be paid at current levels. No material restrictions have been imposed on FSC's ability to pay dividends from its earned surplus by bank regulations or applicable law. As of December 31, 1993, approximately $369 million could be applied to dividend payments to its shareholders and certain other payments.

     FSC Common Stock has no pre-emptive or conversion rights.

     As of August 28, 1989, FSC adopted a Shareholder Rights Agreement (the "Plan") and the Board of Directors of FSC on that date (a) declared a dividend of one "Right" for each share of FSC Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right in respect of each share of FSC Common Stock issued after September 8, 1989 and prior to the occurrence of certain events described in the Plan, primarily involving the acquisition of target levels of FSC shares by persons not then holding such amounts. Each Right entitles the registered holder to purchase from FSC a unit consisting of one-thousandth of a share of Junior Series B Preferred Stock at a purchase price of $44.44 per unit. The Rights are attached to all shares of FSC Common Stock that were outstanding on September 8, 1989 or have been issued since that date, and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until the occurrence of such events, no Right may be exercised or traded separately from the FSC Common Stock. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of FSC Common Stock. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by FSC, which may be done at $0.01 per Right, in accordance with the terms of the Plan.

     The Plan is designed to protect FSC's stockholders' interests in the event of an unsolicited attempt to acquire FSC, including a gradual accumulation of shares in the open market. FSC believes that the Plan provides protection against a partial or two-tier tender offer that does not treat all stockholders equally and against other coercive takeover tactics which could impair FSC's Board of Directors' ability to represent FSC's stockholders fully. Management believes that the Rights should also deter any attempt by a controlling stockholder to take advantage of FSC through self-dealing transactions. The Plan is not intended to prevent a takeover of FSC. Issuing the Rights has no dilutive effect, does not affect reported earnings per share, and does not change the way in which FSC's shares are traded. However, the exercise of Rights by some but not all of FSC's stockholders would have a dilutive effect on nonexercising stockholders. Moreover, some may argue that the Plan has the potential for "entrenching" current management by allowing current voting stockholders to increase their voting shares, thus making a tender offer more difficult and costly.

     FSC Common Stock is not subject to redemption by FSC, and there is no restriction on the repurchase by FSC of shares of FSC Common Stock except for certain regulatory limits.

     FSC's Certificate of Incorporation provides that, in general, an affirmative vote of not less than 80% of the outstanding shares of FSC Common Stock is required to approve or authorize certain major corporate transactions involving FSC and holders of more than 15% of the FSC Common Stock (including certain mergers, substantial dispositions of assets, liquidation or dissolution, or recapitalization). The 80% vote is not required in some such circumstances, including certain transactions which have been approved in advance by a majority of the Board of Directors, or where holders of FSC Common Stock receive a price per share that satisfies the fairness criteria set forth in the Certificate of Incorporation.


HISTORICAL SHARE PRICES AND DIVIDENDS

     FSC Common Stock is quoted on the NASDAQ / NMS under the symbol "FSCO".

     The following table sets forth by quarter the high and low closing bid price of FSC Common Stock as reported on the NASDAQ / NMS, and the cash dividends declared per share for the calendar periods indicated. All stock prices and dividends per share reported below have been adjusted for the 50% stock dividends effected by FSC on May 18, 1992 and on June 3, 1991, which had the effect of 3-for-2 stock splits.


                                                         CASH DIVIDENDS
                                                          DECLARED PER
                                     HIGH    LOW             SHARE
                                     ----    ---       ------------------
               1994

                 Second Quarter                             $0.26
                 First Quarter      29.00     25.75          0.26

               1993
                 Fourth Quarter    $30.00    $24.00         $0.23
                 Third Quarter      28.50     26.50          0.23
                 Second Quarter     30.00     25.50          0.23
                 First Quarter      30.25     25.50          0.19

               1992
                 Fourth Quarter    $27.50    $22.00         $0.19
                 Third Quarter      26.25     21.50          0.17
                 Second Quarter     25.25     20.17          0.17
                 First Quarter      23.33     18.17          0.15

               1991
                 Fourth Quarter    $19.00    $16.17         $0.15
                 Third Quarter      17.33     13.67          0.15
                 Second Quarter     16.50     12.45          0.15
                 First Quarter      13.00     10.00          0.14


     The closing bid price of FSC Common Stock as reported on the NASDAQ / NMS on March 29, 1994, the last trading day prior to the public announcement of the
Merger Agreement was $28.75 per share.  On               , 1994, the closing bid
price for FSC Common Stock was $      per share.

     The approximately 480,000 acquired or treasury shares of FSC Common Stock to be issued in connection with the Merger will not result in any material increase in the number of shares of FSC Common Stock outstanding and available for trading in the public share markets.

     The STAR VALLEY Shareholders are advised to obtain current market quotations for the FSC Common Stock. No assurances can be given concerning the market price of the FSC Common Stock before or after the date on which the Merger is consummated. The market price of the FSC Common Stock will fluctuate between the date of this Prospectus/Proxy Statement and the date on which the Merger is consummated and thereafter. Because the Conversion Ratio is fixed and because the market price of the FSC Common Stock is subject to fluctuation, the value of the shares of FSC Common Stock that holders of STAR VALLEY Common Stock will receive in the Merger may increase or decrease prior to and following the Merger.




                          INFORMATION ABOUT STAR VALLEY

GENERAL

     STAR VALLEY is a Wyoming state-chartered bank whose deposits are insured by the FDIC. STAR VALLEY is a member of the Federal Reserve System. Accordingly, STAR VALLEY is primarily regulated by the Commissioner and by the Federal Reserve System.

     The principal business of STAR VALLEY is to obtain deposits from the general public and to combine such deposits with other available sources of funding to make residential and commercial real estate loans; secured and unsecured commercial, corporate and business loans; and consumer loans. STAR VALLEY also purchases investment securities, including United States Government, Federal Agency, and State and Municipal obligations. STAR VALLEY provides a variety of other banking services, including safe deposit boxes, night deposit facilities, wire transfers and various domestic exchange services. STAR VALLEY does not provide trust services.

     The table below lists the major classifications of STAR VALLEY's income and the percentage contribution of each classification (dollar amounts in thousands):



                                             1993                      1992                    1991
                                        -----------------        -----------------        -----------------
                                        AMOUNT    PERCENT        AMOUNT    PERCENT        AMOUNT    PERCENT
                                        ------    -------        ------    -------        ------    -------
                                                    (%)                      (%)                      (%)
Interest and Fees on Loans              $3,012    60.76          $2,833    56.39          $2,941    54.51
Interest on Investment Securities        1,251    25.24           1,613    32.10           1,876    34.77
Interest on Federal Funds Sold             123     2.48             215     4.28             225     4.17
Non-Interest Income                        571    11.52             363     7.23             353     6.55
                                        ------  -------          ------  -------          ------  -------
  Total                                 $4,957   100.00          $5,024   100.00          $5,395   100.00
                                        ------  -------          ------  -------          ------  -------
                                        ------  -------          ------  -------          ------  -------


     STAR VALLEY's operations are conducted through its Main Office located in downtown Afton, Wyoming, and it will soon open a new branch office in Thayne, Wyoming. At December 31, 1993, STAR VALLEY had 25 full-time equivalent employees. None of the employees are represented by labor unions.


THE MARKET FOR STAR VALLEY COMMON STOCK

     No broker or dealer makes a market in the STAR VALLEY Common Stock. Historically, transactions in STAR VALLEY Common Stock have been negotiated directly between buyers and sellers. Information regarding the stock transactions presented below reflects trading and transfers in STAR VALLEY Common Stock. STAR VALLEY's stock transfer records and other information available to STAR VALLEY management indicate that there have been only a few transfers of STAR VALLEY Common Stock, and these apparently were without consideration and effected for estate planning and other purposes. These transfers can be summarized as follows:

                                             Number
                                           of Shares
                 Time Period         Traded or Transferred
                 -----------         ---------------------
                  1989                        1
                  1990                        1
                  1991                        3
                  1992                       61.11
                  1993                       26.94


     In 1991, 1992 and 1993, STAR VALLEY declared annual dividends of $1,000.00 per share, $2,000.00 per share and $2,000.00 per share, respectively. Depending on the Closing Date, STAR VALLEY may declare and pay a dividend of up to $1,000 per share (based on 375 shares) in June and in December, 1994.


COMPETITION

     STAR VALLEY competes with commercial banks, savings and loan associations, and credit unions in attracting deposits and originating loans. The primary factors in competing for deposits are interest rates, fees, the range and quality of services offered, the convenience of offices and hours of operation. The primary factors in competing for loans are interest rates, loan fees, and the quality and range of lending services offered. Additional competition comes from money market funds, mortgage banking firms, insurance companies, and other corporate and government lenders.

     STAR VALLEY's market area is primarily northern Lincoln County, Wyoming, although it also serves small portions of adjacent Caribou and Bonneville Counties in Idaho. No other financial institution is located within 45 miles of STAR VALLEY's Afton, Wyoming office. The relative market shares, based on deposits, for all depository institutions in Lincoln County as of June 30, 1993, which is the most recent information reliably available to the parties to the Merger, are shown in the following table (dollar amounts in thousands):


INSTITUTION                        DEPOSITS          MARKET SHARE
- -----------                        --------          ------------
First National Bank - Kemmerer     $11,350             12.0%
Key Bank of Wyoming (Kemmerer)      34,564             36.6
STAR VALLEY                         48,575             51.4



REGULATION

     The information contained in this section summarizes portions of certain laws and regulations that apply to STAR VALLEY. This summary does not purport to be complete and is qualified in its entirety by reference to the described statutes and regulations.

     STAR VALLEY is a Wyoming state-chartered bank and as such is subject to supervision and regulation by the Commissioner and by the Board of Governors. Certain requirements and restrictions are imposed on STAR VALLEY by these regulators, including restrictions on the nature and amount of loans that it may make and restrictions relating to investments, facilities and other activities.

     Laws passed in the 1980's and early 1990's have, among other things, served to substantially increase competition between commercial banks and thrift institutions by reducing or eliminating certain deposit and lending restrictions; required all depository institutions to maintain reserves with the Federal Reserve System; required increased Community Reinvestment Act disclosures; and increased FDIC insurance premiums (now .23% of deposits).

     The Federal Deposit Insurance Corporation Improvement Act of 1991 was signed into law on December 19, 1991, and its provisions are being phased in over a period of four years. Provisions include "Truth in Savings," which requires uniform disclosures for interest rates and terms on interest-bearing accounts; a risk-based insurance assessment for FDIC; uniform regulations on real estate lending; and a variety of supervisory and accounting reforms. All banks will be substantially impacted by these new regulatory requirements.

     CAPITAL ADEQUACY REQUIREMENTS. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The requirements address both risk-based capital and leverage capital. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to
interest rate risk.   Banks with capital ratios below the required minimum are
subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

     The FDIC's risk-based capital guidelines require state banks to have a ratio of Tier 1 or core capital-to-total risk-weighted assets of 4% and a ratio of total capital-to-total risk-weighted assets of 8%. As of December 31, 1993, STAR VALLEY's ratio of Tier 1 capital to total risk-weighted assets was 20.58% and its ratio of total capital to total risk-weighted assets was 21.80%. The FDIC's leverage capital guidelines require that state banks maintain Tier 1 capital of no less than 5% of total adjusted assets, except in the case of certain highly rated banks for which the requirement is 3% of total adjusted assets. As of December 31, 1993, Star Valley's ratio of Tier 1 capital to total adjusted assets was 11.97%.

     FDICIA mandates that risk-based capital standards take account of the concentrations of credit risk, interest rate risk, risks involved in nontraditional activities, and the expected risk of loss and the actual performance of multifamily mortgages. Bank regulators also have regulations providing for each capital measure the levels at which an institution is "critically undercapitalized", "significantly undercapitalized",
"undercapitalized", "adequately capitalized", or "well capitalized".   Under the
current regulatory scheme, STAR VALLEY should be deemed "well capitalized".

     With certain exceptions (including money on deposit), Wyoming law prohibits a state bank from incurring indebtedness or liabilities in excess of its capital (defined as common stock) and certified surplus, without the prior approval of the Commissioner.

     INTEREST RATE LIMITS. Wyoming usury laws limit the rate of interest that may be charged by STAR VALLEY. Certain federal laws provide a limited preemption of Wyoming usury laws. While there is no limit on the interest that can be charged on business loans, the maximum rate of interest that STAR VALLEY may charge on consumer and other loans under Wyoming law varies between 36% per annum for loans of $300.00 or less to 21% per annum for other loans over $1,000.00. A 1980 federal statute removes interest ceiling under usury laws for loans by STAR VALLEY which are secured by first liens on residential real property.

     BRANCHING. Wyoming banking laws allow a Wyoming-chartered bank to establish a branch anywhere in Wyoming provided that the branch is approved in advance by the Commissioner. The branch must also be approved by the Board of Governors, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers. There are no federal limitations on the ability of insured nonmember state banks to branch across state lines; however, such branching would be subject to applicable state restrictions.

     (For additional information about the banking regulatory environment, SEE "INFORMATION ABOUT FSC -- Supervision and Regulation").

PROPERTIES

     The following table shows information concerning the locations and adjusted book value of STAR VALLEY's offices as of March 31, 1994:




- --------------------------------------------------------------------------------------------------
OFFICE/PROPERTY LOCATION      NET BOOK VALUE [1]       OWNED          DATE LEASE     CONDITION OF
                                                         OR           EXPIRES;       PROPERTY
                                                       LEASED         LEASE TERMS
- --------------------------------------------------------------------------------------------------
Main Office                   $228,524.24              Owned          n/a            Average to
485 Washington Street                                                                Excellent
Afton, Wyoming  83110                                                                Condition
- --------------------------------------------------------------------------------------------------
Lower Valley  Office          in process of being      Land           n/a            Expected to
116 South Main Street         completed                Owned;                        be in New
Thayne, Wyoming                                        building                      and Excellent
                                                       leased                        Condition
- --------------------------------------------------------------------------------------------------


     [1] Net book value includes land and building (if owned), together with furniture and equipment.


     Each of the above properties is covered by insurance and, in the judgment of STAR VALLEY's management, are adequately insured. The total taxable value of these properties, as estimated by STAR VALLEY's management, is approximately $530,000.


DIRECTORS AND EXECUTIVE OFFICERS

     Information relating to STAR VALLEY's Directors and Executive Officers is set forth below:



NAME AND POSITION WITH                  AGE       PRINCIPAL OCCUPATION DURING          DIRECTOR OR
STAR VALLEY                                        LAST 5 YEARS                        OFFICER SINCE
- ----------------------                  ---       ----------------------------------   -----------
Elmo H. Newswander(Dirctor)             78        Retired Accountant                   1975
W. Tom Davis(Director)                  52        Real Estate/Insurance                1982
Rowan M. Anderson(Director)             48        Insurance/Rancher                    1984
Don L. Robinson(Director)               59        Retired Banker                       1993
Hal R. Robinson(Officer and Director)   46        President & Sr. VP, STAR VALLEY      Officer 1975
                                                                                       Director 1988
Rod R. Jensen(Officer)                  36        Vice President                       1984
                                                  Exec. VP/Credit Admin, STAR VALLEY   1992


     All Directors of STAR VALLEY are elected to serve until the next annual meeting of STAR VALLEY Shareholders and until their successors are elected and qualified. Executive Officers are elected annually by the Board of Directors and serve at the will of the Board.

BOARD OF DIRECTORS, COMMITTEES AND MEETINGS

     The Board of Directors held 12 meetings during 1993 and 5 meetings so far during 1994. Each Director has attended at least 90% of all of these meetings of the Board of Directors.

     The Board of Directors has appointed an Examination Committee consisting of at least three Directors who are not officers or employees of STAR VALLEY. The Examination Committee reviews STAR VALLEY's regulatory reports, audit confirmation reports from outside accounting firms, and reports the results to the full Board.

     The Board of Directors has established a Bank Officers Loan Committee authorized to approve loans in excess of established officer loan limits up to $ 125,000. The Board of Directors itself from time to time convenes as a Loan Committee and is required to approve loans over $125,000 and reviews and ratifies actions of the Bank Officers Loan Committee. The Board reviews new and closed loans, non-performing and watch list loans, and performs such other duties necessary to carry out STAR VALLEY's written loan policy. The Board is also responsible for a review of STAR VALLEY's Community Reinvestment Act policy on at least an annual basis.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the total salary, bonus and fee compensation with respect to the President and CEO, and for all Executive Officers and Directors as a group in the years shown:

                           SUMMARY COMPENSATION TABLE

                                1991           1992           1993
Hal R. Robinson               $76,400        $76,400        $81,000
President, CEO & Director

Kay L. Robinson                97,504         51,752          1,750
Retired President
CEO and Director

All Executive Officers and    191,904        177,675        186,553
Directors as a Group


     Non-employee Directors are paid $500.00 for each regular Board of Directors meeting. No additional fees were paid to directors for Committee meetings attended. Each non-employee Director also was paid a bonus of $3,000 in December of 1993.

     Salary levels of Senior Officers are determined by the Board of Directors. There are no salary continuation agreements with any officers of STAR VALLEY.


TRANSACTIONS WITH MANAGEMENT

     Some of the Directors and Executive officers of STAR VALLEY, and companies with which they are associated, are customers of, and have had banking transactions with, STAR

VALLEY. STAR VALLEY also has purchased services and products from some of the companies with which Directors are associated. All existing loans and commitments to loan included in such transactions were made in compliance with applicable laws and on the same terms, including interest rate and collateral, as those prevailing at STAR VALLEY at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present any other unfavorable features. As of March 31, 1994, loans outstanding to all Directors and Executive Officers and their affiliates totaled $319,000, or 3.9% of the equity capital of STAR VALLEY.


LEGAL PROCEEDINGS

     Because STAR VALLEY is engaged in the business of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness, STAR VALLEY generally has pending routine collection litigation. As of the date of this Prospectus/Proxy Statement, in the opinion of STAR VALLEY's management, any pending or threatened legal proceedings would not have a material effect on STAR VALLEY's results of operations or financial position. A former employee, Carolyn Johnson, has filed a wrongful termination suit against STAR VALLEY in Wyoming's Third District Court. Counsel for STAR VALLEY is filing a motion for summary judgement based on the discovery conducted in the
case.   At present, the opinion of counsel is that the probability of a recovery against STAR VALLEY is neither likely nor remote.

              STAR VALLEY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of STAR VALLEY's financial condition and results of operations should be read in conjunction with the financial statements and notes included as Appendix B to this Prospectus/Proxy Statement.

SUMMARY

     At March 31, 1994, Star Valley's total assets were $62,271,000 compared to $58,985,000 at March 31, 1993. Net loans increased from $27,289,000 at March 31, 1993 to $34,935,000 at March 31, 1994. This growth in assets and loans reflects the improved economic condition of STAR VALLEY's service area, increased interest in the area for retirement and recreational purposes, and general economic growth overflowing from the Jackson Hole area. On a year-to-year basis, December 31, 1993 assets were 5.9% higher than at year end 1992, and 11.8% higher than at year end 1991. The year to year growth was the result of the same factors just discussed.

     Total deposits at March 31, 1994 were $53,694,000 compared to $50,783,000 at March 31, 1993. On a year-to-year basis deposits were $56,582,000 at December 31, 1993, 6.2% higher than at the same date in 1992, and 12.7% higher than at the end of 1991. STAR VALLEY introduced a Star Club Account at the end of 1992 and initiated an active marketing campaign to promote this account and cross sell other products. As a result, now accounts, which include the club account, more than doubled to $5,143,000 at December 31, 1993. Even with many depositors shifting to the club account, supernow accounts increased 10.8% and money market accounts increased 5.1% over the same period. However, time certificates of deposit actually decreased 6.5% from yearend 1992 to yearend 1993 as depositors shifted to the more liquid investments because of the low interest rates.

     Net income increased $151,000 in 1993 to $1,136,000. 1992 income of $985,000 was an increase of $167,000 over 1991. Even though interest rates were dropping during 1993, net interest income for the year was $106,000 greater than in 1992. This growth is explained primarily by the greater loan volume during the year. The net gain on the sale of property held in OREO made up most of the $208,000 increase in non-interest income. However, a greater provision for loan losses taken in 1993 over 1992 negated $115,000 of the gains. The following table summarizes STAR VALLEY's significant income and expense results for all these periods (in thousands):



                                   THREE MONTHS ENDED
                                        MARCH 31          YEAR ENDED DECEMBER 31
                                   ------------------     ----------------------
                                     1994     1993          1993    1992    1991
                                     ----     ----          ----    ----    ----
Net Interest Income                $  700   $  649        $2,805  $2,699  $2,483

Provision for Loan Losses              18       17           193      78       7

Non-Interest Income                   121      181           571     363     353

Non-Interest Expense                  364      347         1,474   1,477   1,638

Provision for Income Taxes            162      158           573     522     373
                                   ------   ------        ------  ------   -----
Net Income                         $  277   $  308        $1,136  $  985   $ 818
                                   ------   ------        ------  ------   -----
                                   ------   ------        ------  ------   -----

                                      -68-
RESERVE FOR LOAN LOSSES

     STAR VALLEY maintains its reserve for loan losses at a level that its Board of Directors believes is adequate to provide for potential losses in its loan portfolio. STAR VALLEY uses an outside consultant as part of its loan review process. The adequacy of the reserve is analyzed and calculated monthly by the consultant and management and presented to the Board of Directors at its monthly meeting. Adjustments to the reserve are made on a quarterly basis.

     STAR VALLEY maintains a "watch" list, which includes all loans that have been adversely classified by regulators, as well as those loans about which management has serious doubts concerning the borrowers' ability to pay in accordance with the original terms of the loans. The outside consultant reviews new loans on a monthly basis for loan quality, compliance and documentation. He also reviews past due and nonperforming loans and recommends grade changes. A reserve for potential loss is assigned to each loan on the "watch" list. The amount of reserve for each loan can either be a percentage or a specific dollar amount based on evaluation of collateral and is determined by management and the outside consultant after discussion with the officer of the account.

     The adequacy of the reserve for loan losses is then determined by considering these potential losses, the average loan loss rate over the past five years, current and anticipated economic conditions, changes in the volume and type of loans granted, and any other factors that management believes may have an impact on the volume of future losses. A quarterly provision for loan losses to be charged against earnings in order to maintain the desired level in the reserve is then determined.

     The following table summarizes changes in the loan loss reserve (in thousands):


                          THREE MONTHS
                         ENDED MARCH 31               YEAR ENDED DECEMBER 31

                         1994      1993              1993     1992      1991
                         ----      ----              ----     ----      ----
Beginning Loan Loss      $469      $497              $497     $509      $567
Reserve

Provision for Loan         18        17               193       78         7
Losses

Loans Charged-off           7         4              (279)    (103)      (87)

Loan Recoveries             3         1                58       13        22
                          ---       ---               ---       ---      ---

Ending Loan Loss         $482      $511              $469      $497     $509
Reserve                  ----      ----              ----      ----     ----
                         ----      ----              ----      ----     ----



Reserve as a Percent
of Total Loans           1.36%     1.84%             1.35%     1.92%    2.01%


Net Charge-offs as a
Percent of Total Loans    .01%       --%             0.63%     0.35%    0.26%


INVESTMENTS

     Investments decreased $2,991,000 from December 31, 1992 to December 31, 1993. STAR VALLEY holds short-term investments in order to fund loan demand and provide adequate liquidity. With the loan growth experienced in 1993, the investment portfolio as well as federal funds sold decreased to fund the growth in loans. The following tables show STAR VALLEY's investment portfolio at March 31, 1994 and 1993 and December 31, 1993, 1992 and 1991, and the maturity distribution of the portfolio at March 31, 1994 (dollar amounts in thousands):



                                                         Book Value at

                                       March 31                      December 31
                                   ----------------        ---------------------------
                                    1994        1993        1993        1992        1991
                                    ----        ----        ----        ----        ----
U.S. Treasury Securities           $12,546     $14,137     $12,563     $13,090     $9,056

Federal Agency Securities            6,495      10,843       8,205      11,849     13,622

Municipal Securities                 1,787         390       1,570         390        390

Federal Reserve Stock                   75          75          75          75         75
                                   -------     -------     -------     -------    -------
Total Investment Securities        $20,903     $25,445     $22,413     $25,404    $23,143
                                   -------     -------     -------     -------    -------
                                   -------     -------     -------     -------    -------


                                                      March 31, 1994
                        --------------------------------------------------------------------
                               Maturity          Maturity        Maturity
                               One Year           1 to 5          Over 5
                               or Less            Years           Years          Total
                               --------          --------        --------        -----
U.S. Treasury                  $ 8,544           $ 4,002           $  0         $12,546
Securities

Federal Agency                   3,506             2,500            489           6,495
Securities

Municipal Securities               820               967              0           1,787

Federal Reserve Stock                0                 0             75              75
                               -------           -------        -------         -------
                               $13,609           $ 7,219           $ 75         $20,903
                               -------           -------        -------         -------
                               -------           -------        -------         -------



ASSET AND LIABILITY MANAGEMENT

     The difference between the amount of interest-rate sensitive assets and interest-rate sensitive liabilities is referred to as the interest-rate sensitivity "GAP" for any given time period. This measurement is sometimes used as an indicator of risk of declines in net interest margin due to changes in interest rates. The greater the difference between the aggregate amount of interest-bearing assets and the aggregate amount of interest-bearing liabilities in a short time frame, the greater the effect changes in interest rates will have on the bank's net interest margin.

     Volatile interest rates have made managing interest-rate sensitivity of asset and liability portfolios increasingly important. The stated objective of STAR VALLEY's written asset-liability management policy is profit management. It is intended to protect bank profits from undue exposure to interest rate risk.

     STAR VALLEY considers assets and liabilities maturing or repriceable within three months to be rate sensitive. STAR VALLEY also recognizes that NOW accounts and savings accounts can be repriced within three months. STAR VALLEY expects its rate-sensitive liabilities to exceed its rate-sensitive assets, and recognizes that a negative GAP would not be unusual.

     STAR VALLEY attempts to make a substantial portion of its loans repriceable in one year or less, but recognizes that a mix of fixed rate and variable rate loans will provide some stability in its net interest income whether rates are rising or falling.

     Variable rate loans repriceable at intervals of one year or less amounted to 27.5% of total loans at December 31, 1993, and 15.9% of total loans at December 31, 1992. The following table summarizes STAR VALLEY's "GAP position" as of December 31, 1993 (in thousands):


     The following table summarizes STAR VALLEY's "GAP position" as of March 31, 1994 (in thousands):


                                                   March 31, 1994
                                          Amounts Maturing or Repricing Within
                       ---------------------------------------------------------------------------
                               0-3         4-12              1-5          Over
                             Months       Months            Years       5 Years           Total
                             ------       ------            -----       -------           -----
Earning Assets:

Investment Securities        $ 1,997     $11,612          $ 7,219       $    75         $20,903

Federal Funds Sold             2,500           0                0             0           2,500

Loans                         14,173       6,709           12,566         1,508          34,956
                              ------      ------           ------        ------          ------
Total Earning Assets         $18,670     $18,321          $19,785        $1,583         $58,359
                             -------     -------          -------        ------         -------
                             -------     -------          -------        ------         -------

Liabilities:

Savings and NOW              $30,558       $   0            $   0         $   0         $30,558
Accounts

Money Market                   6,145           0                0             0           6,145
Accounts

Time Deposits                  4,380       6,205                0             0          10,585
                              ------      ------            -----         -----          ------
Total Liabilities            $41,083     $ 6,205            $   0         $   0         $47,288
                             -------     -------            -----         -----         -------
                             -------     -------            -----         -----         -------


GAP                          (22,413)     12,116           19,785         1,583          11,071
                             --------    -------          -------        ------         -------
                             --------    -------          -------        ------         -------
GAP as a Percent of
Earning Assets               (38.40)%    (20.76)%          33.90%         2.71%          18.97%
                             --------    --------         -------        ------         -------
                             --------    --------         -------        ------         -------


LIQUIDITY AND CAPITAL RESOURCES

     Maintaining liquidity at adequate levels is an essential element of proper funds management for financial institutions. STAR VALLEY's primary sources of liquidity are cash, deposits with other institutions, overnight Federal Funds sold, investment securities due within one year, and loans maturing within one year, all of which totaled $30,008,000 at December 31, 1993. STAR VALLEY does not accept brokered deposits. Time deposits of $100,000 or more totaled $1,190,000 at December 31, 1993. There were no repurchase agreements outstanding at December 31, 1993.

     STAR VALLEY endeavors to manage its assets and liabilities to provide sufficient liquidity to meet deposit withdrawal and loan demands of its customers. STAR VALLEY's base of core deposits is quite stable, and loans recently represent approximately 50% of total assets.

     STAR VALLEY has maintained a stable capital base, with a capital-to-assets ratio of 12.14% at December 31, 1993 compared with 12.23% at year end 1992. STAR VALLEY has determined that it can pay out approximately 60% of net income in the form of dividends and retain sufficient earnings to support an annual total asset growth rate of approximately 5-7.00% and maintain a capital-to-assets ratio of approximately 11-12%.


LOANS
     Various national and regional economic conditions affect the volume and credit quality of loans and investments by STAR VALLEY. In view of changing conditions in the national and regional economies and money markets, federal deficits, legislative changes, and the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels or loan demands on the business and earnings of STAR VALLEY.

     STAR VALLEY's net loan portfolio of $34,332,000 at December 31, 1993 represented 52.7% of its total assets, compared to $25,344,000 or 41.2% of total assets at December 31, 1992 and $24,825,000 or 42.6% at the end of 1991. The composition of STAR VALLEY's loan portfolio by type of loan at such dates was as follows (in thousands):



                                                     December 31
                               --------------------------------------------------------
                                      1993               1992               1991
                               -----------------   ----------------   -----------------
                                  Amount     %       Amount     %       Amount     %
                                 -------   -----    -------   -----    -------   -----
Real Estate Loans                $ 9,670    28.2     $7,159    28.2     $7,912    31.9

Commercial Loans                  11,133    32.4      8,173    32.2      7,531    30.3

Consumer Loans                     6,804    19.8      5,092    20.1      4,770    19.2

Agricultural Production Loans      7,164    20.9      5,400    21.3      5,114    20.6

Overdrafts                            30     0.1         17     0.1          7      .
                                    ----    ----       ----    ----       ----     ---
Total Loans                       34,801   101.4     25,844   101.9     25,334   102.0

Less Reserve for Loan Losses         469     1.4        497     1.9        509     2.0
                                  ------   -----     ------   -----     ------   -----
Net Loans                        $34,332   100.0    $25,344   100.0    $24,825   100.0
                                 -------   -----    -------   -----    -------   -----
                                 -------   -----    -------   -----    -------   -----


     In the normal course of business, STAR VALLEY enters into financial instruments which subject STAR VALLEY to some risk of disbursing funds at a future date. These instruments include unadvanced agricultural operating lines, overdraft protection lines, unadvanced construction loan commitments, commitments to extend credit and stand-by letters of credit. Many of these instruments have fixed expiration dates and do not necessarily represent future cash requirements since they may expire without being drawn upon. These commitments are summarized in the following table (in thousands):


                                                    December 31
                                       ---------------------------------
                                           1993         1992        1991
                                           ----         ----        ----
     Loan Commitments                  $  3,564      $ 3,260     $ 1,761

     Standby Letters of Credit              373          494         392

     Overdraft Protection Lines             112          102          95


     A majority of commercial loans and other real estate loans are to small businesses or are secured by small business properties. STAR VALLEY does not have any concentrations of loans or commitments with any industry or geographic area experiencing unusual financial difficulty.


NONPERFORMING ASSETS

     Nonperforming assets, which consist of nonaccrual loans and accruing loans 90 days or more past due, totaled $272,000 at December 31, 1993 and $402,000 at December 31, 1992. This was 0.78% and 1.56%, respectively, of total loans and leases. This reduction is a result of structured work-outs or foreclosures pursued in these periods.

DEPOSITS

     Total deposits increased 6.2% to $56,582,000 at December 31, 1993, compared to a 6.1% increase at December 31, 1992 over year end 1991. Deposits at year end can be somewhat volatile and average deposits for the year are a much better indicator of growth trends. Average deposits increased 6.1% in 1993, and 2.1% in 1992, which STAR VALLEY believes indicates the stability of its market area and its success in attracting new deposits. STAR VALLEY does not accept "brokered" deposits and does not actively solicit deposits from cities, school districts, or other public bodies. However, STAR VALLEY is the only bank in Northern Lincoln County. Therefore, public deposits average approximately 9% of total deposits. The following table shows average deposits (dollar amounts in thousands) for the years 1993 and 1992:


                                             Year Ended December 31
                         --------------------------------------------------------------
                                      1993                            1992
                                      ----                            ----
                            Average         Average         Average         Average
                            Deposits        Rate %          Deposits        Rate %
                            --------        -------         --------        -------
Non-Interest Bearing:

 Demand Deposits            $ 6,778                         $ 6,427

Interest Bearing:

 Money Market
 Accounts                     5,869          2.98             5,620          3.59

 Other Savings                9,617          3.14             7,048          3.93

 NOW and Supernow            14,286          2.17            11,585          2.95
 Accounts

 Time Deposit                17,908          4.44            20,627          5.53
                             ------                          ------
  Total Deposits            $54,458                         $51,307
                            -------                         -------
                            -------                         -------



     The bulk of STAR VALLEY's deposit growth has been in now accounts and passbook savings. STAR VALLEY introduced a package account, called the Star Club Account, at the end of 1992. Average NOW and Supernow accounts, which includes the Star Club Account, grew 23.3% in 1993 compared to 7.4% in 1992 even though many depositors shifted from another account into the Star Club Account. Average passbook savings increased 36.5% in 1993 and 43.9% in 1992 as depositors shifted to more liquid investments because of low interest rates. Average time deposits decreased 13.2% in 1993 and decreased 13.5% in 1992 as interest rates came down.

     Historically, STAR VALLEY's time deposits are most sensitive to changes in interest rates, and flow into and out of the bank as investment opportunities change. STAR VALLEY's policy has been to set its rates at a level that will allow profitable investment of the deposited funds.

     The following table shows the maturity distribution of time deposits as of December 31, 1993 (in thousands):


                                           Over 3
                          3 Months        Through          Over
                           or Less      12 Months      12 Months         Total
                           -------      ---------      ---------         -----
     Under $100,000         $3,903         $6,306         $6,153       $16,362

     $100,000 or more          417            204              0           621
                            ------         ------           ----         -----
     Total                  $4,320         $6,510         $6,153       $16,983
                            ------         ------         ------       -------
                            ------         ------         ------       -------


RESULTS OF OPERATIONS

     Net income of $1,136,000 in 1993 represented an increase of 15.3% over 1992. Net income in 1992 increased 20.4% compared to 1991.

     Net interest income increased 3.9% to $2,805,000 in 1993 after increasing 8.7% in 1992. Interest income of $4,386,000 in 1993 represented a decrease of 5.9% from 1992 after decreasing 7.6% from 1991 to 1992. Interest expense declined 19.4% to $1,581,000 in 1993 after decreasing 23.3% in 1992.

     Non-interest income increased $208,000 or 57.3% in 1993 due to net gains in sale of OREO, compared with an increase of $10,000 or 2.8% in 1992. Total overhead expense decreased $3,000 or 0.2% in 1993, compared with a decrease of $161,000 or 9.8% in 1992.


NET INTEREST INCOME

     Net interest income, the most significant component of earnings, represents the difference between the interest earned on loan and investment portfolios and loan fees, and the interest paid on interest-bearing deposits and borrowings. This interest spread can be affected by economic factors influencing general interest rates, loan demand, and deposit flows, as well as the effects of competition for deposits and loans. Nonpayment of loans by customers and the perceived creditworthiness of a customer can also affect the interest spread.

     STAR VALLEY'S net interest income increased from $2,483,000 in 1991 to $2,699,000 in 1992 and increased to $2,805,000 in 1993. The growth of $106,000 in net interest income between 1992 and 1993 was due primarily to increased loan volume during a low interest rate period.

     Net interest income (tax effected) to average earning assets is determined by subtracting the interest expense to average earning assets from interest incomes (tax effected) to average earning assets. The difference results in the net interest income (tax effected) to average earning assets. STAR VALLEY'S net interest results (or spread) was 4.12% in 1992 and increasing to 4.19% for 1993.

     Interest and fees on loans increased $179,000 to $3,012,000 in 1993 when compared to the 1992 total of $2,833,000. The 1992 total represents a decrease of $108,000 compared to year end 1991 which was 2,941,000. While total loans outstanding increased each year end, from $25,334,000 in 1991 to $25,841,000 in 1992 and $34,801,000 in 1993, the average yield on loans declined to 9.96% in 1993 from 10.99% in 1992.

     Interest expense declined $380,000 at year end 1993 to $1,582,000 when compared to year-end 1992 which was $1,962,000. Interest Expense at year-end 1992 was down $597,000 compared to year end 1991 which was $2,559,000. Interest expense to average earning assets declined from 3.57% in 1992 and 2.71% in 1993.

     An analysis of net interest income is shown in the following table (in thousands):


                                                     Analysis of Net Interest Income
                                                            Year Ended December 31
                            -------------------------------------------------------------------------------
                                                 1993                                    1992
                                    -------------------------------        -------------------------------

                                    Average     Income/      Yield/        Average      Income/     Yield/
                                    Balance     Expense       Cost         Balance      Expense      Cost
                                    -------     -------      ------        -------      -------     ------
Loans - net of unearned             $30,250     $ 3,012       9.96%        $25,774      $ 2,833     10.99%

Investments                          23,880       1,251       5.24          22,789        1,613      7.08

Federal Funds Sold                    4,274         123       2.88           6,336          215      3.39
                                     ------      ------       -----         ------       ------      -----
Total Earning Assets                $58,404     $ 4,386       7.51%        $54,899      $ 4,661      8.49%
                                    -------     -------       -----        -------      -------      -----
                                    -------     -------       -----        -------      -------      -----
Interest-Bearing Transaction        $14,286     $   310       2.17%        $11,585      $   342      2.95%

Savings & Money Market               15,486         477       3.08          12,668          479      3.78

Time Deposits                        17,908         795       4.44          20,627        1,141      5.53
                                     ------      ------       -----         ------       ------      -----
 Total Interest-Bearing             $47,680     $ 1,582       3.32%        $44,880      $ 1,962      4.37%
 Liabilities                        -------     -------       -----        -------      -------      -----
                                    -------     -------       -----        -------      -------      -----
Non-Interest-Bearing
Demand Deposits                     $ 6,778                                $ 6,427
                                    -------                                -------
                                    -------                                -------

NET INTEREST INCOME                             $ 2,804                                 $ 2,699
                                                -------                                 -------
                                                -------                                 -------

NET INTEREST SPREAD                                           4.19%                                  4.12%
                                                              -----                                  -----
                                                              -----                                  -----
INTEREST EXPENSE/
EARNING ASSETS                                                2.71%                                  3.57%
                                                              -----                                  -----
                                                              -----                                  -----
NET INTEREST INCOME/
EARNING ASSETS                                                4.80%                                  4.92%
                                                              -----                                  -----
                                                              -----                                  -----


NON-INTEREST INCOME

     Service charge and fee income is the most significant item of non-interest income, amounting to $395,000 in 1993, and $260,000 in 1992. In 1993 other non-interest income was $176,000 of which $163,000 came from net gain on sale of OREO properties.


NON-INTEREST EXPENSE

     Non-interest expense was $1,474,000 in 1993 and $1,466,000 in 1992.
Salaries decreased during 1993 primarily because of the retirement of STAR VALLEY's President and two other long time employees. Occupancy expense increased because of a remodeling project and maintenance done during the year. Other major components of non-interest expense are postage, $67,000 in 1993, and supervisory fees, $138,000 in 1993. The major components of non-interest expense are as follows (in thousands):



                                   Year Ended December 31             Percentage Change
                                -----------------------------      -----------------------
                                     1993               1992        1993/1992   1992/1991
                                     ----               ----        ---------   ---------
Salaries and Employee Benefits     $  767             $  825          (7.0)       (4.8)

Occupancy                             118                 87          35.6        (7.4)

Other Non-Interest                    589                553           6.5       (16.5)
                                    -----              -----
Total Non-Interest Expense         $1,474             $1,477
                                   ------             ------
                                   ------             ------



INCOME TAXES

     STAR VALLEY recorded a provision for income taxes of $573,000 in 1993, and $522,000 in 1992. The effective tax rates were 33.5%, and 34.6% in 1993 and 1992, respectively. The effective tax rate is affected primarily by the federal statutory rates, and tax exempt income, but was also affected by the non-deductibility of some of the provision for loan losses which the IRS would not allow based on STAR VALLEY's loan loss experience over the last five years.


RETURN ON EQUITY AND ASSETS

     STAR VALLEY's returns earned on assets and its equity increased consistently over the last several years. The following table shows return on STAR VALLEY's average assets, return on average equity, and various other ratios over the past three years:


                                                  Year Ended December 31
                                           -------------------------------------
                                              1993         1992         1991
                                              ----         ----         ----
               Return on Assets (1)           1.82%        1.65%        1.39%

               Return on Equity (2)          14.48%       13.31%       11.58%

               Dividend Payout Rate(3)       66.02%       76.04%       45.97%

               Equity to Assets Ratio(4)     12.14%       12.23%       12.51%


               ----------------------------

               (1)  Net income divided by average total assets.
               (2)  Net income divided by average equity.
               (3) Dividend declared per share divided by net income per share.
               (4)  Average equity divided by average assets.


IMPACT OF INFLATION AND CHANGING PRICES

     Virtually all of the assets and liabilities of a financial institution are monetary in nature and, as a result, interest rates generally have a more significant impact on a financial institution's performance than does inflation. However, inflation does affect STAR VALLEY's operating expenses. The effects of inflation on premises and equipment, and non-interest expenses have not been significant for periods being reviewed.

                      PRINCIPAL SHAREHOLDERS OF STAR VALLEY

     As of the Record Date, the only outstanding equity securities of STAR VALLEY were 375 shares of STAR VALLEY Common Stock held by 45 shareholders of record. The following table shows the ownership as of the Record Date by each person who was known by STAR VALLEY to own beneficially 5% or more of the Common Stock, by each Director and by all Directors and Executive Officers as a group:


SHARES                                 NUMBER OF SHARES           PERCENT OF
NAME AND ADDRESS (1)(2)(3)           BENEFICIALLY OWNED(1)        OUTSTANDING
Max C. Robinson                                                     14.435%
133 Westview Drive                           54.133
Orem, UT  84058

Kay L. Robinson                              52.113                 13.987%
6510 W. English Meadows
Apt I 205
Greenfield, WI 53220

Elmo H. Newswander                           44.100                 11.760%
Box 127
Afton, WY  83110

Roger B. Porter                              33.934                  9.049%
101 Douglas Road
Belmont, MA  02178

Jed R. Robinson                              33.933                  9.049%
544 Scottsbluff
Claremont, CA 91711

Hal R. Robinson                              33.933                  9.049%
Box 698
Afton, WY  83110

Don L. Robinson                              33.934                  9.049%
249 East 2100 South
Bountiful, UT  84010

W. Tom Davis                                   .100                   .027%
Box 249
Afton, WY  83110

Rowan M. Anderson                              .500                   .133%
Route 1
Afton, WY  83110

ALL DIRECTORS & EXECUTIVE OFFICERS          112.867                 30.098%
AS GROUP


(1) Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of such security or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares held by them.

(2) Beneficial ownership includes shares owned directly as well as shares owned by spouse, minor children, trusts of which the person is a trustee or beneficiary, partnerships or corporations as to which the person is a major shareholder, officer or director, or other similar relationships.

(3) 375 shares outstanding at the Record Date.



                          INFORMATION ABOUT FSB WYOMING

     FSB WYOMING is a Wyoming state-chartered stock savings bank and a wholly-owned subsidiary of FSC. At March 31, 1994, FSB WYOMING had assets of approximately $132.23 million and shareholders' equity of approximately $12.73 million. The principal business of FSB WYOMING is to obtain deposits from the general public and to combine such deposits with other available sources of funding to make residential and commercial real estate loans; secured and unsecured commercial, corporate, and business loans; and installment consumer loans.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     The current rights of the STAR VALLEY Shareholders are governed by the Wyoming Bank Act and the Articles of Incorporation and Bylaws of STAR VALLEY. Upon consummation of the Merger, STAR VALLEY Shareholders will become stockholders of FSC, a Delaware corporation. As stockholders of FSC, their rights will be governed by the Delaware Statute and by FSC's Certificate of Incorporation and Bylaws. The Wyoming Bank Act and the Articles of Incorporation and Bylaws of STAR VALLEY differ from the Delaware Statute and the Certificate of Incorporation and Bylaws of FSC in certain respects. Although it is not practical to compare all such differences, the following is a summary of certain of the more significant differences.


AUTHORIZED CAPITAL STOCK

     STAR VALLEY. Under Star Valley's Articles of Incorporation, the aggregate number of shares of capital stock which it is authorized to issue is 375 shares of Common Stock, $100.00 par value per share. All shares of Star Valley Common Stock are identical in rights and have one vote per share. The holders of Star Valley Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of Star Valley from funds available therefor, subject to certain statutory restrictions described below, and upon liquidation are entitled to receive PRO RATA all assets of Star Valley remaining after provision for liabilities.


      FSC. Under FSC's Certificate of Incorporation, FSC is authorized to issue 150,000,000 shares of common stock and 400,000 shares of Preferred Stock. All shares of FSC Common Stock are identical in rights and have one vote.

     The FSC Common Stock which will be issuable in the Merger will be newly issued from authorized and unissued FSC Common Stock. The FSC Common Stock, when delivered pursuant to the Merger Agreement, will be duly authorized and validly issued, fully paid and non-assessable, which status will be supported by an opinion of FSC's counsel.

     FSC's Certificate of Incorporation provides that its Board of Directors can issue Preferred Stock in one or more series and with such terms and at such times and for such consideration as the FSC Board of Directors may determine. The authority of the FSC Board of Directors includes the determination or fixing of the following with respect to shares of any series thereof: (a) the number of shares and designation or title thereof;
(b) rights as to dividends; (c) whether and upon what terms the shares are to be redeemable; (d) rights and preferences of the holders upon the liquidation, dissolution or winding up of FSC; (e) whether the shares are to be subject to a retirement or sinking fund; (f) whether and upon what terms the shares are convertible; (g) the voting rights, if any; (h) whether the issuance of any additional shares of a series shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any other series; and (i) any other preferences, privileges, powers or relative rights specified by the Board of Directors. FSC has designated, and has remaining outstanding, 18,052 shares of its Preferred Stock as Class A Cumulative Convertible Preferred Stock, all of the currently outstanding shares of which have voting rights, and are convertible at the option of the holders into 12.15 shares of FSC Common Stock for each share of Cumulative Convertible Preferred Stock.

     On August 28, 1989, FSC's directors adopted a Shareholder Rights Plan whereby each FSC shareholder is issued rights to acquire a new class of junior preferred stock, which rights could also be expanded by the FSC Board of Directors to allow the purchase of additional shares of FSC under certain circumstances involving the acquisition of certain amounts of FSC stock by a third party. (See "INFORMATION ABOUT FSC -- Description of FSC's Capital Stock
- -- Common Stock.")


DIRECTORS
     NUMBER. STAR VALLEY's Bylaws provide for five Directors. Currently five directors are serving for one-year terms.

     FSC's Bylaws provide that the number of its directors shall be not less than 6 nor more than 30, with the exact number to be established from time to time by resolution of the Board of Directors. Currently FSC has 21 directors, who serve for one-year terms. Based upon the number of outstanding shares of FSC Common Stock, STAR VALLEY Shareholders, even if they all voted for the same candidate, would not have enough shares of FSC Common Stock to elect a director to serve on the FSC Board.

     - ELECTION. Both the Wyoming Bank Act and the Delaware Statute provide that members of the board of directors are elected by a vote of the shareholders or stockholders, with each share being entitled to one vote. The STAR VALLEY Shareholders are entitled to cumulative voting with respect to the election of directors, but the FSC stockholders are not.

     - REMOVAL. The Wyoming Bank Act requires that a director who during his or her tenure becomes insolvent, makes a general assignment of his or her property for the benefit of creditors, files bankruptcy or ceases to be the owner of the requisite amount of stock, shall vacate his or her office. The Wyoming Bank Act does not empower stockholders to remove directors during their tenure, but does permit stockholders to reduce the number of directors that make up the board of directors effective the end of the year in which such action is taken.

     Under the Delaware Statute any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. The Delaware Statute also provides additional requirements for the removal of a member of a board which is classified as to term or elected by a single class or elected by classes possessing cumulative voting rights. However, these additional requirements do not apply to FSC, as the Board of Directors of FSC is not classified and none of FSC's shares of capital stock possess any cumulative voting rights.

     - INDEMNIFICATION. The Delaware Statutes provides that a director, employee, officer or agent of a corporation may be indemnified against liability (other than in an action by or in the right of the corporation) and other costs incurred by such person in connection with such proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful. For actions or suits brought by or in the name of the corporation, the Delaware Statutes provides that a director, employee, officer or agent of a corporation may be indemnified against expenses incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, except that if such person is adjudged to be liable to the corporation, such person can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. On the other hand, if he or she prevails, indemnification is mandatory.

     Under the Delaware Statute, the determination of whether an officer or director is entitled to indemnification (that is, whether or not the person has met the statutory standard of conduct required for indemnification) is to be made (1) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding in question, or
(2) if such a quorum is not obtainable or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     The Wyoming Bank Act does not address the indemnification of officers or directors.

     FSC's Certificate of Incorporation, as amended, provides for indemnification of officers and directors to the full extent allowed by applicable law.

     - DIRECTOR LIABILITY. The Delaware Statutes allows a corporation to provide, in its articles or certificate of incorporation a provision which limits or eliminates the personal liability of a director to the corporation and its shareholders or stockholders for monetary damages for such person's conduct as a director, provided that such provision may not so limit a director's liability (i) for a breach of his or her duty of loyalty to the corporation;
(ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

     These provisions have the effect of protecting a corporation's directors against personal monetary liability from breaches of their duty of care. FSC, with the approval of its stockholders, amended its Certificate of Incorporation to include such provisions in 1989.

     The Wyoming Bank Act does not have a similar provision.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF FSC, FSC HAS BEEN ADVISED THAT IN THE OPINION OF THE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS, THEREFORE, UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY FSC OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE REGISTRANT IN A SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, FSC WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION OF WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.


REPURCHASE AND REDEMPTION OF SHARES
     The Wyoming Bank Act prohibits repurchase of a bank's own capital stock except as necessary to prevent loss upon a debt previously contracted in good faith. Therefore STAR VALLEY may not redeem or repurchase shares of the STAR VALLEY Common Stock, except in limited circumstances to prevent a loss from indebtedness previously contracted in good faith. The Delaware Statute permits a corporation to redeem or repurchase any of its shares for cash, other property or a promissory note except when the capital of the corporation is impaired, or when such repurchase or redemption would impair the capital of the corporation.


PAYMENT OF DIVIDENDS TO SHAREHOLDERS
     Holders of STAR VALLEY Common Stock are entitled to share ratably in such cash dividends as may be declared from time to time by STAR VALLEY's Board of Directors out of funds legally available therefor, subject to certain restrictions. Under the Wyoming Bank Act, STAR VALLEY may only declare dividends on its capital stock to the extent of net undivided profits, subject to certain further restrictions. STAR VALLEY may not declare or pay a dividend whenever its surplus fund does not equal at least 100% of its common capital account, unless certain amounts of net profits in previous periods have been carried to surplus.

     The Delaware Statute allows a corporation, subject to any restrictions in its certificate of incorporation, to declare and pay dividends upon its shares of capital stock either out of its surplus (as determined under the statute) or, in the event there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Further restrictions on dividends apply in the event a corporation has issued shares possessing a preference upon the distribution of assets. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. FSC's Certificate of Incorporation grants to the Board of Directors the power to declare dividends on its Common Stock, subject to any dividend or sinking fund requirements pertaining to its Preferred Stock. FSC is also subject to restrictions on its dividend paying ability under banking laws. (SEE "INFORMATION ABOUT FSC.")

ASSESSMENTS
     All outstanding shares of STAR VALLEY, FSC and FSB WYOMING are fully paid and nonassessable, except to the extent STAR VALLEY Common Stock and FSB WYOMING Common Stock are assessable under the Wyoming Bank Act.


PREEMPTIVE RIGHTS
     Neither STAR VALLEY nor FSC Shareholders have preemptive rights.

AMENDMENTS TO ARTICLES OR CERTIFICATE OF INCORPORATION
     The Delaware Statute permits the board of directors of a Delaware corporation to adopt a resolution of its own volition setting forth a proposed amendment to the corporation's certificate of incorporation and directing that such proposed amendments be submitted to a vote at a meeting of stockholders. Upon the written request of the holders of not less than 10% of the shares entitled to vote upon a proposed amendment, the board of directors is required to adopt a resolution setting forth the requested amendment and directing that the amendment be submitted to a vote at a meeting of stockholders.

     The Wyoming Bank Act similarly permits the board of directors of a Wyoming Bank to adopt a resolution proposing changes to the corporation's articles of incorporation and directing that such proposed amendments be submitted to a vote at a shareholders meeting but does not provide a procedure permitting shareholders to initiate such a proposal.

     The voting requirements for shareholder approval of proposed amendments under the Wyoming Bank Act and the requirements for stockholder approval under the Delaware Statute both generally require a majority vote of the shares entitled to vote on such amendments. However, changes to the authorized capital of a Wyoming bank requires approval of the holders of two-thirds of the outstanding shares.

AMENDMENTS TO BYLAWS
     The Wyoming Bank Act provides that the bylaws may be amended by the Board of Directors or the stockholders.

     The Delaware Statute provides that stockholders may amend the bylaws of a corporation, provided that the corporation may, in its articles of incorporation, also confer such power upon the board of directors. FSC's Certificate of Incorporation expressly authorizes its Board of Directors to amend its Bylaws.

SHAREHOLDER APPROVAL OF MERGER AND OTHER BUSINESS COMBINATIONS
     The Wyoming Bank Act requires that any proposed exchange, merger or consolidation of a corporation must be approved by the holders of at least two-thirds of the outstanding shares entitled to vote.

     The Delaware Statute provides that a merger, consolidation, sale, lease or exchange of all or substantially all of its assets may be effected upon a vote of the holders of a majority of a corporation's outstanding shares. Delaware law does not require a stockholder vote of the surviving corporation in a merger if (a) the merger does not amend the existing certificate of incorporation,
(b) each outstanding share of the surviving corporation before the merger is unchanged or becomes a treasury share of the surviving corporation, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

     In February 1989, the Delaware Statute was amended to prohibit certain business combinations (generally mergers, consolidations and sales of 10% or more of a corporation's assets) between Delaware corporations and "Interested Stockholders." As defined under the Delaware Statute, Interested Stockholders are persons who alone, or together with their affiliates, beneficially own 15% or more of the outstanding stock of a corporation. The Delaware Statute bars business combinations between an Interested Stockholder and the corporation for a period of three years after any such person or group has become an Interested Stockholder. The Delaware Statute contains exceptions to the prohibition which allows such combinations if, as a result of the transaction which causes a person to become an Interested Stockholder, such person owns 85% or more of the outstanding voting stock (with certain exceptions). Another provision exempts from the coverage of the Delaware Statute any transaction approved by the corporation's board of directors and two-thirds of the outstanding voting stock not held by the Interested Stockholder. FSC's Certificate of Incorporation provides for super-majority voting requirements in certain cases of non-consensual merger votes. (SEE "INFORMATION ABOUT FSC.")

     The Wyoming Bank Act has no provisions similar to the provisions described above.

RIGHTS OF DISSENTING SHAREHOLDERS
     The Wyoming Bank Act provides statutory appraisal rights to shareholders who may dissent from certain corporate reorganizations such as mergers or sales of all or substantially all of the institution's assets. STAR VALLEY
Shareholders are entitled to dissent from the Merger.   (SEE "RIGHTS OF
DISSENTING SHAREHOLDERS" and Appendix C.)

     The Delaware Statute provides appraisal rights in the case of a statutory merger, consolidation or sale of substantially all the assets of a corporation, except that such rights are not available in cases in which the corporation is to be the surviving corporation and no vote of its stockholders is required for such transaction or, unless otherwise provided in the certificate of incorporation, in cases in which the consideration for such transaction is shares of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger, consolidation or sale to accept anything other than shares of stock of the surviving corporation, shares of stock of another corporation which are all listed or held by such number of record holders, cash in lieu of fractional shares of such stock, or any combination thereof. The Certificate of Incorporation of FSC does not provide for greater appraisal rights than those set forth in the Delaware Statute.

SPECIAL MEETINGS OF SHAREHOLDERS
     STAR VALLEY's Bylaws provide that special meetings of its shareholders may be called by the board of directors or by shareholders holding in the aggregate not less than one-third of the outstanding capital stock.

     Under the Delaware Statute, special meetings of stockholders of a corporation may be called by the board of directors or by such persons as are authorized by the corporation's certificate of incorporation or bylaws. FSC's Bylaws provide that such meetings may also be called by the President, and shall be called by the President or the Secretary at the written request of stockholders owning not less than a majority of all shares issued and outstanding and entitled to vote on any proposal to be submitted to the meeting.

SHAREHOLDER CONSENT TO ACTION WITHOUT A MEETING
     The Delaware Statute provides that, unless otherwise provided in the certificate of incorporation, any action which may be taken at any meeting of stockholders may be taken without a meeting, prior notice or a vote, if written consents setting forth the action taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action if the action were taken at a meeting. FSC's Certificate of Incorporation does not prohibit such actions by written consent.

     The Wyoming Bank Act has no provision permitting actions by written consent.


                                  LEGAL MATTERS

     The legality of the FSC Common Stock offered hereby and certain other matters with respect to the Merger will be passed upon for FSC by Ray, Quinney & Nebeker P.C. As of March 31, 1994, attorneys at Ray, Quinney & Nebeker, as a group, were beneficial owners of no more than approximately 4.0% of the total outstanding FSC Common Stock, and held no shares of STAR VALLEY Common Stock.


     Gerald L. Goulding, Esq. of Afton, Wyoming, will pass upon certain matters in connection with the Merger for STAR VALLEY. As of March 31, 1994, Mr. Goulding and his associates, as a group, owned no shares of STAR VALLEY Common Stock and no shares of FSC Common Stock.

                                   EXPERTS

     The consolidated financial statements of FSC, as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993 incorporated in this Prospectus/Proxy Statement by reference from FSC's Annual Report on Form 10-K have been audited by Deloitte & Touche, independent certified public accountants, as stated in their report, which is incorporated herein by reference, except for the financial statements of First National Financial Corporation (FNFC) as of December 31, 1992 and for the years ended December 31, 1992 and 1991 which was merged with FSC during 1993 and was accounted for as a pooling of interest. The financial statements of FNFC as of December 31, 1992 and for the years ended December 31, 1992 and 1991 have been audited by other auditors, as stated in their report incorporated herein by reference. Such financial statements of FSC and FNFC have been so incorporated in reliance upon such reports given upon the authority of those firms as experts in accounting and auditing.

                    STAR VALLEY'S ANNUAL SHAREHOLDER MEETING

     If the Merger is not consummated prior to the scheduled date of the 1995 annual meeting of Shareholders, such meeting may be held. Shareholder proposals submitted for inclusion in the 1995 Annual Meeting proxy materials and for consideration at such meeting (if any) must be received by STAR VALLEY on or before September 30, 1994. Proposals should be sent to STAR VALLEY, Attn:
Secretary, 485 Washington Street, Afton, Wyoming 83110.


                     DEADLINE FOR FSC SHAREHOLDER PROPOSALS

     Any FSC shareholder who wishes to present a proposal for action at the APRIL 1995 ANNUAL MEETING of the FSC shareholders, must submit his or her proposal in writing by certified Mail -- Return Receipt Requested, to First Security Corporation, Attention: Secretary of the Corporation, 79 South Main Street, Salt Lake City, Utah 84111, on or before December 31, 1994.

                                   APPENDIX A

                               AGREEMENT OF MERGER

                               AGREEMENT OF MERGER

          This Agreement of Merger, dated as of the 30th day of March, 1994 ("Agreement"), is made and entered into by and among FIRST SECURITY BANK OF WYOMING ("FSB"), a bank organized under the laws of Wyoming, FIRST SECURITY CORPORATION ("FSC"), a Delaware corporation, and the STAR VALLEY STATE BANK, a bank organized under the laws of Wyoming ("Bank").

R E C I T A L S:

          A. FSB is a bank duly organized under the laws of Wyoming with its principal place of business located at Rock Springs, Wyoming. FSB is authorized by its Articles of Incorporation to issue 200,000 shares of Common Stock, $10.00 par value, of which as of the date of this Agreement, there were [12,500] shares issued and outstanding.

          B. FSC is a Delaware corporation, having authorized capital stock of 150,400,000 (150,000,000 shares of Common Stock, par value $1.25, and 400,000 shares of Preferred Stock, no par value of which 18,052 are designated Series A) of which, as of December 31, 1993, there were 48,436,565 (net of treasury) shares of Common Stock issued and outstanding and 13,396 shares of Series A preferred stock issued and outstanding. FSC owns approximately 99% of the issued and outstanding stock of FSB.

          C. Bank is a bank organized under the laws of Wyoming with its head office located at Afton, Wyoming. Bank is authorized by its Articles of Incorporation to issue 375 shares of capital stock, $100.00 par value ("Bank Common Stock"), of which as of the date of this Agreement, there were 375 shares issued and outstanding.

          D. FSB and Bank desire to merge the Bank with and into FSB upon the terms and subject to the conditions set forth herein (the "Merger").

          E. The Boards of Directors of Bank and FSB and the Executive Committee of FSC, each by resolutions duly adopted pursuant to the authority given by and in accordance with the laws governing them, have approved this Agreement and authorized the execution hereof.

A G R E E M E N T:

          NOW, THEREFORE, in consideration of the premises, and the mutual covenants and conditions herein the parties hereto covenant and agree to effect the merger in accordance with the terms and conditions set forth as follows:

                                   ARTICLE ONE

                                   THE MERGER

          1.1 MERGER. Pursuant to the laws of the State of Wyoming and subject to and in accordance with the terms and conditions of this Agreement of Merger, Bank shall be merged with and into FSB, to form a single banking corporation, and FSB shall be the surviving entity to be governed by the laws of Wyoming. Bank and FSB shall execute any "Articles of Merger" for filing, as may be required by applicable law. The Merger of Bank with and into FSB shall become effective on such date as the Secretary of State of the State of Wyoming under regulations and procedures governing said office deems the Merger effective.
The time when the Merger shall become effective is herein called the "Effective Time."

          1.2 EFFECT OF MERGER. At the Effective Time, Bank shall be merged with and into FSB in the manner and with the effect provided by the laws of Wyoming and the separate legal existence of Bank shall cease and thereupon FSB and Bank (hereinafter sometimes referred to as the "Merging Banks") shall be a single corporation (the "Surviving Bank") subject to the Articles of Incorporation of FSB. The Surviving Bank shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Banks; and all the rights, privileges, powers and franchises of the Merging Banks and all property, real, personal and mixed and all debts due to the Merging Banks on whatever account, as well as for stock subscriptions and all other things in action or belonging to the Merging Banks shall be vested in the Surviving Bank; and all property, rights, privileges, powers and franchises, and all and every other interest shall hereafter effectively be the property of the Surviving Bank as they were of the Bank and all rights of creditors and all liens upon any property of the Bank shall be preserved unimpaired, and all debts, liabilities and duties of the Bank shall thereafter attach to the Surviving Bank, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

          The outstanding shares of capital stock of Bank shall be converted on the basis, terms, and conditions described in Section 1.4.

          1.3 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS. The Articles of Incorporation and Bylaws of FSB in effect immediately prior to the Merger shall govern the Surviving Bank after the Merger without amendment. The directors and officers of the Surviving Bank shall be the directors and officers of FSB holding such positions immediately prior to the Merger.

          1.4 CONVERSION OF SHARES. The manner and basis of converting the shares of the Merging Banks shall be as follows:

               1.4.1 BANK COMMON STOCK. Each share of Bank Common Stock which is outstanding immediately prior to the Effective Time, other than shares as to which dissenters' rights are perfected, and all rights in respect thereof, shall be converted, IPSO FACTO, and without any action on the part of the holder thereof, into and exchangeable for 1,280 shares (the "Exchange Ratio") of FSC Common Stock, par value $1.25 per share.

               1.4.2 FSB COMMON STOCK. The issued and outstanding stock of FSB shall be unchanged by the Merger, except that FSB shall issue additional shares of its stock to FSC equal to the value of the FSC shares issued pursuant to the Merger to compensate FSC for the FSC shares used to effect the Merger.

               1.4.3 SURRENDER OF CERTIFICATES. After the Effective Time, each holder of shares of Bank Common Stock outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights have been perfected) shall, upon surrender for cancellation of a certificate or certificates representing such shares to FSC or its agent designated for such purpose, be entitled to forthwith receive a certificate or certificates representing the number of shares of FSC Common Stock into which such shares of Bank Common Stock shall have been converted pursuant to the provisions of this Article. Until so surrendered, the certificates which prior to the Merger represented shares of

Bank Common Stock, shall be deemed for all corporate purposes, to evidence ownership of the shares of FSC Common Stock into which such shares of Bank Common Stock shall have been converted; provided, however, that no dividends with respect to shares of Bank Common Stock shall be paid until the holder shall have surrendered certificates therefor, at which time the holder shall be paid the amount of dividends, if any, without interest which shall theretofore have become payable with respect to the shares of FSC Common Stock into which such shares shall have been converted.

               If any certificate for shares of FSC Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to FSC or its agent designated for such purpose any transfer or other taxes required by reason of the issuance of a certificate for shares of FSC Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of FSC or its agent that such tax has been paid or is not payable.

               No fractional shares of FSC Common Stock shall be issued in the Merger but, in lieu of any such fractional shares, each holder of shares of Bank Common Stock who would otherwise have been entitled to a fraction of a share of FSC Common Stock upon surrender of stock certificates as provided in this
Section 1.4.3 will upon such surrender be paid an amount of cash (without interest) determined by multiplying (a) the FSC Common Stock price determined as the average of the bid and ask price of FSC Common Stock as quoted on the NASDAQ, National Market System, at closing on the day preceding the Effective Time by (b) the fractional share interest in FSC Common Stock to which the holder would otherwise be entitled.

               Within ten (10) business days after the Effective Time, FSB will send a notice and transmittal form to each Bank shareholder (other than holders of shares as to which dissenters' rights are perfected), advising such shareholder of the terms of the exchange effected by the Merger and the procedure for surrendering to FSC (who may appoint forwarding or exchange agents) such certificate for exchange into FSC Common Stock.

          1.5 SHARES OF DISSENTING HOLDERS. If holders of Bank Common Stock dissent from the Merger and demand appraisal of their shares, any issued and outstanding shares of Bank Common Stock held by a dissenting holder shall not be converted as described in Section 1.4.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to Wyoming Statutes 13-4-110, ET SEQ.; provided, however, that each share of Bank Common Stock outstanding immediately prior to the Effective Time, and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal shall be deemed to be converted, as of the Effective Time, into FSC Common Stock in accordance with Section 1.4.1 and the certificates representing such Bank Common Stock shall be surrendered in accordance with Section 1.4.3.

          1.6 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Bank shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Bank its right, title, or interest in, to, or under any of the rights, properties, or assets of Bank acquired or to be acquired by the Surviving Bank as a result of or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Bank shall be authorized to execute and deliver, in the name and on behalf of Bank or otherwise, all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of Bank or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in the Surviving Bank or otherwise to carry out this Agreement.

                                   ARTICLE TWO

                                COVENANTS OF BANK

          2.1 COVENANTS OF BANK. Except as otherwise contemplated hereby, between the date hereof and the Effective Time (as defined in paragraph 7.2, below) or the time when this Agreement terminates as provided herein, Bank shall not, without the prior written authorization of the President of FSB:

               2.1.1 CHANGE IN CAPITAL STOCK; ISSUANCE OF SHARES. Make any change in its authorized capital stock, or issue, agree to issue or permit Bank to become obligated to issue any shares of its capital stock, or securities convertible into its capital stock;

               2.1.2 OPTIONS, WARRANTS, AND RIGHTS. Grant or issue any options, warrants or other rights of any kind relating to the purchase of shares of its capital stock, or securities convertible into its capital stock;


               2.1.3 DIVIDENDS. Except for the regular semi-annual dividend of $1,000 per share typically declared by Bank in December and in June of each year, declare or pay any dividends or other distributions on any shares of its capital stock; provided, that each of said semi-annual dividends shall not exceed $1,000 per share based on 375 shares outstanding.

               2.1.4 PURCHASE OF SHARES. Purchase or otherwise acquire, or agree to acquire, any shares of its stock, other than in a fiduciary capacity;

               2.1.5 BENEFIT PLANS. Except as set forth on Schedule 3.1.16 and except as required by law, enter into or amend any pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar benefit plan in respect of any of its directors, officers or other employees; provided, however, that notwithstanding the above, Bank shall terminate its Defined Benefit Plan (the "Defined Benefit Plan") and cause it to be funded in accordance with the actuarial determination and in the amount set forth on Schedule 2.1.5.

               2.1.6 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, knowingly take or omit to take any action which (i) causes Bank not to conduct its businesses in a manner consistent with normal business practices (Bank shall use its best efforts to manage its deposits, including rates and mix, and its securities portfolios in a manner consistent with past practices), (ii) has a material and adverse effect on the financial condition (present or prospective), businesses, properties, assets or operations of Bank (the parties hereto recognize that the operation of Bank until the Effective Time is the responsibility of Bank, and its Board of Directors and officers; nevertheless, Bank shall keep FSB advised of all important changes in the financial condition (present or prospective), businesses, properties, assets or operations of Bank);

               2.1.7 ACQUISITIONS AND MERGERS; DIVESTITURE. Acquire or merge with any other company or acquire any branch or other significant part of the assets of any other company, or divest any material portion of its assets (on or off balance sheet), deposits or its business relationships;

               2.1.8 LIENS; INDEBTEDNESS; INCREASE IN COMPENSATION, ETC. Except as set forth on Schedule 2.1.8 and except in the ordinary course of business, mortgage, pledge or subject to a lien or any other encumbrance any of its assets, dispose of any of its assets, incur or cancel any indebtedness or claims, purchase or lease any assets having a purchase price or lease cost, in the aggregate, of more than $10,000.00 or increase any compensation or benefits payable to its officers or employees, except routine merit or cost of living increases in accordance with past practices;

               2.1.9 AMENDMENTS TO ARTICLES OF INCORPORATION, ETC. Amend its Articles of Incorporation, or make any material amendments to its Bylaws which would interfere in any manner with the transactions contemplated by this Agreement.

          2.2 INVESTIGATION; ACCESS. Bank shall use its best efforts to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with FSB to that end, including, without limitation, providing to FSB, and its agents, employees, accountants and counsel, access to Bank's books, records, reports, tax returns and facilities and to its employees, accountants, and counsel; provided, however, that such investigation to be conducted by FSB shall be performed in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of Bank, and shall be in accordance with procedures established by the parties having due regard for the foregoing.

          Bank has delivered to FSB (i) a list setting forth all of the classified, criticized and nonperforming assets of Bank ("Classified Assets") as identified by the most recent examination by Bank's federal or state bank examiner, and by Bank's internal credit examination along with an explanation of management's response for dealing with such assets, (ii) a list of all loans which are more than thirty (30) days past due ("Past Due Loans"), (iii) Bank management's analysis of expected losses to be incurred with respect to the loans (assets) identified in items (i) and (ii), and (iv) Bank's Reports of Examination as conducted by the Federal Reserve Bank of Kansas City and/or Division of Banking of the Department of Audit of the State of Wyoming (the "Division of Banking") for the last three years.

          From execution of this Agreement until Closing, Bank shall deliver to FSB (i) monthly reports which summarize the loans and lease and the deposit activity of the Bank for the previous month, and (ii) a report detailing any changes to the Classified Assets or Past Due Loans.

          2.3 REGULATORY APPROVALS. Bank shall (i) use its best efforts in good faith to assist FSB and FSC in obtaining all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with FSB and FSC to that end, and
(ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article SIX. Bank shall have the right to review all applications to such regulatory authorities before the filing thereof and to comment upon the form of such applications and the information contained therein.

          2.4 NOTIFICATION OF ACTIONS. Bank covenants and agrees to notify FSB as soon as reasonably practicable in the event of the breach of any of the covenants set forth in this Article TWO.


          2.5 ENVIRONMENTAL REPORTS. Within twenty (20) days of execution of this Agreement, Bank shall cause to be prepared, by firms reasonably acceptable to FSB, Phase I Environmental Reports with respect to real property owned by Bank, including Bank's branch facilities and assets held by Bank as other assets, other real estate owned or as insubstance foreclosure. In the event a Phase I report indicates that Bank may be a potentially liable party for remedial action under CERCLA, FRCRA (as such terms are defined hereinbelow) or comparable federal or state environmental type statutes, then Bank shall cause Phase II Environmental Reports to be prepared detailing any possible exposure under such laws. The cost of said Phases I and II Environmental Reports and the cost of any remedial action determined to be necessary by such reports shall be borne by Bank.

                                  ARTICLE THREE

                COVENANTS, REPRESENTATIONS AND WARRANTIES OF BANK

          3.1 COVENANTS, REPRESENTATIONS AND WARRANTIES OF BANK. Subject to those matters set forth in Schedules to this Agreement, Bank covenants, represents and warrants to and agrees with FSB as of the date of this Agreement and as of the Closing Date (as defined in paragraph 7.1, below) as follows:

               3.1.1 ORGANIZATION, CONDUCT OF BUSINESS, ETC. Bank (i) is duly organized and validly existing and in good standing under the laws of the State of Wyoming, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its businesses as now being conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its businesses makes such qualification necessary, except where failure to so qualify would not have a material adverse effect on Bank or its businesses, operations, properties, assets or condition (financial or otherwise), and (iv) is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Bank or its respective businesses, operations, properties, assets or condition (financial or otherwise).

               3.1.2 OPTIONS, WARRANTS, ETC. There are no outstanding options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock of Bank.

               3.1.3 AUTHORIZATION OF CAPITAL STOCK. All of the outstanding shares of capital stock of Bank have been duly authorized and are validly issued, fully paid and nonassessable. Bank does not own any equity interest in any other business organization.

               3.1.4 AUTHORIZATION; VALIDITY OF AGREEMENT. Bank has the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Board of Directors of Bank, has been duly executed and delivered on Bank's behalf, and, subject to approval by the shareholders of Bank and applicable regulatory authorities, including the FDIC and the Commissioner of the Division of Banking, constitutes a valid and binding agreement of such corporation, enforceable in accordance with its terms.

               3.1.5 BANK REPORTS. To the best of Bank's knowledge, since January 1, 1992, Bank has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve Bank of Kansas City (the "FRKC"), and (ii) the Division of Banking. (All such reports and statements filed by Bank with the FRKC and the Division of Banking, and other applicable state securities or banking authorities, are collectively referred to herein as the "Bank Reports.") As of their respective dates, the Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               3.1.6 BANK FINANCIAL STATEMENTS AND TAX RETURNS. Bank's Call Reports for the years ending December 31, 1992 and 1991 (the "Financial Statements") were prepared in accordance with accounting principles governing regulatory reports consistently applied and present fairly Bank's financial condition as of such dates except as specifically identified in Schedule 3.1.6. During the period from execution of this Agreement until Closing, Bank will provide FSB within ten (10) business days of their availability, all financial statements prepared by Bank.

               Bank has delivered (or will deliver within five (5) days of execution of this Agreement) true and correct copies of all federal and state income tax returns filed for the years ending

1990, 1991 and 1992. To the best of Bank's knowledge, Bank has filed all federal, state and local tax returns and forms (including but not limited to forms 1099), which are required by law to be filed or delivered as of the date hereof and has paid all taxes which have become due, and it has timely filed all currency transaction reports required by the Bank Secrecy Act, as amended; has timely filed all information returns required by Sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the Internal Revenue Code of 1986, as amended (the "Code"); and has exercised due diligence in obtaining certified taxpayer identification numbers as required pursuant to Treasury Regulation 35a.9999. Where payment of such taxes is not required to be made as of the date hereof, Bank has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

               There are not in force (i) any extensions of time with respect to the dates on which any return was or is due to be filed by Bank, or (ii) any waivers or agreements by Bank for the extension of time for the assessment or payment of any tax.

               3.1.7 OTHER LIABILITIES; ENVIRONMENTAL MATTERS. Except as and to the extent stated in the Financial Statements delivered or to be delivered pursuant to Section 3.1.6 and in Schedule 3.1.7, and except for those liabilities incurred in the normal course of the Bank's business, Bank does not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

               With respect to the real property owned or leased by Bank (including other real estate), except as set forth on Schedule 3.1.7 and to the best knowledge of Bank, neither Bank or any predecessor owner to Bank has stored, disposed of or arranged for the disposal of any hazardous substance at any facility, location or site, or permitted others to do so, so as to be or become a potentially liable party for remedial action or response costs in connection with such facility, location or site under the Federal Comprehensive Conservation Response, Compensation and Liability Act ("CERCLA"), as amended, the Federal Resource Conservation and Recovery Act ("FRCRA"), as amended, Federal Water Pollution Control Act, the Toxic Substances Control Act, any Wyoming underground storage tank act and other federal or state environmental law or regulation, and Bank has not received any notice of any potential claim under any such statutes. Except as set forth on Schedule 3.1.7, after due inquiry and investigation, the real property owned or leased by Bank has never contained or had located thereon, or been used by previous owners and/or operators or Bank, for storage of, or construction with asbestos, PCB or other hazardous or toxic materials. For purposes of this Section, "hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law.

               3.1.8. LOAN LOSS RESERVES. The Reserve for Possible Loan Losses and Net Loan Charge-Offs of Bank as established from time to time by Bank are adequate as determined by the standards applied to Bank by the applicable bank regulatory agencies and pursuant to generally accepted regulatory accounting principles.

               3.1.9  TITLE TO PROPERTIES.  Except as set forth on Schedule
3.1.9 and except as reflected in the Financial Statements delivered or to be delivered pursuant to Section 3.1.6, Bank owns, free and clear of any liens, claims, charges, options, or other encumbrances, all of the property, real, personal or mixed, reflected in the Financial Statements of Bank and all property acquired since such date, except such property sold or otherwise disposed of since such date in the ordinary course of Bank's business. In Bank's opinion, all such properties which are material to the business or operations of Bank are in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate for their current uses and purposes. During each of the past three calendar years, Bank and its properties have been insured for customary risks with customary limits, deductibles, and exclusions, including but not limited to Bankers Blanket Bond, and such insurance protection continues in effect as of the date hereof. Bank has delivered to FSB true and correct copies of all deeds, title insurance policies and surveys it has with respect to the real property owned by it and copies of all leases with respect to real property leased by it.

               3.1.10 ABSENCE OF DEFAULTS. Except as set forth in Schedule 3.1.10, the execution of this Agreement does not and performance of the transactions contemplated by this Agreement will not (assuming Bank shareholder approval and applicable regulatory approval) (a) violate the provisions of the Articles of Incorporation or Bylaws of Bank, or
(b) violate the provisions of or place Bank in default under any agreement, indenture, mortgage, lien, lease, contract, instrument, order, judgment, decree, ordinance, statute, or regulation to which Bank is subject, to which any property of Bank is subject, or to which Bank is a party, which violations or defaults would in the aggregate have a material adverse effect on the business, operations, properties, assets, or condition (financial or otherwise) of Bank.

               3.1.11 ABSENCE OF MATERIAL ADVERSE CHANGES. Except as contemplated by this Agreement, since December 31, 1993, there has been no material adverse change, and no development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Bank.

               3.1.12  ACTIONS, PROCEEDINGS AND INVESTIGATIONS.  Set forth on
Schedule 3.1.12 hereto is a complete and accurate listing of all litigation, administrative or other proceedings to which Bank is a party, except for such proceedings in which Bank is seeking to collect on a loan or lease transaction and no counterclaim or similar claim has been filed against Bank. There are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of Bank threatened or contemplated, against or relating to Bank or any of its properties or assets (and said officers are not aware of any facts that would give rise to any such claim), which would materially and adversely affect the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Bank, or the ability of Bank to consummate the Merger contemplated hereby.

               3.1.13 ABSENCE OF BROKERAGE COMMISSIONS, ETC. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Bank or its legal counsel directly with FSB without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of Bank in such a manner as to give rise to any valid claim against Bank or FSB for a brokerage commission, finder's fee or like payment.

               3.1.14  MATERIAL CONTRACTS.  Except for those documents listed on
Schedule 3.1.14 hereto, copies of which documents have been provided by Bank to FSB, Bank is not a party to any material contract or agreement, including but not limited to any lease, service contract, employment agreement or any pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan. To the best of Bank's knowledge, all of the contracts and agreements of Bank, including those set forth in Schedule 3.1.14 are valid, binding and in full force and effect and there is no existing default thereunder.

               3.1.15  COMPLIANCE WITH LAWS; DOCUMENTATION.

                    (a) Except as set forth on Schedule 3.1.15 or as disclosed in Bank's Reports of Examination as conducted by the FRKC and the Division of Banking, to the best of Bank's knowledge, the conduct by Bank of its business does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would materially and adversely affect the business, operations, properties, assets or condition (financial or otherwise) of Bank. Except as set forth in Schedule 3.1.15, Bank has complied in all material respects with every local, state or federal law or ordinance, and every regulation or order issued thereunder, now in effect and applicable to Bank governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Consumer Credit Protection Act, Truth-in-Lending Law, and in particular Regulation Z promulgated by the Federal Reserve Board, and the Real Estate Settlement Procedures Act of 1974. Except as set forth in Schedule 3.1.15: (i) All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of Bank as held in its portfolio, or as sold into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, each is based on a valid, binding and enforceable contract(s) or commitment(s), each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to the Bank, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the Federal Reserve Board, laws and regulations providing for non-discriminatory practices in the granting of loans or credit, applicable usury laws, laws imposing lending limits, and each has been administered in full compliance with all applicable federal, state or local laws or regulations; and (ii) except as set forth on Schedule 3.1.15, all Uniform Commercial Code filings, or filings of trust deeds, or of lien or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

                    (b) All loan files of Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

                    (c) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Bank in full formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Bank, has been or will be suffered or incurred by Bank.

                    (d) Bank is not in violation of any applicable servicer or other requirement of the FHA, VA, FNMA, GNMA, FHLMC or any private mortgage insurer which insures any loans owned by Bank or as to which Bank has sold to other investors, the effect of which violation would materially and adversely affect the business, operations, properties, assets or condition (financial or other) of Bank, and with respect to such mortgage loans Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any private mortgage insurance or commitment of any private mortgage insurer to insure, (iv) any title insurance policy, (v) any hazard insurance policy, or (vi) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, to the material detriment of the Bank.

                    (e) Bank is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

               3.1.16  BANK'S EMPLOYEE BENEFITS.

                    (a) BENEFIT PLANS. All "employee benefit plans" (as defined at Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) sponsored or maintained by Bank are set forth in Schedule 3.1.16 (hereinafter collectively referred to as the "Benefit Plans"), and such plans are legally valid and binding and in full force and effect. Such list includes all "employee welfare benefit plans" (as defined in section 3(1) of ERISA) and all "employee pension benefit plans" as that term is defined in section 3(2) of ERISA. Except as set forth in Schedule 3.1.16, Bank represents that it does not have, nor does it sponsor, any other plan, fund or program providing retirement income, deferred income for periods extending to the termination of employment or beyond, medical, surgical, or hospital care or benefits, severance benefits, benefits in the event of sickness, accident, disability, death or unemployment, vacation benefits, apprenticeship or other training programs, day care centers, scholarship funds or prepaid legal services.

                    (b) EMPLOYEE AGREEMENTS. Except as set forth in Schedule 3.1.16, Bank is not presently a party to any employment contract, compensation or bonus agreement, collective bargaining agreement, or any incentive, deferred compensation, severance or separation agreement, policy or arrangement of any kind, covering employees or former employees of Bank.

                    (c) LIABILITIES FOR PENSION CONTRIBUTIONS. Except as set forth on Schedule 3.1.16, (i) Bank has not maintained nor contributed to a plan subject to the minimum funding requirements of Section 302 of ERISA, (ii) Bank has no liability for contributions to any benefit plan, including but not limited to Bank's Defined Benefit Plan, and (iii) there are no material liabilities of Bank that would be incurred as a result of any termination of the Defined Benefit Plan.

                    (d) COMPLIANCE WITH LAWS. Bank and, to the knowledge of the executive officers of Bank, all persons having fiduciary or other responsibilities or duties with respect to any Benefit Plan, are, and have since inception been, in compliance in all material respects with, and each such Benefit Plan is and has been operated in all material respects in accordance with, its provisions and in compliance with applicable laws, rules and regulations governing such plans, including without limitation, the rules and regulations promulgated by the Department of Labor and the Internal Revenue Service under ERISA and the Code and the health care continuation requirements of federal law.

                    (e) CLAIMS ADMINISTRATION AND LIABILITIES. Each Benefit Plan has been administered to date in material compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Benefit Plan subject to Section 104 of ERISA have been timely made or filed. Other than as required by federal law for health continuation benefits ("COBRA"), Bank does not now have any obligation to former employees to furnish health, or other similar benefits under any Benefit Plan after retirement or other severance of employment. The termination of any Benefit Plan shall not cause material liability other than a current contribution under such Benefit Plan, unless the liability is specifically listed in Schedule 3.1.16. No claim arising in connection with the Benefit Plans has been made or asserted against the Bank or the Benefit Plans, other than for benefits as provided under the terms of the Benefits Plans, and Bank knows of no basis for any such claim.

                    (f) PROHIBITED TRANSACTIONS. Bank has not, nor to its knowledge, has any fiduciary of any Benefit Plan, engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975(c)(1) of the Code (for which no exemption exists under applicable law or regulations). The financial information furnished by Bank on any Benefit Plan present an accurate and fair representation of the assets and liabilities of such Benefit Plan.


                    (g) LIABILITIES TO PBGC. Except as set forth on Schedule 3.1.16, Bank has never, nor has any other trade or business under "common control" with Bank (as defined under Section 414(c) of the Code), maintained or contributed to any plan insured by the Pension Benefit Guaranty Corporation or subject to minimum funding standards of ERISA.

                    (h) COPIES OF RELEVANT DOCUMENTS. Complete and correct copies of the following documents have been furnished to FSB or will be furnished to FSB within 20 days following the signing of this Agreement:

                          (i)  The Benefit Plans and related trust agreements;

                         (ii) The most recent summary plan description of each Benefit Plan subject to Section 104 of ERISA; and

                        (iii) The most recent Internal Revenue Service determination letter for the Defined Benefit Plan;

                         (iv) Annual reports (on Form 5500 series) required to be filed with respect to the Benefit Plans with the Internal Revenue Service.

               3.1.17 REPURCHASE AGREEMENTS. Bank has, as of the date hereof, and as of the Closing Date will have, valid and perfected first position security interests in all government securities subject to repurchase agreements, and, to the knowledge of the Bank, as of the date hereof, the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

                                  ARTICLE FOUR

            COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSB

          4.1 COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSB. FSC and FSB jointly and severally represent and warrant to and agree with Bank as of the date of this Agreement and as of the Closing Date as follows:

               4.1.1  ORGANIZATION, CONDUCT OF BUSINESS, ETC.  FSC and FSB
(i) are each duly organized and validly existing and in good standing under the laws of Delaware (in the case of FSC), or the laws of Wyoming (in the case of FSB), (ii) have all requisite power and authority (corporate and other) to own their respective properties and conduct their respective businesses as now being conducted, (iii) are each duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by them therein or in which the transaction of their respective businesses makes such qualification necessary, except when failure to so qualify would not have a material adverse effect on FSC and its consolidated subsidiaries, and (iv) are not transacting business, or operating any properties owned or leased by any of them, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FSC and its consolidated subsidiaries.

               4.1.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. FSC and FSB have the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by their respective Boards of Directors (or Executive Committee in the case of FSC), has been duly executed and delivered on their behalf, and constitutes a valid and binding agreement of each of FSC and FSB, enforceable in accordance with its terms, subject to approval of the shareholders of FSB and applicable regulatory authorities.

               4.1.3 FSC REPORTS. Since January 1, 1992, FSC and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the United States Securities and Exchange Commission (the "SEC") including, but not limited to, Form 10-K, Form 10-Q, Form 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Division of Banking, and (iv) the FDIC. All such reports and statements filed with the SEC, the Federal Reserve Board, the FDIC, the Division of Banking, and other applicable state securities or banking authorities are collectively referred to herein as the "FSC Reports." As of their respective dates, the FSC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. From execution of this Agreement until the Closing Date, FSC (and FSB as applicable) shall provide to Bank copies of all filings made by FSC pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and the Call Reports filed by FSB.

               4.1.4 FSC FINANCIAL STATEMENTS. FSC's Consolidated Balance Sheets as of December 31, 1992 and December 31, 1991, and its Consolidated Statements of Income and Consolidated Statements of Changes in Financial Position (or Statement of Cash Flow) for the years then ended, and FSC's unaudited Balance Sheet as of September 30, 1993, heretofore delivered to Bank were prepared in accordance with generally accepted accounting principles consistently applied and present fairly its consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods; provided, however, that the September 30, 1993 interim statement is subject to typical year-end adjustments. FSB's Call Reports for the years ending December 31, 1992 and 1991 were prepared in accordance with accounting principles governing regulatory reports consistently applied and present fairly FSB's financial condition as of such dates.

Except as reflected in the FSC Financial Statements provided by FSC to Bank and except for those liabilities incurred in the normal course of FSC's or any of its subsidiaries' respective business, FSC and its consolidated subsidiaries do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

               4.1.5 ABSENCE OF MATERIAL ADVERSE CHANGES. Since September 30, 1993, there has been no material adverse change in or affecting the financial condition, businesses, properties or operations of FSC and its consolidated subsidiaries or of FSB.

               4.1.6 ABSENCE OF DEFAULTS UNDER AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of FSC's or FSB's respective Articles of Incorporation, Articles of Association, or Bylaws, or any agreement to which FSC or FSB is a party or by which either of them is bound or to which any of their respective properties is subject or result in the creation of any liens or encumbrances upon any of their respective assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of the FDIC, the Commissioner of the Division of Banking and the Board of Governors of the Federal Reserve System and of the shareholders of FSB and Bank.

               4.1.7 ACTIONS, PROCEEDINGS, AND INVESTIGATIONS. Except as set forth in FSC's filings with the SEC, there are no actions, proceedings or investigations pending, or to the best knowledge of the executive officers of FSC and FSB, threatened or contemplated, against or relating to FSC or any of its consolidated subsidiaries, or any of their respective properties, which, if determined adversely, would materially and adversely affect the financial condition, businesses, properties or operations of FSC and its consolidated subsidiaries or of FSB, or the ability of FSC and FSB to consummate the Merger contemplated hereby.

               4.1.8 REGULATORY APPROVALS. FSC and FSB shall (i) file, within a reasonable time following execution of this Agreement, applications for, and shall use their best efforts in good faith to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with Bank to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article SIX.

               4.1.9 FSC COMMON STOCK. All of the outstanding Common Stock of FSC as set forth in the Recitals hereto is duly authorized and validly issued, fully paid and nonassessable. The Common Stock of FSC to be issued and delivered pursuant to the Merger, when issued as contemplated hereby, shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the consolidated financial statements of FSC (including the footnotes and schedules thereto), (subject to the adjustment provided below), there are no outstanding options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase, or redemption of, or securities convertible into, capital stock of FSC or any of its subsidiaries.

               4.1.10 REGISTRATION OF SHARES. FSC will use its best efforts to cause a Registration Statement on Form S-4 or other appropriate form to be filed and declared effective and the effectiveness maintained through the Closing Date under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the FSC Common Stock which is to be issued in connection with the transactions contemplated by this Agreement, which Registration Statement, at the time it becomes effective, and at the Effective Time, shall in all material respects conform to the requirements of the 1933 Act and the General Rules and Regulations of the SEC under said Act (the "1933 Rules"), and the FSC Common Stock to be issued by FSC in connection with the Merger shall be duly qualified or exempted, as the case may be, under applicable state Blue Sky securities laws, in those states in which Bank has informed FSC that its shareholders reside.

               4.1.11 ABSENCE OF BROKERAGE COMMISSIONS, ETC. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by FSC and FSB or their legal counsel directly with Bank without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of FSC or FSB in such a manner as to give rise to any valid claim against Bank or FSC or FSB for a brokerage commission, finder's fee or like payment.

                                  ARTICLE FIVE

                      PROXY STATEMENT; SHAREHOLDER MEETING

          5.1 PROXY STATEMENT. FSC shall prepare the Registration Statement, as provided in Paragraph 4.1.10 above, which Registration Statement will include a Proxy Statement to be used with respect to providing the shareholders notice of the shareholder meeting for Bank. Bank covenants and agrees to provide to FSC all information, including accounting statements and reports, required for the Registration Statement, and represents and warrants that the information it so provides in writing specifically for use in the Proxy Statement, will comply in all material respects with the requirements of the Securities Exchange Act of 1934 (the "1934 Act") and the applicable rules and regulations promulgated by the SEC under such Act (the "1934 Rules"), and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that Bank makes no representation with respect to information furnished by FSC or FSB expressly for inclusion in the Proxy Statement.

          FSC and FSB represent and warrant that the Proxy Statement will comply in all material respects with the requirements of the 1934 Act and the applicable 1934 Rules, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that FSC and FSB make no representation with respect to information furnished in writing by Bank expressly for inclusion in the Proxy Statement.


          5.2 BANK MEETING. This Agreement shall be submitted for approval, ratification and confirmation by the shareholders of Bank at a meeting thereof to be called in accordance with the applicable provisions of law and held as promptly as practicable after the execution of this Agreement. Bank will mail the Proxy Statement prepared by FSC as part of the Registration Statement to its shareholders for purposes of the meeting of its shareholders.

          5.3 FSB MEETING. This Agreement shall be submitted for approval, ratification and confirmation by the shareholders of FSB at a meeting thereof to be called in accordance with the applicable provisions of law and held as promptly as practicable after the execution of this Agreement.

FSB will mail the Proxy Statement prepared by FSC as part of the Registration Statement to its shareholders for purposes of the meeting of its shareholders. FSC, as the holder of in excess of 99% of the issued and outstanding stock of FSB agrees to vote the FSB shares in favor of the Merger.

                                   ARTICLE SIX

                              CONDITIONS OF CLOSING

          6.1  CONDITIONS OF CLOSING.

               6.1.1 CONDITIONS OF CLOSING FOR ALL PARTIES. The consummation of the transactions contemplated by this Agreement is conditioned upon the following:

                    6.1.1(a) REGULATORY APPROVAL. All consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including but not limited to, the consents, approvals and permissions of all applicable regulatory authorities, which are necessary to the carrying out of the Merger as described in this Agreement, shall have been procured; provided, however, the approvals referred to in this subparagraph 6.1.1(a) shall not have imposed any significant conditions which FSB on the one hand, or Bank, on the other, reasonably deem to be materially disadvantageous or burdensome.

                    6.1.1(b) NO INJUNCTION, ETC. There shall not have been instituted any litigation, regulatory proceeding or other matter which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Merger.

                    6.1.1(c) SHAREHOLDER APPROVAL. Holders of not less than sixty-six and 2/3 percent (66-2/3%) of the Bank Common Stock and of the FSB Common Stock outstanding shall have approved and confirmed this Agreement and the Merger contemplated hereby.

                    6.1.1(d) REGISTRATION STATEMENT. The Registration statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                    6.1.1(e) TAX MATTERS. Bank and FSB and FSC shall have received an opinion from legal counsel to FSC to the effect (i) that the Merger will constitute a nontaxable reorganization in accordance with Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and (ii) that any other matters agreed to by the parties will be favorably treated for tax purposes.

               6.1.2 CONDITIONS OF CLOSING FOR FSC AND FSB. The obligation of FSC and FSB, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following (unless waived by FSC or FSB, respectively):

                    6.1.2(a) BANK RESOLUTIONS; CORPORATE DOCUMENTS. Bank shall have delivered to FSB certified copies of resolutions duly adopted by the Board of Directors of Bank approving this Agreement and the Merger, all as contemplated hereby, and directing the submission thereof to a vote of the shareholders of Bank, and certified copies of resolutions duly adopted by the shareholders of Bank (owning the outstanding shares as required by 6.1.1(c) above) approving this Agreement and the Merger, all as contemplated hereby.
Bank shall deliver to FSB (i) copies certified by the Secretary of State of Wyoming of its Articles of Incorporation; (ii) copies certified by its Corporate Secretary of its Bylaws; and (iii) certificate of good standing as to Bank, dated as of a recent date to the Closing Date, issued by the appropriate governmental agencies.

                    6.1.2(b) BANK REPRESENTATIONS AND WARRANTIES. Unless waived in writing by FSB, the representations and warranties of Bank contained in this Agreement shall be correct on and as of the Closing Date with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of the Bank. Except as otherwise contemplated by this Agreement, Bank shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it, including but not limited to the covenants set forth in Articles TWO and THREE hereof. FSB shall have received at the Closing a certificate to the foregoing effect dated the Closing Date and executed on behalf of Bank by one of its duly authorized executive officers.

                    6.1.2(c) OPINION OF BANK COUNSEL. Unless waived in writing by FSB, FSB shall have received at the Closing from Gerald L. Goulding, counsel to Bank, a written opinion, dated the Closing Date, addressing those matters set forth in Schedule 6.1.2(c) hereto and in form reasonably acceptable to legal counsel for FSB.

                    6.1.2(d) CONDITION OF BANK. FSB shall have determined, based on an audit and review by its officers, accountants and legal counsel, conducted shortly before the Closing Date, that (i) the assets, books, records and operations of Bank are in reasonably satisfactory condition and will not adversely impact FSB after consummation of the Merger; (ii) based on the review of the assets, books, records and operations of Bank by FSB, there are no liabilities (existing, threatened or contingent) which FSB, in its discretion, determines to be unacceptable; (iii) based upon the update of the credit review, there has been no material adverse change in the loan portfolio of Bank since December 12, 1993 and the allowance for loan and lease losses of the Bank is adequate in all material respects; and (iv) as of the Closing Date, the net worth of Bank, calculated in accordance with generally accepted accounting principles, and after accrual or payment of the expenses incurred by Bank with respect to the termination of employee plans, will be not less than $8,000,000, which amount shall be determined prior to accrual or payment of accounting and legal fees and environmental investigation expenses incurred with respect to the Merger.

          Bank agrees to make such accruals for expenses or charge-offs or additions to the allowance for loan loss at or prior to the Closing made at the request, in writing, of FSC and FSB, to conform Bank's accounting reserve practices and methods (including credit loss practices and methods) to those of FSB (as such practices and methods are to be applied to Bank from and after the Closing) and FSB's plan with respect to the conduct of Bank's business following the Merger; PROVIDED, HOWEVER, (a) said accruals and charge-offs shall not reduce net worth for purposes of satisfaction of the net worth condition set forth in this paragraph, and (b) such accruals or charge-offs shall not constitute a breach of any representation or warranty of Bank set forth in this Agreement.

                    6.1.2(e) ACCOUNTANT'S LETTER. Brough and Associates, independent certified public accountants, shall have performed the procedures set forth in Schedule 6.1.2(e) hereto (1) as of the Effective Date of the Registration Statement, and (2) as of the month-end most closely preceding the Closing Date and shall have furnished to FSC and FSB their written report.



                                       -26

                    6.1.2(f) AFFILIATES LETTER. Unless waived in writing by FSC, FSC shall have received a letter from each person listed on Schedule 6.1.2(f) hereto and each person who, in the reasonable opinion of Bank is an "affiliate" (as that term is defined in Rule 405 promulgated by the SEC under the 1933 Act) of Bank in the form attached hereto as Schedule 6.1.2(f). Such "affiliates" letter shall include covenants with respect to the continued ownership of the FSC Stock to be received pursuant to the Merger.

                    6.1.2(g) DEPOSITS. The deposits of Bank shall not be less than $50 million, and Bank shall have managed its deposits in the ordinary course of business and consistent with past practices and as required by Section
2.1.6 of this Agreement.

                    6.1.2(h) EMPLOYMENT AGREEMENT, AGREEMENT NOT TO COMPETE AND SUPPLEMENTAL COMPENSATION AGREEMENT. Hal R. Robinson shall have executed an Employment Agreement and an Agreement Not to Compete with FSB and a Supplemental Compensation Agreement with FSB and FSC, all in substantially the same form as set forth in Schedule 6.1.2(h) hereto and by reference made a part hereof.

                    6.1.2(i) ENVIRONMENTAL MATTERS. Bank has identified the existence of (i) underground storage tanks on other real estate owned by the Bank in Etna, Wyoming (the "J. P. Robinson Service Station Property") and (ii) an underground leech line on its property at 485 Washington, Afton, Wyoming (the "Bank Property"), for which Bank shall have caused to be prepared Phase I Environmental Reports, and Phase II Environmental Reports if required by the results of the Phase I Reports, pursuant to Section 2.5 of this Agreement. It shall be a condition to closing that the remedial actions required pursuant to the findings of the Phase I and Phase II reports, if any, for both the J. P. Robinson Service Station Property and the Bank Property be completed, at the expense of Bank, in a manner satisfactory to FSC and FSB, in their sole discretion.

               6.1.3 CONDITIONS OF CLOSING FOR BANK. The obligation of Bank to consummate the transactions contemplated by this Agreement is conditioned upon the following (unless waived by Bank):

                    6.1.3(a) FSB AND FSC REPRESENTATIONS AND WARRANTIES. Unless waived in writing by Bank, the representations and warranties of FSB and FSC contained in this Agreement shall be correct on and as of the Closing Date with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of FSB or FSC and, except as otherwise contemplated by this Agreement, FSB and FSC shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them. Bank shall have received at the Closing a certificate to the foregoing effect dated the Closing Date and executed on behalf of FSB and FSC, respectively, by one of their duly authorized executive officers.

                    6.1.3(b) OPINION OF FSC COUNSEL. Unless waived in writing by Bank, Bank shall have received at the Closing from Ray, Quinney & Nebeker, counsel to FSC, a written opinion, dated the Closing Date, substantially in the form of Schedule 6.1.3(b) attached hereto and by reference made a part hereof.

                    6.1.3(c) FSC AND FSB RESOLUTIONS. FSC and FSB shall have delivered to Bank certified copies of resolutions duly adopted by the Board of Directors (or Executive Committee) of each approving this Agreement and the Merger contemplated hereby and directing the submission thereof to a vote of the shareholder of FSB, and certified copies of resolutions duly adopted by the shareholders of FSB approving the Agreement and the Merger contemplated hereby.

                    6.1.3(d) EMPLOYMENT AGREEMENT, AGREEMENT NOT TO COMPETE AND SUPPLEMENTAL COMPENSATION AGREEMENT. Hal R. Robinson shall have executed an Employment Agreement and an Agreement Not to Compete with FSB and a Supplemental Compensation Agreement with FSB and FSC, all in substantially the same form as set forth in Schedule 6.1.2(h) hereto and by reference made a part hereof.

                                  ARTICLE SEVEN

                              CLOSING OF THE MERGER

          7.1 CLOSING. Unless this Agreement is earlier terminated in accordance with Article EIGHT, Bank shall be merged with and into FSB, with FSB being the surviving entity, as contemplated by this Agreement, at a closing (the "Closing") to be held at the offices of First Security Corporation, 79 South Main Street, Salt Lake City, Utah 84111, at 2:00 P.M., local time, on a date (the "Closing Date") mutually agreed upon by the parties as soon as practicable after satisfaction of the conditions precedent set forth in Article SIX and the expiration of the required waiting period following approval of FSB's application to the FDIC relating to the Merger, but in no event later than 30 days after the expiration of such period.

          7.2 EFFECTIVE TIME OF MERGER. The Merger shall take effect on the date of the filing with the Secretary of the State of Wyoming on the Closing Date or as soon thereafter as practicable of the documents specified in Wyoming Statutes 13-4-108. The time when the Merger shall become effective is herein called the "Effective Time."

                                  ARTICLE EIGHT

                                   TERMINATION

          8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

               (a) by mutual consent of the Boards of Directors of FSB and FSC and the Board of Directors of Bank; or

               (b) by the Boards of Directors of FSB and FSC or the Board of Directors of Bank at any time after the expiration of twelve (12) months from the date hereof, if the Merger shall not theretofore have been consummated by the failure to satisfy the conditions to Closing not within the control of the electing party; or

               (c) by Bank, upon written notice to FSB and FSC at any time if any representation or warranty of FSB or FSC contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if FSB or FSC, as applicable, fails to comply with any of its covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance;

               (d) by FSB and FSC upon written notice to Bank at any time if any representation or warranty of Bank contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if Bank fails to comply with any of its covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance;

               (e) by FSB and FSC, upon written notice to Bank at any time after the meeting of shareholders of the Bank regarding the Merger is held if Bank's shareholders owning not less than 66-2/3% of the outstanding shares of Bank Common Stock do not approve the Merger contemplated hereby, or if such Merger is disapproved by any governmental authority whose approval is necessary.

          8.2 EFFECT OF TERMINATION. In the event of termination and abandonment hereof pursuant to the provisions of Section 8.1, this Agreement shall become void and have no force or effect and no party hereto shall have any liability or obligation hereunder to any other party, except that provisions of this Agreement relating to confidentiality or payment of expenses and this Section shall survive the termination. Such termination shall not relieve any party of liability for any default prior to such termination.

                                  ARTICLE NINE

                              ADDITIONAL COVENANTS

          9.1  STATE LAW INFORMATION.

               9.1.1 PRINCIPAL OFFICE OF MERGING BANKS. The principal office of FSB is 1400 Dewar Drive, Rock Springs, Wyoming. The principal office of Bank is 485 Washington, Afton, Wyoming.

               9.1.2 DIRECTORS OF FSB. The name and residence of each director of FSB to serve until the next annual meeting of the stockholders of FSB are as follows:

James H. Magagna                                  Dave Wood
20 Wardell Court                                  1917 Parkview Avenue
Rock Springs, WY 82901                            Rock Springs, WY 82901

Charles E. Richardson                             Robert Dalton
1322 Virginia                                     1265 East 5375 South
Rock Springs, WY 82901                            Ogden, UT 84403

C. Keith West                                     Thomas Laskowski
P. O. Box 609                                     555 Lombard
Rock Springs, WY 82902                            Green River, WY 82935

Robert A. Hatch
3123 South 200 East
Bountiful, UT 84010

               9.1.3 OFFICERS OF FSB. The name and residence of each officer of FSB is as follows:

Robert A. Hatch                                   Val Wilcox
Chairman of the Board                             Vice President
3123 South 200 East                               236 Tyler
Bountiful, UT 84010                               Rock Springs, WY 82901

David Wood                                        Paul F. Rheaume
President and CEO                                 Vice President
1917 Parkview Avenue                              618 Barlow Circle
Rock Springs, WY 82901                            Rock Springs, WY 82901

Holly A. Michaelis                                Rosemary Maldonado
Vice President and Cashier                        Vice President
2911 Colima Drive                                 1052 Oakway
Rock Springs, WY 82901                            Rock Springs, WY 82901

Peter Delaurante
Vice President
517 Lewis
Rock Springs, WY 82901

               9.1.4 PREFERRED STOCK. No preferred stock of FSB will be issued as part of the Merger.

               9.1.5 SHARES OF DISSENTING HOLDERS OF FSB SHARES. If holders of shares of FSB common stock dissent from the Merger and demand appraisal of their shares, then the FSB shares held by such dissenting holder shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to Wyoming Statutes 13-4-110, ET SEQ.

          9.2 COSTS. Each of the parties to this Agreement shall pay its own charges and costs incurred or to be incurred in connection with the execution and performance of this Agreement. In the event of a willful breach of a material agreement or covenant contained herein by either Bank, on the one hand, or FSB, on the other, which breach either directly or indirectly results or would result in a failure to consummate the Merger and which breach cannot be cured or is not cured within thirty (30) days after written notice of such breach is given to the party committing such breach, the party causing such breach shall be liable to the other party for damages; provided, however, that either party may elect to forego the receipt of such payment, and pursue its right to the specific performance or enforcement of the terms and provisions of this Agreement.

          9.3 INSTRUMENTS OF TRANSFER, ETC. Each of the parties hereto shall cooperate with the other in every way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

          9.4 NOTICES. All notices, requests, consents and demands shall be given to or made upon the parties at its addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by facsimile transmission ("fax"), or by certified first class mail, return receipt requested, postage prepaid, to the party or parties addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the second business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the United States mail addressed as aforesaid. If given by fax, such notice shall be deemed to be given upon the date it is actually received by the addressee.

               (a)  If to FSB and/or FSC, to:

                    First Security Bank of Wyoming
                    1400 Dewar Drive
                    Rock Springs, Wyoming  82902
                    Attn:  Dave Wood
                    Fax Number:  (307) 362-3807

                    With a copy to:

                    Robert A. Hatch
                    First Security Bank of Utah, N.A.
                    79 South Main Street
                    Salt Lake City, Utah  84111
                    Fax Number:  (801) 322-2905


                    With a copy to:

                    First Security Corporation
                    79 South Main Street
                    Salt Lake City, Utah  84111
                    Attn:  Morgan J. Evans
                    Fax Number:  (801) 359-6928

                    With a copy to:

                    Brad D. Hardy, of
                    Ray, Quinney & Nebeker
                    400 Deseret Building
                    79 South Main Street
                    Salt Lake City, Utah  84111
                    Fax Number:  (801) 532-7543

               (b)  If to Bank, to:

                    Star Valley State Bank
                    P. O. Box 8
                    Afton, Wyoming  83110
                    Attn:  Hal R. Robinson
                    Fax Number:  (307) 886-9488

                    With a copy to:

                    Gerald L. Goulding
                    P. O. Box 968
                    Afton, Wyoming  83110
                    Fax Number:  (307) 886-9590


          Each party hereto shall notify promptly the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article SIX hereof. Between the date of this Agreement and the Effective Time, each party hereto will advise the other of the satisfaction of such conditions as they occur.

          9.5 AMENDMENTS. Prior to the Effective Time, any provision of this Agreement, except for Section 1.4.1 hereof, which establishes the conversion ratio, may be amended or modified at any time, either before or after its approval by the shareholders of either party to this Agreement, by an agreement in writing between the parties hereto approved by its Boards of Directors and executed in the same manner as this Agreement.

          9.6 ENTIRE AGREEMENT. This Agreement and all exhibits and schedules hereto and other documents incorporated or referred to herein, contain the entire agreement of the parties and there are no representations, inducements or other provisions other than those expressed in writing. No modification, waiver or discharge of any provision of or breach of this Agreement shall (i) be effective unless it is executed in writing by the party effecting such modification, waiver or discharge, or (ii) affect the right of either party hereto thereafter to enforce any other provision or to exercise any right or remedy in the event of a breach by a party hereto, whether or not similar.

          9.7 ASSIGNMENT. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties.

          9.8 COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

          9.9 EXCLUSIVE MERGER AGREEMENT. Bank, the Board of Directors of Bank and the shareholders of Bank executing this Agreement below, covenant and agree that, between the date hereof and the date of the meeting of the shareholders of Bank described in Article FIVE hereof, they will not, either directly or indirectly, solicit or attempt to procure offers relating to the Merger or acquisition of Bank with or by any entity not a party to this Agreement, or negotiate or enter into any agreements relating to the Merger or acquisition of Bank with or by any such third party, and such persons further agree to use his or her best efforts to obtain the approval of the merger by the shareholders of Bank.

          9.10 PUBLIC STATEMENTS. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties respecting such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section shall not be required if the delay necessary to obtain such consent would preclude the timely issuance of a press release or public statement as required by law. The provisions of this Section 9.9 shall not be construed as prohibiting the filing of copies of this Agreement or descriptions of this Agreement with regulatory agencies as to which regulatory approvals are contemplated by this Agreement.

          9.11 CONFIDENTIALITY. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall upon expiration or termination of this Agreement, return promptly to the other parties all documentation provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants, provided that each party shall cause its respective directors, officers, agents, consultants and advisors to agree to be bound by the provisions of this Section. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available.



          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

FIRST SECURITY BANK OF             FIRST SECURITY CORPORATION

WYOMING
By:  /s/ David Wood                By:  /s/ Scott C. Ulbrich
Its:   President                   Its: Executive Vice President and
                                        Chief Financial Officer

                                   STAR VALLEY STATE BANK
                                   By:  /s/ Hal R. Robinson
                                   Its: President


                                   /ss/ CERTAIN SHAREHOLDERS OF STAR
                                        VALLEY STATE BANK

                                   APPENDIX B

                       STAR VALLEY'S FINANCIAL STATEMENTS

                             STAR VALLEY STATE BANK
                              FINANCIAL STATEMENTS
                                   (unaudited)



                                                  THREE MONTHS ENDED             YEAR ENDED
          INCOME STATEMENT                             MARCH 31                 DECEMBER 31
          ----------------                          -------------          ------------------------
                                                    1994     1993          1993      1992      1991
                                                    ----     ----          ----      ----      ----
Interest & Fees on Loans                             796      665          3012      2833      2941
Income from Lease Financing Receivables                0        0             0         0         0
Total Interest on Balances with Banks                  0        0             0         0         0
  Domestic Offices                                     0        0             0         0         0
  Foreign Offices                                      0        0             0         0         0
Total Interest & Dividends on Securities             254      357          1251      1613      1876
  U.S. Treasury & Agency Obligations                 ***      ***           ***       ***       ***
  Securities Issued by States & Pol. Subs             19        5            48        20         2
        Taxable Securities                            13        0            28         0         0
        Tax-Exempt Securities                          6        5            20        20         2
  Other Domestic Securities                          ***      ***           ***       ***       ***
  Foreign Securities                                 ***      ***           ***       ***       ***
  Equity Securities                                    2        2             5         0         5
Interest Income from Trading Accounts                  0        0             0         0         0
Income on Federal Funds Sold                          15       37           123       215       225
        TOTAL INTEREST INCOME                       1065     1059          4386      4661      5042

Total Interest Expense on Deposits                   365      410          1581      1962      2559
  NOW, ATS & Other Transfer Accounts                  74       74           310       342       460
  Money Market Deposit Accounts                       41       44           175       202       262
  Other Savings Deposits                              78       78           301       276       246
  Time CD's of $100,000 or More                        6        5            23        37       122
  All Other Time Deposits                            166      209           772      1105      1469
  Interest on Foreign Office Deposits                  0        0             0         0         0
Expense of Federal Funds Purchased                     0        0             0         0         0
Interest on US Notes & Other Borrowings                0        0             0         0         0
Interest on Mortgage Indebtedness                      0        0             0         0         0
Interest on Subordinated Notes & Debs                  0        0             0         0         0
        TOTAL INTEREST EXPENSE                       365      410          1581      1962      2559

        NET INTEREST MARGIN                          700      649          2805      2699      2483
        NET INTEREST MARGIN (TAX ADJ)                703      652          2815      2709      2484
Provision for Loan & Lease Losses                     18       17           193        78         7
Provision for Allocated Transfer Risk                  0        0             0         0         0

Service Charges on Deposit Accounts                   77       60           313       192       170
Income from Fiduciary Activities                     ***      ***           ***       ***       ***
Trading Gain(Loss) on Foreign Exchange               ***      ***           ***       ***       ***
Other Foreign Transaction Gains(Losses)              ***      ***           ***       ***       ***
Gains, Losses, Fees from Trading Account             ***      ***           ***       ***       ***
Other Noninterest Income                              44      121           258       171       183
  Other Fee Income                                     0       15            82        49        45
  All Other Noninterest Income                        44      106           176       122       138
        TOTAL NONINTEREST INCOME                     121      181           571       363       353

Gains(Losses) on Securities(Excl. Trade)               0        0             0         0         0

Salaries & Employee Benefits                         200      190           767       825       867
Expenses of Premises & Fixed Assets, Net              28       26           118        87        94
Other Noninterest Expense                            136      131           589       565       677
        TOTAL NONINTEREST EXPENSE                    364      347          1474      1477      1638

Income Before Taxes & Extraordinary                  439      466          1709      1507      1191
Applicable Income Taxes                             -162     -158          -573      -522      -373
        INCOME BEFORE EXTRAORDINARY ITEMS            277      308          1136       985       818

Extraordinary Items, Gross                             0        0             0         0         0
Applicable Income Taxes on Extra. Items                0        0             0         0         0
Extraordinary Items, Net of Taxes                      0        0             0         0         0
        NET INCOME (LOSS)                            277      308          1136       985       818


                             STAR VALLEY STATE BANK
                              FINANCIAL STATEMENTS
                                   (unaudited)


          BALANCE SHEET                                MARCH 31                 DECEMBER 31
          -------------                             -------------          ------------------------
     ASSETS                                         1994     1993          1993      1992      1991
     ------                                         ----     ----          ----      ----      ----
Cash & Due from Depository Institutions:
  Noninterest-Bearing, Currency & Coin              2554     2212          3068      2743      2298
  Interest-Bearing Balances                            0        0             0         0         0
Securities                                         20903    25445         22413     25404     23143
Fed Funds Sold & Secs. Purchased                    2500     1700          3950      5600      5400
  Federal Funds Sold                                2500     1700          3950      5600      5400
  Secs. Purch Under Agreements to Resell               0        0             0         0         0
Loans & Lease Financing Receivables:
  Total, Net of Unearned Income                    35417    27800         34801     25841     25334
  Less:  Allowance for Losses                       -482     -511          -469      -497      -509
  Less:  Allocated Transfer Risk Reserve               0        0             0         0         0
        Loans & Leases, Net                        34935    27289         34332     25344     24825

Assets Held in Trading Accounts                        0        0             0         0         0
Premises & Fixed Assets                              229      204           237       212       202
Other Real Estate Owned                              397     1312           373      1334      1526
Investments in Unconsolidated Subs                     0        0             0         0         0
Acceptances (Customer's Liabilty)                      0        0             0         0         0
Intangible Assets                                      0        0             0         0         0
Other Assets                                         753      823           734       839       850
        TOTAL ASSETS                               62271    58985         65107     61476     58244

        LIABILITIES
        -----------

Total Deposits                                     53694    50783         56582     53277     50208
Held in Domestic Offices:
  Domestic Noninterest-Bearing                      6406     5371          8112      8015      5337
  Domestic Interest-Bearing                        47288    45412         48470     45262     44871
Held in Foreign Offices:
  Foreign Noninterest-Bearing                          0        0             0         0         0
  Foreign Interest-Bearing                             0        0             0         0         0

Fed Funds Purchased & Secs. Sold                       0        0             0         0         0
  Federal Funds Purchased                              0        0             0         0         0
  Secs. Sold Under Agreements to Repurch               0        0             0         0         0
Demand Notes Issued to U.S. Treasury                   0        0             0         0         0
Other Borrowed Money                                   0        0             0         0         0
Mtg. Indebtedness, Capitalized Leases                  0        0             0         0         0
Acceptances (Bank's Liability)                         0        0             0         0         0
Subordinated Notes & Debentures                        0        0             0         0         0
Other Liabilities                                    393      213           618       678       751
        TOTAL LIABILITIES                          54087    50996         57200     53955     50959

Limited Life Preferred Stock                           0        0             0         0         0

        EQUITY CAPITAL
        --------------

Perpetual Preferred Stk & Rel. Surplus                 0        0             0         0         0
Common Stock                                          38       38            38        38        38
Surplus (Excl. Surplus Rel. to Pref. Stk)           2462     2463          2462      2463      2463
Undivided Profits & Capital Reser. Gross            5684     5488          5407      5020      4784
  Less:  Unrealized Loss Mktable Eqt. Sec.             0        0             0         0         0
Undivided Profits & Capital Reser., Net             5684     5488          5407      5020      4784
Foreign Currency Translation Adjustment              ***      ***           ***       ***       ***
        TOTAL EQUITY CAPITAL                        8184     7989          7907      7521      7285
        TOTAL LIABILITIES & EQUITY CAPITAL         62271    58985         65107     61476     58244


                                   APPENDIX C

              STATUTES GOVERNING RIGHTS OF DISSENTING SHAREHOLDERS

SECTION 13-4-110             REORGANIZATION OF BANKS            SECTION 13-4-110


SECTION 13-4-110.  DISSENTING SHAREHOLDERS.

     (a) The owner of shares of a state bank which were voted against a merger to result in a state bank, or against the conversion of a state bank into a national bank, are entitled to receive their fair market value in cash, if and when the merger or conversion becomes effective, upon written demand, made to the resulting state or national bank at any time within thirty (30) days after the effective date of the merger or conversion accompanied by the surrender of the stock certificates. The value of the shares shall be determined, as of the date of the stockholders' meeting approving the merger or conversion, by three
(3) appraisers, one (1) to be selected by the owners of two-thirds (2/3) of the dissenting shares involved, one (1) by the board of directors of the resulting state or national bank, and the third by the two (2) so chosen. The valuation agreed upon by any two (2) appraisers shall govern. If the appraisal is not completed within ninety (90) days after the merger or conversion becomes effective the state banking commissioner shall cause an appraisal to be made.

     (b)  The expenses of appraisal shall be paid by the resulting bank.

     (c) The resulting state or national bank may fix an amount which it considers to be not more than the fair market value of the shares of a merging or the converting bank at the time of the stockholders' meeting approving the merger or conversion, which it will pay dissenting shareholders of the bank entitled to payment in cash. The amount due under the accepted offer or under the appraisal shall constitute a debt of the resulting bank. (Laws 1955, ch. 65, Section 9; W.S. 1957, Section 13-192; Laws 1977, ch. 67, Section 1; 1991,
ch. 240, Section 1.)

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware contains detailed provisions on indemnification of directors and officers of a Delaware corporation against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with litigation.

     The Certificate of Incorporation of First Security Corporation provides for indemnification of directors and officers to the full extent permitted or allowed by the laws of the State of Delaware, as such laws exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than permitted or allowed by Section 145). The registrant also insures its officers and directors to the full extent permitted by Section 145.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS.  The Registration Statement includes the following Exhibits:


EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT

2. Agreement of Merger, dated as of March 30, 1994, by and among First Security Corporation ("FSC"), First Security Bank of Wyoming ("FSB WYOMING"), and Star Valley State Bank ("STAR VALLEY"). (Included as Appendix A to the Prospectus/Proxy Statement.)

3(1). Certificate of Incorporation, as amended, of FSC (Exhibit 2 to FSC's Registration Statement on Form S-7, Registration Number 2-61892, as filed on June 16, 1978 and Exhibit 3(1) to FSC's Registration Statement on Form S-4, Registration Number 33-30045, as filed on July 24, 1989, hereby incorporated herein by reference).

3(2). Bylaws of FSC, as amended (Exhibit 2 to FSC's Registration Statement on Form S-7, Registration Number 2-61892, as filed on June 16, 1978, and Exhibit 3(2) to FSC's Registration Statement on Form S-4, Registration Number 33-30045, as filed on July 24, 1989, hereby incorporated herein by reference).

4(1). No instruments defining the Rights of holders of long-term debt of FSC and its subsidiaries have been included as exhibits because the total amount of indebtedness authorized under any such instrument does not exceed 10% of the total assets of FSC and its subsidiaries on a consolidated basis. FSC hereby agrees to furnish supplementally to the Commission, upon request, a copy of any omitted long-term debt instrument.

4(2). Rights Agreement dated as of August 28, 1989, between First Security Corporation and First Security Bank of Utah, N.A., which includes the form of Rights Certificate (together with the Form of Election of Exercise) as Exhibit A; the form of Certificate of Designation of the series of Junior Series B Preferred Stock, no par value per share, of FSC as Exhibit B; and the Summary of Rights as Exhibit C. (Filed as
          Exhibit 4 to FSC's Current Report on Form 8-K dated August 28, 1989, as filed with the Commission on September 1, 1989, [File No. 1-6906] and hereby incorporated herein by this reference.)

4(3). Amendment Agreement dated as of September 26, 1989, by and between First Security Corporation and First Security Bank of Utah, N.A., amending the Rights Agreement dated as of August 28, 1989, between the same parties. (Filed as Exhibit 1 to Amendment No. 1 on Form 8, dated October 10, 1989, as filed with the Commission on October 16, 1989, amending FSC's Current Report on Form 8-K dated August 28, 1989, as filed with the Commission on September 1, 1989, [File No. 1-6906] and hereby incorporated herein by this reference.)

5. Opinion of Ray, Quinney & Nebeker as to the legality of the shares being registered.

8.        Opinion of Ray, Quinney & Nebeker re:  Tax Matters.

10(1). First Security Corporation Comprehensive Management Incentive Plan (Exhibit A to Prospectus in Registration Statement No. 33-21556 on Form S-8 filed April 29, 1988, hereby incorporated by reference).

10(2). First Security Corporation Supplemental Executive Retirement Plan. (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1989, hereby incorporated by reference. [File No. 1-6906])

10(3). Employment Agreement between First Security Corporation and Spencer F. Eccles. (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference. [File No. 1-6906])

10(4). Employment Agreement between First Security Corporation and Morgan J. Evans, as amended. (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference. [File No. 1-6906])

10(5). Employment Agreement between First Security Corporation and L. Scott Nelson. (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference. [File No. 1-6906])

10(6). Employment Agreement between First Security Corporation and T. Eugene King. (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference. [File No. 1-6906])

10(7). Employment Agreement between First Security Corporation and J. Patrick McMurray (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference. [File No. 1-6906])

10(8). Employment Agreement between First Security Corporation and Scott C. Ulbrich (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992, hereby incorporated by reference. [File No. 1-6906])

13(1). FSC's Annual Report on Form 10-K for the year ended December 31, 1993, hereby incorporated by reference [File No. 1-6906].

13(2). FSC's Quarterly Report on Form 10-Q for Quarter ended March 31, 1994, hereby incorporated by reference [File No. 1-6906].

22. FSC's Subsidiaries (included in FSC's Annual 10-K Report for the year ended December 31, 1993 [File No. 1-6906], and incorporated by reference).

23(1).    Consent of Deloitte & Touche.

23(2).    Consent of Ray, Quinney & Nebeker (filed as part of Exhibit 5 and
          Exhibit 8).

25. Power of Attorney (included in signature pages of original filing of Registration Statement).

28.       Form of Proxy for Star Valley State Bank Special Meetings.

ITEM 22.  UNDERTAKINGS.

     FSC hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of FSC's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     FSC hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


     THE UNDERTAKING AS TO INDEMNIFICATION OF OFFICERS AND DIRECTORS REQUIRED TO BE DISCLOSED BY ITEM 512(i) OF REGULATION S-K IS FOUND IN "COMPARATIVE RIGHTS OF SHAREHOLDERS--DIRECTORS--DIRECTOR LIABILITY" IN THE PROSPECTUS / PROXY STATEMENT.


     FSC hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective; and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     FSC hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     FSC hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, that was not the subject of and included in the registration statement when it became effective.

     FSC hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii), above, do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, First Security Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the 16th day of June, 1994.

                                   FIRST SECURITY CORPORATION



                                   By: /s/ Morgan J. Evans
                                       -------------------
                                       Morgan J. Evans
                                       President and Chief Operating Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints
A. Robert Thorup, Esq. and Brad D. Hardy, Esq. and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including pre- and/or post-effective amendments to this Registration Statement, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated.


SIGNATURE                          TITLE                              DATE


/s/ Spencer F. Eccles              Chairman and Chief                 June 16, 1994
- -------------------------------    Executive Officer, Director
Spencer F. Eccles



/s/ Morgan J. Evans                President and Chief                June 16, 1994
- -------------------------------    Operating Officer, Director
Morgan J. Evans



/s/ Scott C. Ulbrich               Executive Vice President and       June 16, 1994
- -------------------------------    Chief Financial Officer
Scott C. Ulbrich                   (Principal Financial and
                                   Accounting Officer)




/s/ James C. Beardall              Director                           June 16, 1994
- -------------------------------
James C. Beardall


/s/ Rodney H. Brady                Director                           June 16, 1994
- -------------------------------
Rodney H. Brady


/s/ James E. Bruce                 Director                           June 16, 1994
- -------------------------------
James E. Bruce


/s/ Thomas D. Dee                  Director                           June 16, 1994
- -------------------------------
Thomas D. Dee II


/s/ Dr. David P. Gardner           Director                           June 16, 1994
- -------------------------------
Dr. David P. Gardner


/s/ Kendall D. Garff               Director                           June 16, 1994
- -------------------------------
Kendall D. Garff


/s/ U. Edwin Garrison              Director                           June 16, 1994
- -------------------------------
U. Edwin Garrison


/s/ David B. Haight                Director                           June 16, 1994
- -------------------------------
David B. Haight


/s/ Jay Dee Harris                 Director                           June 16, 1994
- -------------------------------
Jay Dee Harris


/s/ Robert T. Heiner               Director                           June 16, 1994
- -------------------------------
Robert T. Heiner


/s/ Howard W. Hunter               Director                           June 16, 1994
- -------------------------------
Howard W. Hunter


/s/ Karen H. Huntsman              Director                           June 16, 1994
- -------------------------------
Karen H. Huntsman


/s/ G. Frank Joklik                Director                           June 16, 1994
- -------------------------------
G. Frank Joklik


/s/ B.Z. Kastler                   Director                           June 16, 1994
- -------------------------------
B. Z. Kastler


/s/ Joseph G. Maloof               Director                           June 16, 1994
- -------------------------------
Joseph G. Maloof


/s/ Scott S. Parker                Director                           June 16, 1994
- -------------------------------
Scott S. Parker


/s/ Dr. Arthur K. Smith            Director                           June 16, 1994
- -------------------------------
Dr. Arthur K. Smith


/s/ James L. Sorenson              Director                           June 16, 1994
- -------------------------------
James L. Sorenson


/s/ Harold J. Steele               Director                           June 16, 1994
- -------------------------------
Harold J. Steele


                              EXHIBIT INDEX
                              -------------


EXHIBIT                                                                                   SEQUENTIAL
NUMBER         DESCRIPTION OF EXHIBIT                                                     PAGE NO.
- -------        ----------------------                                                     ----------
2              Agreement of Merger, dated as of March 30, 1994,
               by and among First Security Corporation, First
               Security Bank of Wyoming, and Star Valley State Bank.

3(1)           Certificate of Incorporation, as amended of FSC                              ***
               Exhibit 3(1) to FSC's Registration Statement on Form
               S-4, Registration Number 33-30045, as filed on
               July 24, 1989, hereby incorporated herein by reference).

3(2)           Bylaws of FSC, as amended (Exhibit 2 to FSC's Registration                   ***
               Statement on Form S-7, Registration No. 2-61892, as filed
               on June 16, 1978, and Exhibit 3(2) to FSC's Registration
               Statement on Form S-4, Registration No. 33-30045, as filed on July 24, 1989, hereby incorporated herein by reference).

4(1)           No instruments defining the Rights of holders of long-term                   ***
               debt of FSC and its subsidiaries have been included as
               exhibits because the total amount of indebtedness authorized under any such instrument does not exceed 10% of the total assets of FSC and its subsidiaries on a consolidated basis.
               FSC hereby agrees to furnish supplementally to the Commission, upon request, a copy of any omitted long-term debt instrument.

4(2)           Rights Agreement dated as of August 28, 1989, between First                  ***
               Security Corporation and First Security Bank of Utah, N.A.,
               which includes the form of Rights Certificate (together with the Form of Election of Exercise) as Exhibit A; the form of
               Certificate of Designation of the series of Junior Series B
               Preferred Stock, no par value per share, of FSC as Exhibit B;
               and the Summary of Rights as Exhibit C.  (Filed as Exhibit 4
               to FSC's Current Report on Form 8-K dated August 28, 1989, as filed with the Commission on September 1, 1989, [File No.
               1-6906] and hereby incorporated herein by this reference.)


4(3)           Amendment Agreement dated as of September 26, 1989, by and                   ***
               between First Security Corporation and First Security Bank of
               Utah, N.A., amending the Rights Agreement dated as of
               August 28, 1989, between the same parties.  (Filed as Exhibit 1 to Amendment No. 1 on Form 8, dated October 10, 1989, as filed with the Commission on October 16, 1989, amending FSC's Current
               Report on Form 8-K dated August 28, 1989, as filed with the
               Commission on September 1, 1989, [File No. 1-6906] and hereby incorporated herein by this reference.)

5              Opinion of Ray, Quinney & Nebeker as to the legality of the               Document 2
               shares being registered.

8              Opinion of Ray, Quinney & Nebeker re:  Tax Matters.                       Document 3

10(1)          First Security Comprehensive Management Incentive Plan (Exhibit              ***
               A to Prospectus in Registration Statement No. 33-21556 on Form
               S-8 filed April 29, 1988, hereby incorporated by reference).

10(2)          First Security Corporation Supplemental Executive Retirement Plan.           ***
               (Exhibit to FSC's Quarterly Report on Form 10-Q dated May 12, 1989, hereby incorporated by reference.  [File No. 1-6906])

10(3).         Employment Agreement between First Security Corporation and                  ***
               Spencer F. Eccles.  (Exhibit to FSC's Quarterly Report on Form
               10-Q for the quarter ended September 30, 1991, hereby incorporated by reference.  [File No. 1-6906])

10(4).         Employment Agreement between First Security Corporation and                  ***
               Morgan J. Evans, as amended.  (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference.  [File No. 1-6906])

10(5).         Employment Agreement between First Security Corporation and                  ***
               L. Scott Nelson.  (Exhibit to FSC's Quarterly Report on Form 10-Q
               for the quarter ended September 30, 1991, hereby incorporated by reference.  [File No. 1-6906])

10(6).         Employment Agreement between First Security Corporation and                  ***
               T. Eugene King.  (Exhibit to FSC's Quarterly Report on Form 10-Q
               for the quarter ended September 30, 1991, hereby incorporated by reference.  [File No. 1-6906])

10(7).         Employment Agreement between First Security Corporation and                  ***
               J. Patrick McMurray.  (Exhibit to FSC's Quarterly Report on
               Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference.  [File No. 1-6906])

10(8).         Employment Agreement between First Security Corporation and                  ***
               Scott C. Ulbrich.  (Exhibit to FSC's Quarterly Report on Form
               10-Q for the quarter ended September 30, 1992, hereby incorporated by reference.  [File No. 1-6906])

13(1).         FSC's Annual Report on Form 10-K for year ended December 31, 1993            ***
               (incorporated by reference) [File No. 1-6906].

13(2).         FSC's Quarterly Report on Form 10-Q for Quarter ended
               March 31, 1994 hereby incorporated by reference.  [File No. 1-6906].

22.            FSC's Subsidiaries (included in FSC's Annual Report on Form 10-K             ***
               for the year ended December 31, 1993 [File No. 1-6906], and incorporated by reference therefrom).

23(1).         Consent of Deloitte & Touche.                                             Document 4

23(2)          Consent of Ray, Quinney & Nebeker (filed as part of Exhibit 5                ***
               and Exhibit 8).

25             Power of Attorney (included in signature pages of original filing            ***
               of Registration Statement).

28             Form of Notice and Proxy Card for Star Valley State Bank Special          Document 5
               Meetings.


__________________

*** Incorporated by reference.
